     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 18, 1998

                                                      REGISTRATION NO. 333-49783
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)
                         ------------------------------

           DELAWARE                   7371                         13-3728359
 (State or Other Jurisdiction                                   (I.R.S. Employer
              of
                          (Primary Standard Industrial           Identification
Incorporation or Organization)                                      Number)
                          Classification Code Number)

                            ------------------------

                           1700 BROADWAY, 26TH FLOOR
                            NEW YORK, NEW YORK 10019
                                 (212) 887-2385

              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                         ------------------------------

                               WIJEYARAJ MAHADEVA
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
                           1700 BROADWAY, 26TH FLOOR
                            NEW YORK, NEW YORK 10019
                                 (212) 887-2385
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                         ------------------------------

                                WITH COPIES TO:

      JULIE M. ALLEN, ESQ.           JARED T. FINKELSTEIN, ESQ.           PETER B. TARR, ESQ.
O'SULLIVAN GRAEV & KARABELL, LLP       COGNIZANT CORPORATION               HALE AND DORR LLP
      30 ROCKEFELLER PLAZA                200 NYALA FARMS                   60 STATE STREET
    NEW YORK, NEW YORK 10112        WESTPORT, CONNECTICUT 06880       BOSTON, MASSACHUSETTS 02109
         (212) 408-2400                    (203) 222-4200                    (617) 526-6000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
-------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
-------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /
-------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 18, 1998


                                     [LOGO]

                                2,917,000 SHARES
                              CLASS A COMMON STOCK

    Of the 2,917,000 shares of Class A Common Stock offered hereby, 2,500,000 shares are being sold by Cognizant Technology Solutions Corporation ("CTS" or the "Company") and 417,000 shares are being sold by the Company's parent, Cognizant Corporation ("Cognizant" or the "Selling Stockholder"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by Cognizant.

    The Company has two classes of authorized Common Stock, Class A Common Stock, which is offered hereby, and Class B Common Stock, all of which is owned by Cognizant. Holders of Class A Common Stock generally have identical rights to holders of Class B Common Stock, except that holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to ten votes per share on all matters submitted to a vote of stockholders. See "Company Background," "Certain Transactions" and "Description of Capital Stock."

    Prior to this offering, Cognizant has owned substantially all of the capital stock of the Company. Upon completion of this offering, Cognizant will own all of the Company's outstanding Class B Common Stock, which will represent approximately 66.7% of the outstanding Common Stock of the Company, and approximately 95.3% of the combined voting power of the Company's outstanding Common Stock, and Cognizant will continue to control the Company. See "Company Background," "Certain Transactions" and "Principal and Selling Stockholders."

    Prior to this offering, there has been no public market for any capital stock of the Company. It is currently estimated that the initial public offering price of the Class A Common Stock will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied to have the Class A Common Stock approved for quotation on the Nasdaq National Market under the trading symbol "CTSH."
                            ------------------------

    THE CLASS A COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
         THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                 UNDERWRITING                           PROCEEDS TO
                                                PRICE TO         DISCOUNTS AND       PROCEEDS TO          SELLING
                                                 PUBLIC         COMMISSIONS (1)      COMPANY (2)      STOCKHOLDER (3)
Per Share.................................          $                  $                  $                  $
Total (3).................................          $                  $                  $                  $

(1) The Company and the Selling Stockholder have agreed to indemnify the Underwriters as stated herein (the "Underwriters") against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated at $845,000.

(3) The Selling Stockholder has granted to the Underwriters a 30-day option to purchase an aggregate of up to an additional 437,550 shares of Class A Common Stock on the same terms as set forth above, solely to cover over-allotments, if any. See "Underwriting." If this option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Selling Stockholder will be $       , $       and $       ,
    respectively.
                            ------------------------

    The Class A Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of BancAmerica Robertson Stephens, San Francisco,
California, on or about         , 1998.

BANCAMERICA ROBERTSON STEPHENS

                                COWEN & COMPANY

                                                    ADAMS, HARKNESS & HILL, INC.

                 The date of this Prospectus is         , 1998

[Inside cover art--Pyramid graphic design comprised of six boxes representing each of the Company's six services (application development, application maintenance support, Year 2000 compliance, Eurocurrency compliance, testing and quality assurance and re-hosting and re-engineering) above four boxes representing the elements of the Company's solution (people, methodology, infrastructure and technology) above four photographs representing such elements. Beneath the graphic design on the right is the Company's name, logo and the text, "You create the future. We'll develop it for you." Beneath the graphic design on the left is the text, "Cognizant Technology Solutions ("CTS") delivers high-quality, cost-effective, full life cycle solutions to complex software development and maintenance problems through the use of a seamless on-site and offshore project team. CTS's business model combines a technical and account management team located on-site at the customer location and six development centers in India. To support this business model, CTS has recruited and trained over 1,000 programmers in India and has put in place a well developed facilities, technology and communications infrastructure."]

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK, INCLUDING ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

    UNTIL             , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                            ------------------------

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Summary....................................................................................................           4
Risk Factors...............................................................................................           7
Company Background.........................................................................................          18
Use of Proceeds............................................................................................          19
Dividend Policy............................................................................................          19
Capitalization.............................................................................................          20
Dilution...................................................................................................          21
Selected Consolidated Financial Data.......................................................................          22
Management's Discussion and Analysis of Financial
  Condition and Results of Operations......................................................................          24
Business...................................................................................................          33
Management.................................................................................................          43
Certain Transactions.......................................................................................          51
Principal and Selling Stockholders.........................................................................          55
Description of Capital Stock...............................................................................          56
Shares Eligible for Future Sale............................................................................          58
Underwriting...............................................................................................          59
Legal Matters..............................................................................................          61
Experts....................................................................................................          61
Additional Information.....................................................................................          61
Index to Consolidated Financial Statements.................................................................         F-1

                            ------------------------

    The Company's principal executive offices are located at 1700 Broadway, New York, New York 10019 and its telephone number is (212) 887-2385. The Company intends to mail to all of its stockholders an annual report containing audited financial statements certified by an independent public accounting firm and make available quarterly reports containing unaudited interim financial information for each of the first three quarters of each fiscal year of the Company.

    Cognizant-TM-, the Cognizant logo, CTS-TM-, QVIEW-TM- and Century Transition Services 2000-TM- are trademarks owned or licensed by the Company. Trade names and trademarks of other companies appearing in this Prospectus are the property of their respective owners.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING INFORMATION SET FORTH IN "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE RESULTS DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS AND FROM THE RESULTS HISTORICALLY EXPERIENCED. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." REFERENCES IN THIS PROSPECTUS TO THE "COMMON STOCK" SHALL INCLUDE BOTH THE COMPANY'S CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "CLASS A COMMON STOCK"), AND THE COMPANY'S CLASS B COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "CLASS B COMMON STOCK"). SEE "DESCRIPTION OF CAPITAL STOCK."
                                  THE COMPANY

    Cognizant Technology Solutions Corporation ("CTS" or the "Company") delivers high-quality, cost-effective, full life cycle solutions to complex software development and maintenance problems through the use of a seamless on-site and offshore project team. These solutions include application development and maintenance services, Year 2000 and Eurocurrency compliance services, testing and quality assurance services and re-hosting and re-engineering services. CTS provides world-class service to its customers through an integrated business model that combines a technical and account management team located on-site at the customer location and six development centers located in India.

    Many companies today face increasing customer demands to improve service levels, lower costs and shorten time to market. At the same time, the pace of technology evolution has accelerated and companies are increasingly adopting emerging technologies in order to remain competitive. Although these emerging technologies offer the promise of faster, more functional and more flexible IT systems, their implementation presents major challenges and requires a large number of highly skilled individuals trained in many diverse technologies and architectures. Excess global demand for qualified IT professionals both to develop and implement new IT solutions and to maintain legacy systems has led some IT service providers to attempt to access the large talent pool in certain developing countries. However, although the use of offshore IT personnel can offer faster delivery of IT solutions, more flexible scheduling and lower costs, it also presents a number of challenges. The offshore implementation of software services requires highly developed project management skills to design, develop and deploy high-quality solutions in a timely and cost-effective manner. In addition, IT service providers must have the methodologies, processes and communications capabilities to successfully integrate offshore workforces with on-site personnel. Finally, service providers utilizing offshore workforces must continually recruit and manage their workforces to deliver solutions using emerging technologies.

    To facilitate the cost-effective, on-time delivery of high-quality software development and maintenance solutions integrating on-site and offshore teams, the Company has recruited and trained approximately 1,000 programmers in India and put in place a well developed facilities, technology and communications infrastructure. By basing its technical operations in India, the Company has access to a large pool of skilled, English-speaking IT professionals with which to service customers on a cost basis significantly lower than in developed countries. The Company has developed proprietary methodologies encapsulated in its QVIEW software engineering process to define and implement projects from the design, development and deployment stages through to ongoing application maintenance. The Company has also placed significant emphasis on recruiting and training its large workforce of highly-skilled professionals to ensure that they are versed in the Company's processes and methodologies. The Company's technical professionals have project experience and expertise across multiple architectures and technologies, including emerging technologies such as data warehousing, Internet/intranet applications and object-oriented development. The Company's extensive facilities, technology and communications infrastructure enables the seamless integration of its on-site and offshore workforces, allowing for rapid completion of projects, off-peak utilization of customers' technological resources and real-time access to project information.

    The Company's objective is to be a leading provider of full life cycle software development and maintenance solutions utilizing an on-site and offshore model by pursuing several key strategies. The Company seeks to develop long-term strategic relationships with customers and business partners and to leverage these relationships into additional project opportunities. The Company has a team dedicated to developing new service offerings in emerging technologies and also collaborates with its customers to develop such offerings. The Company is committed to improving and enhancing its proprietary QVIEW software engineering process and other methodologies and toolsets. As the Company expands its customer base, it plans to open additional sales and marketing offices worldwide to enable it to sell to and support existing and prospective customers. Finally, the Company believes that opportunities exist in the fragmented IT services market to expand its business through strategic acquisitions to enable it to expand its geographic presence, enter new technology areas or expand capacity.

    The Company markets and sells its services directly through its professional staff, senior management and direct sales personnel operating out of its New York City headquarters and its regional offices, as well as through independent sales agents. Historically, the Company has provided services principally to affiliated companies and has only recently begun to provide services to third-party customers. During the period from January 1, 1997 to March 31, 1998, the Company provided services to a total of 27 customers, including ACNielsen Corporation ("ACNielsen"), Aetna Life Insurance Company of Canada ("Aetna Canada"), CSC Consulting, Inc. ("CSC Consulting"), Cognizant, Douglas County, Nebraska, The Dun & Bradstreet Corporation, First Data Investor Services Group, Inc., GEAC Computer Corporation Limited ("GEAC"), Manugistics, Inc., Northwest Airlines, Inc., Pacific Exchange, Inc. (the "Pacific Exchange"), Pilot Software, Inc. ("Pilot Software") and SQM, Inc. ("SQM").

    The Company began its software development and maintenance services business in early 1994 as an in-house technology development center for The Dun & Bradstreet Corporation and its operating units. These operating units principally included A.C. Nielsen Company, Dun & Bradstreet Information Services, Dun & Bradstreet Software, Erisco, Inc. ("Erisco"), IMS International, Inc. ("IMS"), NCH Promotional Services, Inc., Nielsen Media Research, Inc. ("Nielsen Media Research"), The Reuben H. Donnelley Corporation ("RHDonnelley"), Pilot Software and Sales Technologies, Inc. ("Sales Technologies"), plus a majority interest in Gartner Group, Inc. ("Gartner Group"). In November 1996, the Company, ERISCO, IMS, Nielsen Media Research, Pilot Software, Sales Technologies and certain other entities, plus a majority interest in Gartner Group, were spun-off from The Dun & Bradstreet Corporation to form Cognizant, the parent of the Company. At that time, ACNielsen was separately spun-off from The Dun & Bradstreet Corporation and Dun & Bradstreet Software was sold to GEAC. In 1997, Cognizant sold Pilot Software to a third party. Also in 1997, the Company purchased the 24.0% minority interest in its Indian subsidiary from a third party resulting in such subsidiary becoming a wholly owned subsidiary of the Company. During 1996, the Company made a strategic decision to attract customers that were not affiliated with Cognizant or any of the former affiliates of The Dun & Bradstreet Corporation, and the Company has pursued this strategy along with continuing to service its existing customers.
                                  THE OFFERING

Class A Common Stock Offered by the Company..........  2,500,000 shares
Class A Common Stock Offered by Cognizant............  417,000 shares
Common Stock to be Outstanding after the Offering(1):
  Class A Common Stock...............................  3,030,750 shares
  Class B Common Stock...............................  6,083,000 shares
      Total..........................................  9,113,750 shares
Use of Proceeds......................................  To repay intercompany balance owed to Cognizant, for capital
                                                       expenditures and for working capital
                                                       and other general corporate
                                                       purposes. See "Use of Proceeds."
Proposed Nasdaq National Market Symbol...............  CTSH

------------------------
(1) Excludes as of the date of this Prospectus (i) 507,000 shares of Class A Common Stock issuable upon the exercise of outstanding stock options granted under the Amended and Restated Cognizant Technology Solutions Key Employees' Stock Option Plan (the "Employee Option Plan") at a weighted average exercise price of $3.85 per share, (ii) 112,200 shares of Class A Common Stock issuable upon exercise of options granted under the Employee Option Plan effective upon the consummation of this offering to certain employees at an exercise price equal to the initial public offering price, (iii) 49,500 shares of Class A Common Stock issuable upon the exercise of outstanding stock options granted under the Amended and Restated Cognizant Technology Solutions Non-Employee Directors' Stock Option Plan (the "Directors' Option Plan") at a weighted average exercise price of $11.23 per share (assuming an exercise price of $12.00 for options which become effective at the time of this offering), (iv) 79,550 and 22,000 shares of Class A Common Stock reserved for future issuance pursuant to the Employee Option Plan and the Directors' Option Plan, respectively, and (v) 48,750 shares of Class A Common Stock issuable upon the exercise of outstanding options granted to Wijeyaraj Mahadeva, the Company's Chairman and Chief Executive Officer, at an exercise price of $6.92 per share. See "Capitalization," "Management--Stock Option Plans" and "Principal and Selling Stockholders."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

                                                                                                                     THREE
                                                                                                                    MONTHS
                                                                                                                     ENDED
                                                                                YEAR ENDED DECEMBER 31,            MARCH 31,
                                                                       ------------------------------------------  ---------
                                                                         1994       1995       1996       1997       1997
                                                                       ---------  ---------  ---------  ---------  ---------
CONSOLIDATED STATEMENT OF OPERATIONS DATA: (1)
Total revenues.......................................................  $   1,687  $   7,175  $  12,032  $  24,744  $   4,256
Gross profit.........................................................      1,153      3,608      6,012     10,385      1,849
Income (loss) from operations........................................       (263)     1,019      1,466      2,129        165
Income (loss) before provision for income taxes......................       (278)     1,070      1,475      2,154        166
Minority interest (2)................................................        (22)      (362)      (492)      (545)      (104)
Net income (loss)....................................................  $    (195) $     461  $     642  $   1,028  $      44
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                       ---------  ---------  ---------  ---------  ---------
Net income (loss) per share, basic...................................  $   (0.03) $    0.07  $    0.10  $    0.16  $    0.01
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                       ---------  ---------  ---------  ---------  ---------
Net income (loss) per share, diluted (3).............................  $   (0.03) $    0.07  $    0.10  $    0.16  $    0.01
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                       ---------  ---------  ---------  ---------  ---------
Weighted average number of common shares outstanding.................      6,500      6,500      6,500      6,547      6,500
Weighted average number of common shares and stock options
  outstanding........................................................      6,500      6,500      6,500      6,605      6,500


                                                                         1998
                                                                       ---------
CONSOLIDATED STATEMENT OF OPERATIONS DATA: (1)
Total revenues.......................................................  $  10,238
Gross profit.........................................................      4,309
Income (loss) from operations........................................      1,124
Income (loss) before provision for income taxes......................      1,138
Minority interest (2)................................................         --
Net income (loss)....................................................  $     712
                                                                       ---------
                                                                       ---------
Net income (loss) per share, basic...................................  $    0.11
                                                                       ---------
                                                                       ---------
Net income (loss) per share, diluted (3).............................  $    0.10
                                                                       ---------
                                                                       ---------
Weighted average number of common shares outstanding.................      6,614
Weighted average number of common shares and stock options
  outstanding........................................................      6,818

                                                                                     AT MARCH 31, 1998
                                                                        -------------------------------------------
                                                                                                       PRO FORMA
                                                                          ACTUAL     PRO FORMA(4)   AS ADJUSTED(5)
                                                                        -----------  -------------  ---------------
CONSOLIDATED STATEMENT OF FINANCIAL POSITION DATA:
Cash and cash equivalents.............................................   $   2,197     $   2,197       $  22,778
Working capital.......................................................       6,922         6,922          27,503
Total assets..........................................................      19,452        19,452          40,033
Due to related party..................................................       6,474         6,474              --
Total stockholders' equity............................................       4,196         4,634          31,689

------------------------------

(1) The Company is a Delaware corporation originally organized in 1988. The Company's software development and maintenance services business began operations in 1994. Since its organization, the Company held stock in various companies engaged in unrelated businesses. As part of the reorganization of The Dun & Bradstreet Corporation, these unrelated businesses have been spun-off from the Company. All information contained in this Prospectus excludes the unrelated businesses and the results of the unrelated businesses have been excluded from the Consolidated Financial Statements and other financial information contained herein. See Note 1 of Notes to Consolidated Financial Statements.

(2) Minority interest was attributed to the 24.0% ownership of the Company's Indian subsidiary by a third party. In October 1997, the Company purchased this 24.0% interest for $3.4 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) Diluted net income (loss) per share was calculated in a manner consistent with basic net income (loss) per share and includes potentially dilutive options to purchase 57,130 shares of Class A Common Stock for the year ended December 31, 1997 and potentially dilutive options to purchase 204,646 shares of Class A Common Stock for the three months ended March 31, 1998.

(4) Gives effect to the termination upon the consummation of this offering of the put rights associated with the outstanding mandatorily redeemable common stock.

(5) Adjusted to give effect to the sale of 2,500,000 shares of Class A Common Stock offered by the Company hereby, assuming an initial public offering price of $12.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."
                         ------------------------------

    EXCEPT AS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS
(I) GIVES EFFECT TO THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION PRIOR TO THE DATE OF THIS PROSPECTUS, PURSUANT TO WHICH EACH OUTSTANDING SHARE OF COMMON STOCK OF THE COMPANY WAS REDESIGNATED, CHANGED AND CONVERTED INTO 0.65 OF A SHARE OF CLASS A COMMON STOCK, AND THE EXCHANGE BY COGNIZANT OF ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK OF THE COMPANY HELD BY COGNIZANT (OTHER THAN THOSE OFFERED HEREBY) FOR AN EQUAL NUMBER OF SHARES OF CLASS B COMMON STOCK (THE "RECAPITALIZATION") AND (II) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS PROSPECTUS TO "CTS" OR THE "COMPANY" REFER TO COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION AND ITS CONSOLIDATED SUBSIDIARIES.

                                  RISK FACTORS

    This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements and from the results historically experienced as a result of certain factors, including those in the following risk factors and elsewhere in this Prospectus. In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Class A Common Stock offered hereby.

RISK OF SIGNIFICANT FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

    The Company historically has experienced significant quarterly fluctuations in revenues and results of operations and expects these fluctuations to continue. Among the factors causing these variations have been the number, timing, scope and contractual terms of software development and maintenance projects in which the Company is engaged, delays incurred in the performance of such projects, the accuracy of estimates of resources and time required to complete ongoing projects and general economic conditions. In addition, the Company's future revenues and operating results may fluctuate as a result of changes in pricing in response to customer demand and competitive pressures, the mix of on-site and offshore staffing and the ratio of fixed-price contracts versus time-and-materials contracts, the timing of collection of accounts receivable and the breakdown of revenues by distribution channel. A high percentage of the Company's operating expenses, particularly personnel and rent, are relatively fixed in advance of any particular quarter. As a result, unanticipated variations in the number and timing of the Company's projects or in employee utilization rates may cause significant variations in operating results in any particular quarter, and could result in losses to the Company. Any significant shortfall of revenues in relation to the Company's expectations, any material reduction in utilization rates for the Company's professional staff or variance in the on-site, offshore staffing mix, an unanticipated termination of a major project, a customer's decision not to pursue a new project or proceed to succeeding stages of a current project or the completion during a quarter of several major customer projects could require the Company to pay underutilized employees and could therefore have a material adverse effect on the Company's business, results of operations and financial condition.

    The Company's quarterly operating results are also subject to certain seasonal fluctuations. The Company has in the past recruited new professional staff in the first and second quarters and such employees have not conducted billable services until later in the year. The Company's third quarter includes the months of July and August, when billable services activity by professional staff, as well as engagement decisions by customers, may be reduced due to summer vacation schedules. Demand for the Company's services may be lower in the fourth quarter due to reduced activity during the holiday season and fewer working days for those customers that curtail operations during such period. These and other seasonal factors may contribute to fluctuations in the Company's operating results from quarter to quarter.

    Due to the foregoing factors, it is possible that in some future periods the Company's revenues and operating results may be significantly below the expectations of public market analysts and investors. In such an event, the price of the Company's Class A Common Stock would likely be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

EXTREMELY COMPETITIVE MARKET FOR TECHNICAL PERSONNEL

    The future success of the Company will depend to a significant extent on its ability to attract, train and retain highly skilled software development professionals, particularly project managers, software engineers and other senior technical personnel. There is a worldwide shortage of, and significant competition for, software development professionals with the advanced technical skills necessary to perform the services offered by the Company. The Company has subcontracted, to a limited extent in the past, and may do so in the future, with other service providers in order to meet its obligations to its customers. The Company's ability to maintain and renew existing engagements and obtain new business will depend, in large part, on its ability to attract, train and retain technical personnel with the skills that keep pace with continuing changes in information technology, evolving industry standards and changing customer preferences. Further, the Company must train and manage its growing employee base, requiring an increase in the level of responsibility for both existing and new management personnel. There can be no assurance that the management skills and systems currently in place will be adequate or that the Company will be able to assimilate new employees successfully. The Company's failure to attract, train and retain current or future employees could have a material adverse effect on the Company's business, results of operations and financial condition. See "--United States Immigration Issues," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Employees."

EXPOSURE TO REGULATORY, ECONOMIC AND POLITICAL CONDITIONS IN INDIA

    The Company intends to continue to develop and expand its offshore facilities in India where, as of March 31, 1998, approximately 74% of the Company's technical professionals were located. While wage costs are lower in India than in the United States and other developed countries for comparably skilled professionals, wages in India are increasing at a faster rate than in the United States, which could result in the Company incurring increased costs for technical professionals and reduced margins. In addition, there is intense competition in India for skilled technical professionals, and the Company expects such competition to increase. In the past, India has experienced significant inflation, low growth in gross domestic product and shortages of foreign exchange. India also has experienced civil unrest and terrorism and, in the past, has been involved in conflicts with neighboring countries.

    In early 1998, a new government was elected in India. In May 1998, India conducted several underground tests of nuclear weapons. As a result of such tests and the Indian government's unwillingness to agree not to test or detonate nuclear weapons, the United States announced that it would impose economic sanctions against India pursuant to the Nuclear Proliferation Prevention Act of 1994. Such sanctions will result in the termination of most aid to India, will bar U.S. banks from making loans to the Indian government, will restrict exports of computers and other equipment to India and will require the United States to oppose loans to India by the World Bank or the International Monetary Fund. Other nations, including Japan, Germany, Sweden and Denmark, have similarly announced economic sanctions against India. The actual extent of the sanctions, and the future impact of such sanctions, cannot be ascertained at this time. However, such sanctions may have a material adverse effect on the Company's business, results of operations and financial condition. If the sanctions imposed by the United States involve the revocation of the work-permitted visas of Indian nationals working for the Company in the United States, if the United States were to prohibit the conduct of all business by U.S. companies in India or if restrictions on transferring computer software code to or from India were imposed, the Company's business, results of operations and financial condition would be materially adversely affected. The uncertainty surrounding the current events in India and the extent of the sanctions could also have an adverse effect on the Company's ability to attract and retain customers. Any adverse reaction in India to the sanctions could also have an adverse affect on the Company's ability to attract and retain qualified IT professionals in India. As a result of the U.S. sanctions, there have been organized protests against U.S. corporations doing business in India. Any acts of violence or vandalism involving any of the Company's six development centers in India, its telecommunications infrastructure or its employees would have a material adverse effect on the Company's business, results of operations and financial condition.

    India has been engaged in armed conflicts with China and Pakistan in the past, and there can be no assurance that future conflicts will not arise. If India were to become engaged in armed hostilities, particularly if these hostilities were protracted or involved the threat or use of nuclear weapons, there can be no assurance that the Company would be able to continue to operate as a going concern.

    No assurance can be given that the Company will not be adversely affected by changes in inflation, interest rates, taxation, social stability or other political, economic or diplomatic developments in or affecting India in the future.

    In addition, the Indian government has exercised and continues to exercise significant influence over many aspects of the Indian economy, and Indian government actions concerning the economy could have a material adverse effect on private sector entities, including the Company. During the past five years, India's government has provided significant tax incentives and relaxed certain regulatory restrictions in order to encourage foreign investment in specified sectors of the economy, including the software development industry. Certain of those programs which have benefited the Company include, among others, tax holidays, liberalized import and export duties and preferential rules on foreign investment and repatriation. Notwithstanding these benefits, however, India's central and state governments remain significantly involved in the Indian economy as regulators. The elimination of any of the benefits realized by the Company from its Indian operations could have a material adverse effect on the Company's business, results of operations and financial condition. See "--Extremely Competitive Market for Technical Personnel" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CONTROL BY PRINCIPAL STOCKHOLDER; BENEFITS OF OFFERING TO COGNIZANT

    Upon completion of this offering, Cognizant will own all of the Company's outstanding Class B Common Stock, which will represent approximately 66.7% of the outstanding Common Stock of the Company (approximately 61.9% if the Underwriters' over-allotment option is exercised in full), and approximately 95.3% of the combined voting power of the Company's outstanding Common Stock (approximately 94.2% if the Underwriters' over-allotment option is exercised in full). As a result, Cognizant will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and, under the Delaware General Corporation Law (the "DGCL"), Cognizant may exercise such voting control by written consent without convening a meeting of the Company's stockholders. Accordingly, subject to certain restrictions contained in an agreement between the Company and Cognizant, effective upon the consummation of this offering (the "Intercompany Agreement"), Cognizant will be able to effect a sale or merger of the Company without prior notice to, or the consent of, holders of Class A Common Stock. In addition, pursuant to the Intercompany Agreement, certain actions by the Company will require the approval of Cognizant, such as: (i) any acquisition or disposition with a value in excess of the greater of $10.0 million and six percent of the Company's market capitalization; (ii) any issuance of equity securities, other than pursuant to existing option plans and options; and (iii) the incurrence of any indebtedness in excess of $10.0 million. The voting control of Cognizant will have the effect of preventing a change in control of the Company that is not approved by Cognizant. See "Company Background," "Certain Transactions," "Principal and Selling Stockholders" and "Description of Capital Stock."

    Beneficial ownership of at least 80% of the total voting power and value of the outstanding Common Stock is required in order for Cognizant to continue to include the Company in its consolidated group for federal income tax purposes, and ownership of at least 80% of the total voting power is required in order for Cognizant to be able to effect a tax-free spin-off of its interest in the Company to its stockholders under the Internal Revenue Code of 1986, as amended (the "Code"). Upon completion of this offering, the Company will cease to be included in Cognizant's consolidated group for federal income tax purposes, but Cognizant will continue to own more than 80% of the total voting power of the Company. See "Description of Capital Stock."

    Cognizant will benefit from this offering in several ways. First, a portion of the net proceeds to the Company from this offering will be used to repay the intercompany balance owed to Cognizant, which was approximately $6.5 million as of March 31, 1998. This amount is subject to change based on the Company's operations between March 31, 1998 and the consummation of this offering. In addition, Cognizant will receive an estimated $4.7 million of net proceeds ($9.5 million if the Underwriters' over-allotment option is exercised in full) from the sale of the shares of Class A Common Stock offered by Cognizant hereby. Cognizant's cost for the shares of Class A Common Stock offered by Cognizant hereby was $0.1 million ($0.1 million for the shares subject to the Underwriters' over-allotment option). Finally, this offering will result in the creation of a public market for the Class A Common Stock. Upon consummation of this offering, the unrealized appreciation in the value of the Class B Common Stock retained by Cognizant will be $71.5 million, assuming a value of $73.0 million for such shares (based on an initial public offering price of $12.00 per share) and after deducting the cost of such shares ($1.5 million). See "Use of Proceeds."

POTENTIAL CONFLICTS OF INTEREST

    The Company has entered into Master Service Agreements with certain of Cognizant's other operating subsidiaries for the provision of software development and maintenance services (the "Master Services Agreements"). In the years ended December 31, 1996 and 1997 and the three months ended March 31, 1998, the Company had revenues of $4.4 million, $10.3 million and $3.7 million, respectively, from Cognizant and its current affiliates. In addition, pursuant to the Intercompany Services Agreement (the "Intercompany Services Agreement"), effective upon the consummation of this offering, Cognizant will continue to provide certain administrative services to the Company, including payroll and payables processing and tax compliance and the Company and its employees will continue to be covered by Cognizant's insurance policies and certain Cognizant employee benefit plans. While the Company believes that the terms of such agreements in the aggregate are reasonable, conflicts of interest may arise under such agreements. Furthermore, subject to the terms of the Intercompany Agreement, Cognizant, in its capacity as a controlling stockholder, may at times vote its shares (or act by written consent without prior notice to the holders of Class A Common Stock), in a manner inconsistent with the desires of the minority stockholders of the Company and may approve a sale of its Class B Common Stock or of the Company to a third party without the consent of the minority stockholders. See "--Control By Principal Stockholder; Benefits of Offering to Cognizant," "Company Background" and "Certain Transactions."

CUSTOMER CONCENTRATION

    Approximately 88.8%, 73.7% and 70.2% of the Company's revenues in 1996, 1997 and the three months ended March 31, 1998, respectively, were generated from current and former affiliates of the Company, including approximately 36.4%, 41.8% and 36.2% of the Company's revenues in 1996, 1997 and the three months ended March 31, 1998, respectively, from Cognizant and its current subsidiaries. In addition, the Company has derived and believes that it will continue to derive a significant portion of its revenues from a limited number of large third-party customers. During 1996, 1997 and the three months ended March 31, 1998, the Company's five largest customers (other than Cognizant and its current subsidiaries) accounted for 60.0%, 36.6% and 45.6% of revenues, respectively. In 1996, Dun & Bradstreet Software (which was subsequently acquired by GEAC), ACNielsen and The Dun & Bradstreet Corporation and its subsidiaries, all of which were affiliates of the Company prior to November 1996, accounted for approximately 17.9%, 14.6% and 13.3%, respectively, of the Company's revenues. In 1997, ACNielsen accounted for 13.9% of the Company's revenues. For the three months ended March 31, 1998, ACNielsen and GEAC accounted for 14.5% and 12.1% of the Company's revenues, respectively. The volume of work performed for Cognizant and its subsidiaries and other customers is likely to vary from year to year, and a major customer, whether affiliated or unaffiliated, in one year may not provide the same level of revenues in any subsequent year. The loss of any large customer could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Customers and Representative Projects."

LIMITED OPERATING HISTORY WITH UNAFFILIATED CUSTOMERS; LIMITED THIRD-PARTY
  REVENUES TO DATE

    The Company began its software development and maintenance services business in early 1994 as an in-house technology development center for The Dun & Bradstreet Corporation and its operating units. In 1996, the Company, Erisco, IMS, Nielsen Media Research, Pilot Software, Sales Technologies and certain other entities, plus a majority interest in Gartner Group, were spun-off from The Dun & Bradstreet Corporation to form Cognizant, the parent of the Company. During 1996, the Company made a strategic decision to attract customers that were not affiliated with Cognizant or any of the former affiliates of The Dun & Bradstreet Corporation. Approximately 36.4%, 41.8% and 36.2% of the Company's revenues in 1996, 1997 and the three months ended March 31, 1998, respectively, were generated from Cognizant and its current affiliates and an additional 52.4%, 31.9% and 34.0%of the Company's revenues in 1996, 1997 and the three months ended March 31, 1998, respectively, were generated from companies previously affiliated with The Dun & Bradstreet Corporation. Therefore, while the Company has been engaged in providing software development and maintenance solutions since 1994, it has only serviced third-party customers for a limited time period and has generated only limited revenues from such engagements. There can be no assurance that the Company will continue to secure business from third parties or, if it does, that it will be successful in retaining such customers. See "Company Background" and "Business-- Customers and Representative Projects."

DEPENDENCE ON THE YEAR 2000 MARKET

    A significant portion of the Company's past and current engagements have been for Year 2000 compliance services and the Company expects to derive a higher percentage of its revenues from these services for at least the next two years. The Company realized 26.4%, 44.4% and 46.9% of its revenues from Year 2000 compliance services in 1996, 1997 and the three months ended March 31, 1998, respectively. An unexpected decline in the demand for the Company's Year 2000 compliance services would have a material adverse effect on the Company's business, results of operations and financial condition.

    Although the Company believes that the market for products and professional services relating to the Year 2000 problem will grow as the year 2000 approaches, there can be no assurance that this market will develop to the extent anticipated by the Company. Significant expenses for sales and marketing may be required to educate potential customers about the Year 2000 problem and the need for products and professional services addressing the problem. There can be no assurance that prospective customers will understand or acknowledge the problem. In addition, affected organizations may not be willing or able to allocate the resources, financial or otherwise, to address the problem in a timely manner. Many organizations may attempt to resolve the problem internally rather than by contracting with outside firms such as the Company. Other organizations may elect to replace their existing systems with new Year 2000-compliant hardware and software, rather than incur substantial costs in making their existing systems Year 2000-compliant. In addition, there can be no assurance that one or more competitors will not develop a fully automated solution to the Year 2000 problem. Due to these and other factors, development of the market for the Company's Year 2000 services is uncertain and unpredictable. Additionally, the Company believes that demand for Year 2000 compliance services will diminish after the Year 2000, as many solutions are implemented and tested.

    A core element of the Company's strategy is to use the business relationships and the knowledge of its customers' computer systems obtained in providing Year 2000 services to generate additional projects for these customers. There can be no assurance, however, that the Company will be successful in generating demand for other services from its Year 2000 customers. In addition, utilization of significant resources during the next few years to solve its customers' Year 2000 problems could have a material adverse effect on the Company's ability to continue to successfully develop and deliver other services. The failure of the Company to successfully develop and market competitive software development and maintenance services other than Year 2000 solutions would have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Strategy" and "--Services."

INTENSE COMPETITION

    The IT services market includes a large number of participants, is subject to rapid change and is highly competitive. This market includes participants from a variety of market segments, including systems integration firms, contract programming companies, application software companies, the professional services groups of computer equipment companies, facilities management and outsourcing companies and "Big Six" accounting firms, as well as smaller local competitors in the various geographic markets in which the Company operates. The Company competes with, among others, Alydaar Corp., Cambridge Technology Partners, Inc., Cap Gemini America, Inc., Complete Business Solutions, Inc., Computer Horizons Corp., Computer Task Group, CSC Consulting, Information Management Resources, Inc., Infosys, Inc., IBM Global Services, Keane, Inc., Mastech Corporation, Satyam Computer Services Limited, SHL Systemhouse (a division of MCI Communications Corporation), Syntel, Inc., Tata Consultancy Services and Whittman-Hart, Inc. In certain markets in which the Company competes, such as the Year 2000 compliance market, there are no significant barriers to entry. Current and potential competitors may introduce new and more competitive services, make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing their ability to address the needs of customers. Many of the Company's competitors have significantly greater financial, technical and marketing resources and greater name recognition than the Company. In order to be successful in the future, the Company must continue to respond promptly and effectively to technological change and competitors' innovations. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and its failure to do so would have a material adverse effect upon the Company's business, results of operations and financial condition. See "Business--Competition."

RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW SERVICES

    The IT services market is characterized by rapid technological change, evolving industry standards, changing customer preferences and new product and service introductions. The Company's future success will depend on its ability to develop solutions that keep pace with changes in the IT services market. There can be no assurance that the Company will be successful in developing new services addressing evolving technologies on a timely or cost-effective basis or, if these services are developed, that the Company will be successful in the marketplace. In addition, there can be no assurance that products, services or technologies developed by others will not render the Company's services non-competitive or obsolete. The Company's failure to address these developments could have a material adverse effect on the Company's business, results of operations and financial condition.

    The Company's ability to remain competitive will also depend on its ability to design and implement, in a timely and cost-effective manner, solutions for customers moving from the mainframe environment to client/server or other advanced architectures. The failure of the Company to design and implement such solutions in a timely and cost-effective manner could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Industry Background."

UNITED STATES IMMIGRATION ISSUES

    The Company's future success will depend on its ability to attract and retain employees with technical and project management skills from developing countries, especially India. As of March 31, 1998, approximately 245, or 93% of the Company's employees in the United States, were working in the H-1B, nonimmigrant work-permitted visa classification. The H-1B visa classification enables U.S. employers to hire qualified foreign workers in positions which require an education at least equal to a U.S. Baccalaureate Degree in specialty occupations such as software systems engineering and systems analysis. The H-1B visa usually permits an individual to work and live in the United States for a period of up to six years.

There is a limit on the number of new H-1B petitions that the U.S. Immigration and Naturalization Service ("INS") may approve in any federal fiscal year, and in years in which this limit is reached, the Company may be unable to obtain H-1B visas necessary to bring foreign employees to the United States. In the federal fiscal year ended September 30, 1997, this limit was reached for the first time in August 1997, and in the current federal fiscal year, this limit was reached in May 1998. The inability of the Company to bring qualified technical personnel into the United States to staff on-site customer locations would have a material adverse effect on the Company's business, results of operations and financial condition. The Company also processes immigrant visas for lawful permanent residency (evidenced by a card commonly referred to as the "Green Card") for employees to fill positions for which there are no able, willing and qualified U.S. workers available to fill the positions. Compliance with existing U.S. immigration laws, or changes in such laws making it more difficult to hire foreign nationals or limiting the ability of the Company to retain H-1B employees in the United States, could require the Company to incur additional unexpected labor costs and expenses. A finding by the U.S. Department of Labor of the Company's willful or substantial failure to comply with existing regulations on the H-1B classification may result in a bar on future work-authorized nonimmigrant or immigrant petitions by the Company. Any such restrictions or limitations on the Company's hiring practices could have a material adverse effect on the Company's business, results of operations and financial condition. See "--Exposure to Regulatory, Economic and Political Conditions in India" and "Business--Employees."

RISKS ASSOCIATED WITH RAPID GROWTH

    Since the Company began providing software development and maintenance services in early 1994, the Company's software development professional and support staff has increased from approximately 25 to approximately 1,170 as of March 31, 1998. The Company's anticipated growth will continue to place significant demands on its management and other resources. In particular, the Company will have to continue to increase the number of its personnel, particularly skilled technical, marketing and management personnel, and continue to develop and improve its operational, financial, communications and other internal systems, both in the United States and India. The Company's inability to manage its anticipated growth effectively could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH FIXED-PRICE PROJECTS

    The Company expects that an increasing number of its future projects will be fixed-price rather than time-and-materials (which has historically been the basis for its contracts). The Company bears the risk of cost over-runs and inflation in connection with fixed-price projects. The Company's failure to estimate accurately the resources and time required for a fixed-price project, or its failure to complete its contractual obligations within the time frame committed, could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL LIABILITY TO CUSTOMERS

    Many of the Company's engagements involve projects that are critical to the operations of its customers' businesses and provide benefits that are difficult to quantify. Any failure in a customer's computer system could result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. Although the Company attempts to contractually limit its liability for damages arising from negligent acts, errors, mistakes or omissions in rendering its software development and maintenance services, there can be no assurance that the limitations of liability set forth in its contracts will be enforceable in all instances or will otherwise protect the Company from liability for damages. Although the Company has general liability insurance coverage, including coverage for errors or omissions, there can be no assurance that such coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The Company's insurance policies generally have deductibles of $500,000, but in the case of certain coverage for errors and omissions, the deductible is $1.5 million. The successful assertion of one or more large claims against the Company that exceed available insurance coverage or changes in the Company's insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, would have a material adverse effect on the Company's business, results of operations and financial condition.

LIMITED PROTECTION OF INTELLECTUAL PROPERTY RIGHTS

    The Company's future success will depend on its ability to protect its intellectual property rights. The Company presently holds no patents or registered copyrights, and relies upon a combination of copyright and trade secret laws, non-disclosure and other contractual arrangements and various security measures to protect its intellectual property rights. India is a member of the Berne Convention, and has agreed to recognize protections on copyrights conferred under the laws of foreign countries, including the laws of the United States. The Company believes that laws, rules, regulations and treaties in effect in the United States and India are adequate to protect it from misappropriation or unauthorized use of its copyrights. However, there can be no assurance that such laws will not change and, in particular, that the laws of India will not change in ways that may prevent or restrict the transfer of software components, libraries and toolsets from India to the United States. There can be no assurance that the steps taken by the Company to protect its intellectual property rights will be adequate to deter misappropriation of any of its intellectual property, or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its rights.

    A competitor of the Company recently announced the filing with the U.S. Patent and Trademark Office of three patent applications relating to Year 2000 processes. The Company does not know the proprietary features of the processes covered by such patent applications since patent applications are not publicly available until the patents are issued. The Company has no prior relationship with this competitor. Although the Company believes that its intellectual property rights do not infringe on the intellectual property rights of such competitor or others, there can be no assurance that such claims will not be asserted against the Company in the future, that assertion of such claims will not result in litigation or that the Company would prevail in such litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms, if at all. The Company expects that the risk of infringement claims against the Company will increase if more of the Company's competitors are able to successfully obtain patents for software products and processes. Any such claims, regardless of their outcome, could result in substantial cost to the Company and divert management's attention from the Company's operations. Any infringement claim or litigation against the Company could, therefore, have a material adverse effect on the Company's business, results of operations and financial condition.

    Pursuant to the License Agreement between Cognizant and the Company (the "License Agreement"), effective upon the consummation of this offering, Cognizant has granted to the Company a non-exclusive, non-transferable, revocable license to use the "Cognizant" name and certain related trade and service marks. The License Agreement provides that, subject to Cognizant's right to revoke such license under certain circumstances, such license will remain in effect for at least ten years following this offering. The revocation of such license could have a material adverse effect on the Company's business, results of operations and financial condition. However, Cognizant has agreed to transfer all of its rights to the "Cognizant" name and related trade and service marks to the Company upon the consummation of the previously announced reorganization of Cognizant which, subject to certain conditions, is expected to be consummated by mid-1998. See "Company Background," "Business--Intellectual Property" and "Certain Transactions--Agreements with Cognizant."

RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS

    Revenues from customers outside of North America represented 19.9%, 14.3% and 16.6% of the Company's revenues for 1996, 1997 and the three months ended March 31, 1998, respectively. The Company anticipates that revenues from customers outside of North America will continue to account for a material portion of its revenues in the foreseeable future and may increase as the Company expands its international presence, particularly in Europe. In addition, a substantial majority of the Company's employees and all of its software development centers are located in India. As a result, the Company may be subject to certain risks associated with international operations, including risks associated with foreign currency exchange rate fluctuations and risks associated with the application and imposition of protective legislation and regulations relating to import or export or otherwise resulting from foreign policy or the variability of foreign economic conditions. To date, the Company has not engaged in any hedging transactions to mitigate its risks relating to exchange rate fluctuations. Additional risks associated with international operations include difficulties in enforcing intellectual property rights, the burdens of complying with a wide variety of foreign laws, potentially adverse tax consequences, tariffs, quotas and other barriers and potential difficulties in collecting accounts receivable. There can be no assurance that these and other factors will not have a material adverse effect on the Company's business, results of operations and financial condition. See "--United States Immigration Issues," "--Exposure to Regulatory, Economic and Political Conditions in India" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH POSSIBLE ACQUISITIONS

    The Company believes that opportunities exist to expand its geographic presence, enter new technology areas or expand capacity through strategic acquisitions. As of the date of this Prospectus, the Company has no agreements, commitments or understandings to effect any acquisition and is not engaged in any negotiations with respect to any acquisition. There can be no assurance that the Company will identify suitable acquisition candidates available for sale at reasonable prices, consummate any acquisition or successfully integrate any acquired business into the Company's operations. Further, acquisitions involve a number of special risks, including diversion of management's attention, failure to retain key personnel, unanticipated events or circumstances, legal liabilities, amortization of acquired intangible assets and potential exposure to the Year 2000 problem, some or all of which could have a material adverse effect on the Company's business, results of operations and financial condition. The Company may finance any future acquisitions with a portion of the proceeds from this offering as well as with debt financing, the issuance of equity securities or a combination of the foregoing. There can be no assurance that the Company will be able to arrange adequate financing on acceptable terms. In addition, acquisitions financed with the issuance of the Company's equity securities could be dilutive. Under current accounting principles relating to purchase accounting, for so long as the Company is controlled by Cognizant and for a period of two years thereafter and until the Company is autonomous, any business combination involving the Company must be accounted for as a purchase, and not as a pooling of interests. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Risks Associated with the Year 2000" and "Business--Strategy."

DEPENDENCE ON KEY PERSONNEL

    The Company's future performance depends to a significant degree upon the continued service of the key members of its management team, as well as marketing, sales and technical personnel, and its ability to attract and retain new management and other personnel. The Company does not maintain key man life insurance on any of its executive officers or significant employees. Although the Company has entered into noncompetition agreements with its executive officers, there can be no assurance that such agreements are enforceable and such agreements do not ensure the continued service of such executive officers. Competition for such personnel is intense, and there can be no assurance that the Company will be able to retain its key employees or that it will be successful in attracting and retaining new personnel in the future. The loss of any one or more of the Company's key personnel or the failure to attract and retain key personnel could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management."

SHARES ELIGIBLE FOR FUTURE SALE

    Upon consummation of this offering, the Company will have outstanding 3,030,750 shares of Class A Common Stock and 6,083,000 shares of Class B Common Stock. Of these shares, the 2,917,000 shares of Class A Common Stock offered hereby will be freely tradable without restriction in the public market, unless purchased by affiliates of the Company.

    Cognizant and the executive officers and directors of the Company, who will own an aggregate of 113,750 shares of Class A Common Stock and 6,083,000 shares of Class B Common Stock upon consummation of this offering, have agreed that they will not, directly or indirectly, offer to sell, sell or otherwise dispose of any shares of Class A Common Stock or securities convertible into or exchangeable or exercisable for shares of Class A Common Stock (including the Class B Common Stock) for 180 days after the date of the Prospectus without the prior consent of BancAmerica Robertson Stephens. BancAmerica Robertson Stephens may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreements. See "Underwriting."

    Upon completion of this offering, Cognizant will own all of the Company's outstanding Class B Common Stock, which will represent approximately 66.7% of the outstanding Common Stock of the Company (approximately 61.9% if the Underwriters' over-allotment option is exercised in full). A decision by Cognizant to sell such shares following the period covered by the lock-up agreement could have a material adverse effect on the market price of the Class A Common Stock. Pursuant to the Intercompany Agreement, Cognizant's ability to sell its shares of Common Stock will be subject to certain restrictions for a period of 18 months following the consummation of this offering.

    Pursuant to the Intercompany Agreement, Cognizant has certain contractual rights to cause the Company to register Cognizant's shares for sale. In addition, the Company intends to file registration statements on Form S-8 under the Securities Act as soon as practicable after consummation of this offering in order to register all shares of Class A Common Stock issuable or reserved for issuance under the Employee Option Plan, the Directors' Option Plan and other outstanding options.

    Sales of substantial amounts of the Class A Common Stock or the availability of such shares for sale could adversely affect prevailing market prices of the Class A Common Stock. See "Certain Transactions" and "Shares Eligible for Future Sale."

CERTAIN ANTI-TAKEOVER PROVISIONS

    The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and the DGCL contain provisions that may have the effect of deterring unsolicited takeover proposals or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. The Company's Board of Directors has the authority, subject to approval by Cognizant pursuant to the Intercompany Agreement, without further action by the stockholders, to fix the rights and preferences, and issue shares, of preferred stock. The DGCL also contains provisions preventing certain stockholders from engaging in business combinations with the Company, subject to certain exceptions. Such provisions could also discourage bids for the shares of Class A Common Stock at a premium as well as create a depressive effect on the market price of the shares of Class A Common Stock. Because of the voting control of Cognizant, there can be no change in control of the Company or its Board of Directors without the consent of Cognizant. See "--Control by Principal Stockholder; Benefits of Offering to Cognizant" and "Description of Capital Stock."

NO PRIOR PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to this offering, there has been no public market for the Class A Common Stock. Although the Company has made application for the quotation of the Class A Common Stock on the Nasdaq National Market, there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price of the Class A Common Stock offered hereby will be determined through negotiations among the Company, Cognizant and the Representatives (as defined) of the Underwriters and may bear no relationship to the market price of the Class A Common Stock after this offering. The market price of the Class A Common Stock will be subject to significant fluctuations in response to variations in quarterly operating results, technological innovation by the Company or its competitors and general market conditions specific to the IT services industry. The stock prices for many companies in the technology and emerging growth sectors have experienced wide fluctuations which have often been unrelated to the operating performance of such companies. These broad fluctuations may adversely affect the market price of the Class A Common Stock. See "--Risk of Significant Fluctuations in Quarterly Operating Results" and "Underwriting."

BROAD DISCRETION AS TO USE OF PROCEEDS

    A substantial portion of the net proceeds to be received by the Company from this offering is allocated to working capital and general corporate purposes. Accordingly, the Company's management will have broad discretion with respect to the expenditure of such proceeds. Purchasers of shares of Class A Common Stock offered hereby will be entrusting their funds to the Company's management, upon whose judgment they must depend, with limited information concerning the specific working capital requirements and general corporate purposes to which the funds will ultimately be applied. See "Use of Proceeds."

IMMEDIATE AND SUBSTANTIAL DILUTION

    Purchasers of Class A Common Stock will experience immediate and substantial dilution in net tangible book value per share of the Class A Common Stock from the initial public offering price per share. After giving effect to the sale of the 2,500,000 shares of Class A Common Stock offered by the Company hereby, assuming an initial public offering price of $12.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, and the application of the net proceeds therefrom, the Company's pro forma net tangible book value as of March 31, 1998 would have been $29.6 million, or $3.25 per share of Class A Common Stock. This represents an immediate dilution in net tangible book value of $8.75 per share to new investors purchasing shares in this offering. See "Dilution."

ABSENCE OF DIVIDENDS

    The Company has never paid cash dividends and does not anticipate paying any cash dividends on its Class A Common Stock for the foreseeable future. See "Dividend Policy."

                               COMPANY BACKGROUND

    The Company began its software development and maintenance services business in early 1994 as an in-house technology development center for The Dun & Bradstreet Corporation and its operating units. These operating units principally included A.C. Nielsen Company, Dun & Bradstreet Information Services, Dun & Bradstreet Software, Erisco, IMS, NCH Promotional Services, Nielsen Media Research, RHDonnelley, Pilot Software and Sales Technologies and a majority interest in Gartner Group.

    In November 1996, the Company, Erisco, IMS, Nielsen Media Research, Pilot Software, Sales Technologies and certain other entities, plus a majority interest in Gartner Group, were spun-off from The Dun & Bradstreet Corporation to form Cognizant, the parent of the Company. At that time, ACNielsen was separately spun-off from The Dun & Bradstreet Corporation and Dun & Bradstreet Software was sold to GEAC. In 1997, Cognizant sold Pilot Software to a third party. Also in 1997, the Company purchased the 24.0% minority interest in its Indian subsidiary from a third party for $3.4 million resulting in the entity becoming a wholly owned subsidiary of the Company.

    During 1996, the Company made a strategic decision to attract customers that were not affiliated with Cognizant or any of the former affiliates of The Dun & Bradstreet Corporation. As a result, sales from customers not currently or previously affiliated with Cognizant, The Dun & Bradstreet Corporation and any of their respective subsidiaries grew from $1.3 million or 11.2% of revenues in 1996 to $6.5 million or 26.3% of revenues in 1997 and $3.1 million or 29.8% of revenues for the three months ended March 31, 1998. Approximately 36.4%, 41.8% and 36.2% of the Company's revenues in 1996, 1997 and the three months ended March 31, 1998, respectively, were generated from Cognizant and its current affiliates and an additional 52.4%, 31.9% and 34.0% of the Company's revenues in 1996, 1997 and the three months ended March 31, 1998, respectively, were generated from companies previously affiliated with The Dun & Bradstreet Corporation.

    Prior to this offering, Cognizant has held substantially all of the capital stock of the Company and will hold approximately 66.7% of the Common Stock and 95.3% of the combined voting power of the outstanding Common Stock upon consummation of this offering (61.9% and 94.2%, respectively, if the Underwriters' over-allotment option is exercised in full) and will have certain rights with respect to the Company pursuant to agreements entered into in connection with this offering. Further, a majority of the Board of Directors of the Company are employees of Cognizant or the Company. In addition, Cognizant will continue to provide certain corporate services to the Company following this offering. The Company will use a portion of the net proceeds to repay the intercompany balance owed to Cognizant at the time of the consummation of this offering. The intercompany balance was approximately $6.5 million as of March 31, 1998. This amount is subject to change based on the Company's operations between March 31, 1998 and the consummation of this offering. See "Use of Proceeds," "Certain Transactions" and "Description of Capital Stock."

    On January 15, 1998, Cognizant announced that it would reorganize by splitting the Nielsen Media Research business from the rest of its businesses, creating two publicly traded companies, IMS Health Incorporated ("IMS HEALTH") and Nielsen Media Research. Subject to certain conditions, including obtaining a ruling on the reorganization from the Internal Revenue Service and final Cognizant board approval, Cognizant expects the reorganization to be consummated by mid-1998. The shares of the Company held by Cognizant will be held by IMS HEALTH following the reorganization and all services previously provided to the Company by Cognizant will be provided by IMS HEALTH. Upon consummation of the reorganization, Cognizant's rights to the Cognizant name and related trade and service marks will be transferred to the Company. See "Certain Transactions--Agreements with Cognizant." Following the reorganization, Nielsen Media Research will no longer be affiliated with the Company. For the year ended December 31, 1997 and the three months ended March 31, 1998, approximately $4.4 million or 17.6% and $1.4 million or 13.3%, respectively, of the Company's revenues were generated from Nielsen Media Research.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 2,500,000 shares of Class A Common Stock offered by the Company hereby are estimated to be approximately $27.1 million, assuming an initial public offering price of $12.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company will not receive any proceeds from the sale of shares of Class A Common Stock by Cognizant in this offering. See "Principal and Selling Stockholders."

    The principal purposes of this offering are to increase the Company's equity capital, to establish a public market for the Company's Class A Common Stock, to provide enhanced equity incentives to attract and retain key employees, to increase the Company's visibility in the marketplace, to facilitate future access to public capital markets and to obtain additional working capital.

    The Company will use a portion of the net proceeds to repay the intercompany balance owed to Cognizant, which was approximately $6.5 million as of March 31, 1998. This amount is subject to change based on the Company's operations between March 31, 1998 and the consummation of this offering. This intercompany balance is the result of certain advances from Cognizant consisting of approximately $3.4 million used to purchase the minority interest of the Company's Indian subsidiary and the remainder primarily to fund payroll and accounts payable. The Company does not pay interest on its intercompany advances from Cognizant. Of the remaining net proceeds, up to $3.5 million will be used for capital expenditures in 1998, primarily for hardware, software and leasehold improvements for the Company's software development centers in India. The remainder will be used for working capital and other general corporate purposes. Pending such uses, the Company intends to invest the net proceeds in short-term, interest-bearing, investment grade securities. See "Risk Factors--Broad Discretion as to Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The Company may also use a portion of the net proceeds to fund possible acquisitions of, or investments in, businesses and technologies that are complementary to those of the Company. The Company has no specific agreements, commitments or understandings, and is not engaged in any negotiations, with respect to any acquisitions or investments. See "Risk Factors--Risks Associated with Possible Acquisitions" and "Business--Strategy."

                                DIVIDEND POLICY

    The Company has never paid cash dividends on the Common Stock and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. Management anticipates that all earnings and other cash resources of the Company, if any, will be retained by the Company for investment in its business. The payment of dividends is subject to the discretion of the Board of Directors of the Company and will depend on the Company's results of operations, financial position and capital requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal and regulatory restrictions on the payment of dividends and other factors the Board of Directors deems relevant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION

    The following table sets forth, as of March 31, 1998, the capitalization of the Company and balance due to related party (i) on an actual basis, (ii) on a pro forma basis giving effect to the termination upon the consummation of this offering of the put rights associated with the outstanding mandatorily redeemable common stock and (iii) on a pro forma as adjusted basis after giving effect to the sale by the Company of the 2,500,000 shares of Class A Common Stock offered by the Company hereby, assuming an initial public offering price of $12.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, and the application of the net proceeds therefrom as described in "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                                        AT MARCH 31, 1998
                                                                               -----------------------------------
                                                                                                        PRO FORMA
                                                                                ACTUAL     PRO FORMA   AS ADJUSTED
                                                                               ---------  -----------  -----------

                                                                               (in thousands, except share and per
                                                                                           share data)
Due to related party.........................................................  $   6,474   $   6,474    $      --
                                                                               ---------  -----------  -----------
                                                                               ---------  -----------  -----------
Mandatorily Redeemable Common Stock (1)......................................  $     438   $      --    $      --
                                                                               ---------  -----------  -----------
                                                                               ---------  -----------  -----------
Stockholders' equity:
Preferred Stock, $.10 par value; 15,000,000 shares authorized; none issued and outstanding actual, pro forma or pro forma
  as adjusted................................................................  $      --   $      --    $      --
Class A Common Stock, $.01 par value; 100,000,000 shares authorized; 417,000 shares issued and outstanding actual, 530,750 shares issued and outstanding pro forma and 3,030,750 shares issued and outstanding pro forma as adjusted
  (2)........................................................................          4           5           30
Class B Common Stock, $.01 par value; 15,000,000 shares authorized; 6,083,000 shares issued and outstanding actual, pro forma and pro forma as
  adjusted...................................................................         61          61           61
Additional paid-in capital...................................................      1,482       1,919       28,949
Retained earnings............................................................      2,648       2,648        2,648
Cumulative translation adjustment............................................          1           1            1
                                                                               ---------  -----------  -----------
    Total stockholders' equity...............................................      4,196       4,634       31,689
                                                                               ---------  -----------  -----------
                                                                               ---------  -----------  -----------
      Total capitalization...................................................  $  11,108   $  11,108    $  31,689
                                                                               ---------  -----------  -----------
                                                                               ---------  -----------  -----------

------------------------
(1) Consists of 113,750 shares of Class A Common Stock held by certain directors and executive officers of the Company who have the right to sell such shares back to the Company at cost. Such rights will expire upon the consummation of this offering.

(2) Excludes as of the date of this Prospectus (i) 507,000 shares of Class A Common Stock issuable upon the exercise of outstanding stock options granted under the Employee Option Plan at a weighted average exercise price of $3.85 per share, (ii) 112,200 shares of Class A Common Stock issuable upon exercise of options granted under the Employee Option Plan effective upon the consummation of this offering to certain employees at an exercise price equal to the initial public offering price, (iii) 49,500 shares of Class A Common Stock issuable upon the exercise of outstanding stock options granted under the Directors' Option Plan at a weighted average exercise price of $11.23 per share (assuming an exercise price of $12.00 for options which become effective at the time of this offering), (iv) 79,550 and 22,000 shares of Class A Common Stock reserved for future issuance pursuant to the Employee Option Plan and the Directors' Option Plan, respectively, and (v) 48,750 shares of Class A Common Stock issuable upon the exercise of outstanding options granted to Wijeyaraj Mahadeva, the Company's Chairman and Chief Executive Officer, at an exercise price of $6.92 per share. See "Management--Stock Option Plans" and "Principal and Selling Stockholders."

                                    DILUTION

    The net tangible book value of the Company as of March 31, 1998 was $2.6 million, or $0.39 per share of outstanding Common Stock. Net tangible book value per share is equal to the Company's total tangible assets less total liabilities, divided by the total number of shares of Common Stock outstanding. After giving effect to the sale of the 2,500,000 shares of Class A Common Stock offered by the Company hereby, assuming an initial public offering price of $12.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, and the receipt of the net proceeds therefrom, the adjusted net tangible book value of the Company as of March 31, 1998 would have been $29.6 million, or $3.25 per share of Common Stock. This represents an immediate increase in net tangible book value of $2.86 per share to the existing stockholders and an immediate dilution of $8.75 per share to investors purchasing shares of Class A Common Stock in this offering. The following table illustrates this per share dilution to new investors:

Assumed initial public offering price per share.............             $   12.00

  Net tangible book value per share at March 31, 1998.......  $    0.39
  Increase per share attributable to new investors..........       2.86
                                                              ---------
Net tangible book value per share after this offering.......                  3.25
                                                                         ---------
Dilution per share to new investors.........................             $    8.75
                                                                         ---------
                                                                         ---------

    The following table summarizes as of March 31, 1998 the differences between number of shares of Common Stock purchased from the Company, the total consideration paid and the average price paid per share by the existing stockholders and by new investors at an assumed initial public offering price of $12.00 per share:

                                              SHARES PURCHASED(1)       TOTAL CONSIDERATION
                                            -----------------------  --------------------------  AVERAGE PRICE
                                              NUMBER      PERCENT       AMOUNT        PERCENT      PER SHARE
                                            ----------  -----------  -------------  -----------  -------------
Existing stockholders(1)..................   6,613,750        72.6%  $   1,985,000         6.2%    $    0.30

New investors.............................   2,500,000        27.4      30,000,000        93.8         12.00
                                            ----------       -----   -------------       -----
    Total.................................   9,113,750       100.0%  $  31,985,000       100.0%
                                            ----------       -----   -------------       -----
                                            ----------       -----   -------------       -----

------------------------

(1) Sales by the Selling Stockholder in this offering will cause the number of shares of Common Stock held by existing stockholders to be reduced to 6,196,750 shares, or 68.0% of the total number of shares of Common Stock to be outstanding after this offering (or 61.9%, if the Underwriters' over-allotment option is exercised in full), and will increase the number of shares of Common Stock held by the new investors to 2,917,000 shares, or 32.0% of the total number of shares of Common Stock to be outstanding immediately after this offering (or 3,354,500 shares, or 36.8%, if the Underwriters' over-allotment option is exercised in full). See "Principal and Selling Stockholders."

    The calculation of net tangible book value per share and the other computations above exclude, as of the date of this Prospectus, (i) 507,000 shares of Class A Common Stock issuable upon the exercise of outstanding stock options granted under the Employee Option Plan at a weighted average exercise price of $3.85 per share, (ii) 112,200 shares of Class A Common Stock issuable upon exercise of options granted under the Employee Option Plan effective upon the consummation of this offering to certain employees at an exercise price equal to the initial public offering price, (iii) 49,500 shares of Class A Common Stock issuable upon the exercise of outstanding stock options granted under the Directors' Option Plan at a weighted average exercise price of $11.23 per share (assuming an exercise price of $12.00 for options which become effective at the time of this offering), (iv) 79,550 and 22,000 shares of Class A Common Stock reserved for future issuance pursuant to the Employee Option Plan and the Directors' Option Plan, respectively, and (v) 48,750 shares of Class A Common Stock issuable upon the exercise of outstanding options granted to Wijeyaraj Mahadeva, the Company's Chairman and Chief Executive Officer, at an exercise price of $6.92 per share. See "Capitalization," "Management--Stock Option Plans" and "Principal and Selling Stockholders."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The consolidated statement of operations data and consolidated balance sheet data set forth below as of and for each of the years ended December 31, 1994 through December 31, 1997 have been derived from the Company's audited consolidated financial statements. The Company's audited consolidated financial statements as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 are included elsewhere in this Prospectus. The consolidated statement of operations data for the three months ended March 31, 1997 and 1998, and the consolidated balance sheet data as of March 31, 1998, are derived from unaudited consolidated financial statements of the Company prepared in accordance with accounting standards appropriate for interim financial statements and, in the opinion of management, include all adjustments consisting of normal recurring adjustments necessary for a fair presentation of the Company's financial position and results of operations. Historical results are not necessarily indicative of results to be expected for any future period. The selected consolidated financial data set forth below should be read in conjunction with the Consolidated Financial Statements and Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                                                     THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                 MARCH 31,
                                        ------------------------------------------  --------------------
                                          1994       1995       1996       1997       1997       1998
                                        ---------  ---------  ---------  ---------  ---------  ---------
                                                     (in thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA: (1)
Total revenues........................  $   1,687  $   7,175  $  12,032  $  24,744  $   4,256  $  10,238
Cost of revenues......................        534      3,567      6,020     14,359      2,407      5,929
Gross profit..........................      1,153      3,608      6,012     10,385      1,849      4,309
Selling, general and administrative
  expense.............................      1,416      2,589      4,546      8,256      1,684      3,185
Income (loss) from operations.........       (263)     1,019      1,466      2,129        165      1,124
Income (loss) before provision for
  income taxes........................       (278)     1,070      1,475      2,154        166      1,138
Minority interest (2).................        (22)      (362)      (492)      (545)      (104)        --
Net income (loss).....................  $    (195) $     461  $     642  $   1,028  $      44  $     712
                                        ---------  ---------  ---------  ---------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) per share, basic....  $   (0.03) $    0.07  $    0.10  $    0.16  $    0.01  $    0.11
                                        ---------  ---------  ---------  ---------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) per share, diluted
  (3).................................  $   (0.03) $    0.07  $    0.10  $    0.16  $    0.01  $    0.10
                                        ---------  ---------  ---------  ---------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------  ---------
Weighted average number of common
  shares outstanding..................      6,500      6,500      6,500      6,547      6,500      6,614
Weighted average number of common
  shares and stock options
  outstanding.........................      6,500      6,500      6,500      6,605      6,500      6,818

Supplemental net income per share,
  basic and diluted (4)...............                                   $    0.14             $    0.10
                                                                         ---------             ---------
                                                                         ---------             ---------

                                                                      AT DECEMBER 31,
                                                         ------------------------------------------  AT MARCH 31,
                                                           1994       1995       1996       1997         1998
                                                         ---------  ---------  ---------  ---------  ------------
                                                                              (in thousands)
CONSOLIDATED STATEMENT OF FINANCIAL POSITION DATA: (1)
Cash and cash equivalents..............................  $     174  $     546  $   1,810  $   2,715   $    2,197
Working capital........................................        305      1,126      2,781      5,694        6,922
Total assets...........................................      1,824      5,451      7,827     18,298       19,452
Due to related party...................................        690        662        976      6,646        6,474
Total stockholders' equity.............................        408      1,766      2,806      3,419        4,196

------------------------

(1) See Note 1 of Notes to Consolidated Financial Statements.
(2) Minority interest was attributed to the 24.0% ownership of the Company's Indian subsidiary by a third party. In October 1997, the Company purchased this 24.0% interest for $3.4 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Company Background."

(3) Diluted net income (loss) per share was calculated in a manner consistent with basic net income (loss) per share which includes potentially dilutive options to purchase 57,130 shares of Class A Common Stock for the year ended December 31, 1997 and potentially dilutive options to purchase 204,646 shares of Class A Common Stock for the three months ended March 31, 1998.
(4) Supplemental net income per share is presented to reflect the impact on net income per share when proceeds from 539,500 shares of Class A Common Stock offered by the Company hereby are used to repay the intercompany balance owed to Cognizant. The supplemental basic shares of 7,086,896 and diluted shares of 7,144,025 as of December 31, 1997 were computed by adding 539,500 shares of Class A Common Stock offered by the Company hereby to the 6,547,396 basic weighted average shares outstanding and to the 6,604,525 diluted weighted average shares outstanding as of December 31, 1997. The supplemental basic shares of 7,153,250 and diluted shares of 7,357,896 as of March 31, 1998 were computed by adding 539,500 shares of Class A Common Stock offered by the Company hereby to 6,613,750 basic weighted average shares outstanding and to the 6,818,396 diluted weighted average shares outstanding as of March 31, 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

    CTS delivers full life cycle software development and maintenance services to its customers through the use of a seamless on-site and offshore project team. These services include application development and maintenance services, Year 2000 and Eurocurrency compliance services, testing and quality assurance services and re-hosting and re-engineering services. At March 31, 1998, the Company employed approximately 270 persons in its North American headquarters and satellite offices and on-site North American customer locations, approximately 30 persons in its European satellite office and on-site European customer locations and approximately 870 persons in its six offshore software development centers in India.

    The Company began its software development and maintenance services business in early 1994, as an in-house technology development center for The Dun & Bradstreet Corporation and its operating units. In 1996, the Company, Erisco, IMS, Nielsen Media Research, Pilot Software, Sales Technologies and certain other entities, plus a majority interest in Gartner Group, were spun-off from The Dun & Bradstreet Corporation to form Cognizant, the parent of the Company. In 1997, the Company purchased the 24.0% minority interest in its Indian subsidiary from a third party for $3.4 million, making the subsidiary wholly owned by the Company.

    During 1996, the Company made a strategic decision to attract customers that were not affiliated with Cognizant or any of the former affiliates of The Dun & Bradstreet Corporation. As a result, sales from customers not currently or previously affiliated with Cognizant, The Dun & Bradstreet Corporation and any of their respective subsidiaries grew from $1.3 million, or 11.2% of revenues, in 1996 to $6.5 million, or 26.3% of revenues, in 1997 and $3.1 million, or 29.8% of revenues, for the three months ended March 31, 1998. While the Company has been engaged in providing software development and maintenance solutions since 1994, it has provided services to third-party customers for only a limited time period and has generated only limited revenues from such engagements. There can be no assurance that the Company will continue to secure business from unaffiliated third parties or, if it does, that it will be successful in retaining such customers. See "Risk Factors--Limited Operating History with Unaffiliated Customers; Limited Third-Party Revenues to Date," "Company Background," "Business--Customers and Representative Projects" and "Certain Transactions--Agreements with Cognizant."

    Approximately 95.8%, 88.8%, 73.7% and 70.2% of the Company's revenues in 1995, 1996, 1997 and the three months ended March 31, 1998, respectively, were generated from current and former affiliates of the Company and The Dun & Bradstreet Corporation, including approximately 26.1%, 36.4%, 41.8% and 36.2%, respectively, from Cognizant and its current subsidiaries. In addition, the Company has derived and believes that it will continue to derive a significant portion of its revenues from a limited number of large third-party customers. During 1995, 1996, 1997 and the three months ended March 31, 1998, the Company's five largest customers (other than Cognizant and its current subsidiaries) accounted for 73.8%, 60.0%, 36.6% and 45.6% of revenues, respectively. In 1995, Dun & Bradstreet Software (which was subsequently acquired by GEAC), The Dun & Bradstreet Corporation and ACNielsen, all of whom were affiliates of the Company prior to November 1996, accounted for approximately 32.9%, 17.4% and 14.6%, respectively, of the Company's revenues. In 1996, Dun & Bradstreet Software, ACNielsen and The Dun & Bradstreet Corporation accounted for approximately 17.9%, 14.6% and 13.3%, respectively, of the Company's revenues. In 1997, ACNielsen accounted for 13.9% of the Company's revenues. For the three months ended March 31, 1998, ACNielsen and GEAC accounted for 14.5% and 12.1% of the Company's revenues, respectively. The volume of work performed for Cognizant and its subsidiaries and other customers is likely to vary from year to year, and a major customer, whether affiliated or unaffiliated, in one year may not provide the same level of revenues in any subsequent year. See "Risk Factors--Customer Concentration" and "--Limited Operating History With Unaffiliated Customers; Limited Third-Party Revenues To Date."

    Approximately 31.0%, 26.4%, 44.4% and 46.8% of the Company's revenues were derived from Year 2000 compliance services in 1995, 1996, 1997 and the three months ended March 31, 1998, respectively. Application development services represented approximately 24.4%, 20.9%, 19.4% and 22.1% of the Company's revenues in 1995, 1996, 1997 and the three months ended March 31, 1998, respectively. Application maintenance services accounted for 33.8%, 44.2%, 28.4% and 21.7% of the Company's revenues in 1995, 1996, 1997 and the three months ended March 31, 1998, respectively.

    The Company's services are performed on either a time-and-materials or fixed-price basis. The Company expects that an increasing number of its future projects will be fixed-price rather than time-and-materials (which has historically been the basis for its contracts). Revenues related to time-and-materials contracts are recognized as the service is performed. Revenues related to fixed-price contracts are recognized using the percentage-of-completion method of accounting, under which the sales value of performance, including earnings thereon, is recognized on the basis of the percentage that each contract's cost to date bears to the total estimated cost. Estimates are subject to adjustment as a project progresses to reflect changes in expected completion costs or dates. The cumulative impact of any revision in estimates of the percentage of work completed is reflected in the financial reporting period in which the change in the estimate becomes known, and any anticipated losses are recognized immediately. Since the Company bears the risk of cost over-runs and inflation associated with fixed-price projects, the Company's operating results may be adversely affected by changes in estimates of contract completion costs and dates. See "Risk Factors--Risks Associated with Fixed-Price Projects."

    The majority of the Company's revenues are earned within North America. Revenues outside of North America totaled $1.4 million, $2.4 million, $3.5 million and $1.7 million in 1995, 1996, 1997 and the three months ended March 31, 1998, respectively. Revenues outside of North America have historically been generated primarily in the United Kingdom and Germany. As a percentage of revenues, revenues outside of North America represented 20.0%, 19.9%, 14.3% and 16.6% in 1995, 1996, 1997 and the three months ended March 31, 1998, respectively. The primary denomination for invoices issued by the Company is U.S. dollars, with the exception of invoices issued in Canada and the United Kingdom which are issued in local currency. Gains and losses as a result of fluctuations in foreign currency exchange rates have not had a significant impact on results of operations.

RESULTS OF OPERATIONS

    The following table sets forth certain financial data for the periods indicated expressed as a percentage of total revenues:

                                                                                            THREE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,           MARCH 31,
                                                          -------------------------------  --------------------
                                                            1995       1996       1997       1997       1998
                                                          ---------  ---------  ---------  ---------  ---------
      Total revenues....................................      100.0%     100.0%     100.0%     100.0%     100.0%
      Cost of revenues..................................       49.7       50.0       58.0       56.6       57.9
                                                          ---------  ---------  ---------  ---------  ---------
      Gross profit......................................       50.3       50.0       42.0       43.4       42.1

      Selling, general and administrative expense.......       36.1       37.8       33.4       39.6       31.1
                                                          ---------  ---------  ---------  ---------  ---------
      Income from operations............................       14.2       12.2        8.6        3.9       11.0

      Interest income...................................        0.1        0.1        0.1         --        0.3
      Other income, net.................................        0.6         --         --         --       (0.2)
                                                          ---------  ---------  ---------  ---------  ---------
        Total other income..............................        0.7        0.1        0.1         --        0.1

      Income before provision for income taxes..........       14.9       12.3        8.7        3.9       11.1
      Provision for income taxes........................       (3.4)      (2.8)      (2.3)      (0.4)      (4.1)
      Minority interest.................................       (5.0)      (4.1)      (2.2)      (2.4)        --
                                                          ---------  ---------  ---------  ---------  ---------
      Net income........................................        6.4%       5.3%       4.2%       1.0%       7.0%
                                                          ---------  ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------  ---------

THREE MONTHS ENDED MARCH 31, 1998 AND 1997

    TOTAL REVENUES. The Company's revenues increased 140.6% from $4.3 million in the three months ended March 31, 1997 to $10.2 million in the three months ended March 31, 1998. This increase included $3.1 million of increased sales of Year 2000 compliance services, and $2.8 million of increased sales of software development, maintenance and Eurocurrency compliance services. The percentage of revenues from unrelated parties increased from 50.2% or $2.1 million in the three months ended March 31, 1997 to 63.8% or $6.5 million in the three months ended March 31, 1998. This increase resulted from the Company's continued efforts to pursue unaffiliated third-party customers.

    GROSS PROFIT. Gross profit increased 133.0% from $1.8 million in the three months ended March 31, 1997 to $4.3 million in the three months ended March 31, 1998. As a percentage of revenues, gross profit declined from 43.4% in the three months ended March 31, 1997 to 42.1% in the three months ended March 31, 1998. Cost of revenues, consisting primarily of the cost of salaries, payroll taxes, benefits, immigration and travel for technical personnel, and the cost of sales commissions related to revenues increased from $2.4 million in the three months ended March 31, 1997 to $5.9 million in the three months ended March 31, 1998. The increase in cost of revenues was primarily attributable to an increase in the number of the Company's technical professionals from approximately 650 employees at March 31, 1997 to approximately 1,060 employees at March 31, 1998. The increase in cost of revenues as a percentage of revenues resulted primarily from a movement in the mix of programmers from offshore to on-site locations, which resulted in higher labor rates and lower gross margins.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense consists primarily of salaries, employee benefits, travel, promotion, communications, management, finance, administrative and occupancy costs. Selling, general and administrative expense increased 117.6% from $1.7 million in the three months ended March 31, 1997 to $3.2 million in the three months ended March 31, 1998. This increase included $0.6 million in increased sales and marketing expenses and $0.9 million in increased infrastructure expenses to support the Company's revenue growth. As a percentage of revenues, selling, general and administrative expense declined from 39.6% in the three months ended March 31, 1997 to 31.1% in the three months ended March 31, 1998. Management expects selling, general and administrative expense to continue to increase in absolute dollars to support the planned growth of the

Company. Management also expects the Company's accounting, insurance and legal fees and expenses to increase after the consummation of this offering as a result of being a public company. Moreover, if Cognizant ceases to own at least 50% of the outstanding Common Stock of the Company, the Company may no longer be able to participate in certain insurance and employee benefit plans as a subsidiary of Cognizant and the expenses of obtaining coverage and maintaining such plans would increase. See "Certain Transactions."

    INCOME FROM OPERATIONS. Income from operations increased from $165,000 in the three months ended March 31, 1997 to $1.1 million in the three months ended March 31, 1998, representing 3.9% and 11.0% of revenues, respectively. The increase in operating margin was primarily due to the increased third-party revenue resulting from the Company's sales and marketing efforts during 1997.

    PROVISION FOR INCOME TAXES. Historically, the Company has been included in the consolidated federal income tax returns of The Dun & Bradstreet Corporation and Cognizant. The Company's provision for income taxes in the consolidated statements of income reflects federal and state income taxes calculated on the Company's separate income. The provision for income taxes increased from $19,000 in the three months ended March 31, 1997 to $426,000 in the three months ended March 31, 1998, resulting in an effective tax rate of 11.4% in 1997 and 37.4% in 1998. Without the effect of minority interest, the effective tax rate would have been approximately 30.6% in 1997.

    MINORITY INTEREST. In the three months ended March 31, 1997, minority interest expense was $104,000. This expense was attributable to profitability of the Company's Indian subsidiary in which an unaffiliated third party held a 24.0% minority interest. The Company purchased the minority interest in October 1997 for $3.4 million. The Company has not recognized any minority interest expense subsequent to such purchase.

    NET INCOME. Net income was $44,000 in the three months ended March 31, 1997 as compared to $712,000 in the three months ended March 31, 1998, representing 1.0% and 7.0% of revenues, respectively.

YEARS ENDED DECEMBER 31, 1997 AND 1996

    TOTAL REVENUES. The Company's revenues increased 105.7% from $12.0 million in 1996 to $24.7 million in 1997. This increase included $7.8 million of increased sales of Year 2000 compliance services, and $4.9 million of increased sales of software development and maintenance services. The percentage of revenues from unrelated parties increased from 23.1% or $2.8 million in 1996 to 56.2% or $13.9 million in 1997. This increase resulted from the full-year impact in 1997 of the fourth quarter 1996 spin-off of Cognizant (including the Company) from The Dun & Bradstreet Corporation, as well as the Company's expanded efforts to pursue unaffiliated third-party customers. For statement of operations purposes, revenues from related parties only include revenues recognized during the period in which the related party was affiliated with the Company.

    GROSS PROFIT. Gross profit increased 72.7% from $6.0 million in 1996 to $10.4 million in 1997. As a percentage of revenues, gross profit declined from 50.0% in 1996 to 42.0% in 1997. Cost of revenues increased 138.5% from $6.0 million in 1996 to $14.4 million in 1997. The increase in cost of revenues was primarily attributable to increases in the number of the Company's technical professionals from approximately 500 employees at December 31, 1996 to approximately 900 employees at December 31, 1997. The increase in cost of revenues as a percentage of revenues resulted primarily from a movement in the mix of programmers from offshore to on-site locations, which resulted in higher labor rates and lower gross margins.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense increased 81.6% from $4.5 million in 1996 to $8.3 million in 1997. This increase included $2.3 million in increased sales and marketing expenses and $1.4 million in increased infrastructure expenses to support the

Company's revenue growth as the Company opened its fourth development center in India. As a percentage of revenues, selling, general and administrative expense declined from 37.8% in 1996 to 33.4% in 1997.

    INCOME FROM OPERATIONS. Income from operations increased 45.2% from $1.5 million in 1996 to $2.1 million in 1997, representing 12.2% and 8.6% of revenues, respectively. The decrease in operating margin was primarily due to the Company's investment in its expanding sales and marketing infrastructure to support its strategy of continued pursuit of third-party customers and, to a lesser extent, the movement in the mix of project staff from offshore to on-site locations.

    PROVISION FOR INCOME TAXES. The provision for income taxes increased 70.4% from $341,000 in 1996 to $581,000 in 1997, resulting in an effective tax rate of 23.1% in 1996 and 27.0% in 1997. Without the effect of minority interest, the effective tax rate would have been approximately 35.0% for both periods.

    MINORITY INTEREST. In 1996, minority interest expense was $492,000 compared to $545,000 in 1997. The increase in absolute dollars was attributable to increased profitability of the Company's Indian subsidiary in which a third party held the 24.0% minority interest offset by the effect on the income statement of the purchase of such minority interest in October 1997 for $3.4 million. The Company has not recognized any minority interest expense subsequent to such purchase.

    NET INCOME. Net income was $642,000 in 1996 as compared to $1.0 million in 1997, representing 5.3% and 4.2% as a percentage of revenues, respectively.

YEARS ENDED DECEMBER 31, 1996 AND 1995

    TOTAL REVENUES. The Company's revenues increased 67.7% from $7.2 million in 1995 to $12.0 million in 1996. This increase included $.9 million from increased sales of Year 2000 compliance services, and $3.7 million of increased sales of software development and maintenance services. The percentage of revenues from unrelated parties increased from 4.2% in 1995 to 23.1% in 1996. This increase resulted from the partial impact in 1996 of the spin-off of Cognizant and the Company from The Dun & Bradstreet Corporation, as well as the Company's initial efforts to pursue third-party contracts.

    GROSS PROFIT. Gross profit increased 66.6% from $3.6 million in 1995 to $6.0 million in 1996. As a percentage of revenues, gross profit remained relatively constant at 50.3% in 1995 compared to 50.0% in 1996. Cost of revenues increased 68.8% from $3.6 million in 1995 to $6.0 million in 1996. The increase in cost of revenues was primarily attributable to increases in the number of the Company's technical professionals, located both in India and the United States from approximately 350 at December 31, 1995 to approximately 500 at December 31, 1996. As a percentage of revenues, cost of revenues remained relatively constant at 49.7% in 1995 compared to 50.0% in 1996.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense increased approximately 75.6% from $2.6 million in 1995 to $4.5 million in 1996. This increase included $1.2 million in increased expenses incurred to begin expansion of the Company's sales and marketing activities to attract third-party customers and $0.7 million in increased expenses to expand the Company's infrastructure to support continued revenue growth as the Company opened its third development center in India. As a percentage of revenues, selling, general and administrative expenses increased from 36.1% in 1995 to 37.8% in 1996.

    INCOME FROM OPERATIONS. Income from operations increased 43.9% from $1.0 million in 1995 to $1.5 million in 1996.

    PROVISION FOR INCOME TAXES. The provision for income taxes increased 38.1% from $247,000 in 1995 to $341,000 for 1996, resulting in an effective tax rate of 23.1% in 1995 and 1996. Without the minority interest, the effective tax rate would have been approximately 35.0% for both periods.

    MINORITY INTEREST. In 1995, minority interest expense was $362,000 compared to $492,000 for 1996.

    NET INCOME. Net income was $461,000 in 1995 as compared to $642,000 in 1996, representing 6.4% and 5.3% as a percentage of revenues, respectively.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth certain unaudited quarterly statement of operations data for each of the nine quarters in the period ended March 31, 1998, and the percentage of the Company's revenues represented by each item in the respective quarters. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with the Consolidated Financial Statements and Notes thereto. The unaudited results of operations for any quarter are not necessarily indicative of results for any future period.

                                                                            QUARTER ENDED
                                      -----------------------------------------------------------------------------------------
                                       MAR. 31,     JUNE 30,     SEPT. 30,    DEC. 31,     MAR. 31,     JUNE 30,     SEPT. 30,
                                         1996         1996         1996         1996         1997         1997         1997
                                      -----------  -----------  -----------  -----------  -----------  -----------  -----------

                                                                (in thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Total revenues......................   $   2,832    $   3,038    $   2,816    $   3,345    $   4,257    $   5,319    $   7,146
Cost of revenues....................       1,349        1,415        1,496        1,761        2,407        3,144        4,146
                                      -----------  -----------  -----------  -----------  -----------  -----------  -----------
Gross profit........................       1,483        1,623        1,320        1,584        1,850        2,175        3,000
Selling, general and administrative
  expense...........................       1,010        1,006        1,031        1,500        1,684        1,845        2,408
                                      -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income from operations..............         473          617          289           85          165          330          593
Interest income.....................           2            2            2            2            1            2            2
Other income........................          --            1           --           --           --           --           --
                                      -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income before provision for income
  taxes.............................         475          621          291           87          166          332          596
Provision for income taxes..........        (114)        (152)         (65)         (10)         (19)         (55)        (110)
Minority interest...................        (151)        (150)        (103)         (88)        (104)        (170)        (271)
                                      -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income (loss)...................   $     210    $     319    $     123    $     (11)   $      43    $     107    $     215
                                      -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                      -----------  -----------  -----------  -----------  -----------  -----------  -----------

Net income (loss) per share,
  basic.............................   $    0.03    $    0.05    $    0.02    $     (--)   $    0.01    $    0.02    $    0.03
                                      -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                      -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income (loss) per share,
  diluted...........................   $    0.03    $    0.05    $    0.02    $     (--)   $    0.01    $    0.02    $    0.03
                                      -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                      -----------  -----------  -----------  -----------  -----------  -----------  -----------
Weighted average number of common
  shares outstanding................       6,500        6,500        6,500        6,500        6,500        6,500        6,547
Weighted average number of common
  shares and stock options
  outstanding.......................       6,500        6,500        6,500        6,500        6,500        6,500        6,605

AS A PERCENTAGE OF TOTAL REVENUES:
Total revenues......................       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%
Cost of revenues....................        47.6         46.6         53.1         52.6         56.5         59.1         58.0
                                      -----------  -----------  -----------  -----------  -----------  -----------  -----------
Gross profit........................        52.4         53.4         46.9         47.4         43.4         40.9         42.0
Selling, general and administrative
  expense...........................        35.7         33.1         36.6         44.8         39.6         34.7         33.7
                                      -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income from operations..............        16.7         20.3         10.3          2.5          3.9          6.2          8.3
Interest income.....................         0.1          0.1          0.1          0.1           --           --           --
Income before provision for income
  taxes.............................        16.8         20.4         10.3          2.6          3.9          6.2          8.3
Provision for income taxes..........        (4.0)        (5.0)        (2.3)        (0.3)        (0.4)        (1.0)        (1.5)
Minority interest...................        (5.3)        (4.9)        (3.7)        (2.6)        (2.4)        (3.2)        (3.8)
                                      -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income (loss)...................         7.4%        10.5%         4.4%        (0.4)%        1.1%         2.0%         3.0%
                                      -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                      -----------  -----------  -----------  -----------  -----------  -----------  -----------


                                       DEC. 31,     MAR. 31,
                                         1997         1998
                                      -----------  -----------

CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Total revenues......................   $   8,022    $  10,238
Cost of revenues....................       4,662        5,929
                                      -----------  -----------
Gross profit........................       3,360        4,309
Selling, general and administrative
  expense...........................       2,320        3,185
                                      -----------  -----------
Income from operations..............       1,041        1,124
Interest income.....................          20           31
Other income........................          --          (17)
                                      -----------  -----------
Income before provision for income
  taxes.............................       1,060        1,138
Provision for income taxes..........        (397)        (426)
Minority interest...................          --           --
                                      -----------  -----------
Net income (loss)...................   $     663    $     712
                                      -----------  -----------
                                      -----------  -----------
Net income (loss) per share,
  basic.............................   $    0.10    $    0.11
                                      -----------  -----------
                                      -----------  -----------
Net income (loss) per share,
  diluted...........................   $    0.10    $    0.10
                                      -----------  -----------
                                      -----------  -----------
Weighted average number of common
  shares outstanding................       6,614        6,614
Weighted average number of common
  shares and stock options
  outstanding.......................       6,779        6,818
AS A PERCENTAGE OF TOTAL REVENUES:
Total revenues......................       100.0%       100.0%
Cost of revenues....................        58.1         57.9
                                      -----------  -----------
Gross profit........................        41.9         42.1
Selling, general and administrative
  expense...........................        28.9         31.1
                                      -----------  -----------
Income from operations..............        13.0         11.0
Interest income.....................         0.2          0.3
Income before provision for income
  taxes.............................        13.2         11.1
Provision for income taxes..........        (4.9)        (4.2)
Minority interest...................          --           --
                                      -----------  -----------
Net income (loss)...................         8.3%         7.0%
                                      -----------  -----------
                                      -----------  -----------

    The Company's revenues have generally increased on a quarterly basis. The increase in revenues during 1997 was due, in part, to new customer engagements resulting from the Company's strategy to pursue third-party revenues and the associated expansion of its sales and marketing efforts. The quarterly decline in gross profit during the periods resulted from a movement in the mix of programmers from offshore to on-site locations, which normally results in higher labor rates and lower gross margins. Income from operations declined in late 1996 and early 1997 due to the Company's investment in expansion of its sales and marketing efforts. Minority interest expense ceased after the quarter ended September 30, 1997 due to the Company's acquisition of the 24.0% minority interest in its Indian subsidiary for $3.4 million in October 1997.

    The Company historically has experienced significant quarterly fluctuations in revenues and results of operations and expects these fluctuations to continue. Among the factors causing these variations have been the number, timing, scope and contractual terms of software development and maintenance projects in which the Company is engaged, delays incurred in the performance of such projects, the accuracy of estimates of resources and time required to complete ongoing projects and general economic conditions. In addition, the Company's future revenues and operating results may fluctuate as a result of changes in pricing in response to customer demand and competitive pressures, the mix of on-site and offshore staffing and the ratio of fixed-price contracts versus time-and-materials contracts, the timing of collection of accounts receivable and the breakdown of revenues by distribution channel. A high percentage of the Company's operating expenses, particularly personnel and rent, are relatively fixed in advance of any particular quarter. As a result, unanticipated variations in the number and timing of the Company's projects or in employee utilization rates may cause significant variations in operating results in any particular quarter, and could result in losses to the Company. Any significant shortfall of revenues in relation to the Company's expectations, any material reduction in utilization rates for the Company's professional staff or variance in the on-site, offshore staffing mix, an unanticipated termination of a major project, a customer's decision not to pursue a new project or proceed to succeeding stages of a current project or the completion during a quarter of several major customer projects could require the Company to pay underutilized employees and could therefore have a material adverse effect on the Company's business, results of operations and financial condition.

    The Company's quarterly operating results are also subject to certain seasonal fluctuations. The Company has in the past recruited new professional staff in the first and second quarters and such employees have not conducted billable services until later in the year. The Company's third quarter includes the months of July and August, when billable services activity by professional staff, as well as engagement decisions by customers, may be reduced due to summer vacation schedules. Demand for the Company's services may be lower in the fourth quarter due to reduced activity during the holiday season and fewer working days for those customers that curtail operations during such period. These and other seasonal factors may contribute to fluctuations in the Company's operating results from quarter to quarter. See "Risk Factors--Risk of Significant Fluctuations in Quarterly Operating Results."

LIQUIDITY AND CAPITAL RESOURCES

    The Company's primary sources of funding have been cash flow from operations and intercompany cash transfers from its parent. Working capital was $1.1 million, $2.8 million and $5.7 million as of December 31, 1995, 1996 and 1997, respectively, and $6.9 million as of March 31, 1998. This increase was due primarily to a higher level of accounts receivable.

    The Company's operating activities provided net cash of $1.0 million, $1.9 million and $1.7 million for the years ended December 31, 1995, 1996 and 1997, respectively. The decline for 1997 compared to 1996 reflects a higher level of accounts receivable primarily due to increased revenues, partially offset by increased income, accrued liabilities, accounts payable and deferred taxes. Accounts receivable increased from $2.7 million at December 31, 1996, to $7.4 million at December 31, 1997 and to $7.7 million at March 31, 1998. The faster rate of accounts receivable growth in fiscal 1997 was partially due to weaker accounts receivable collection efforts. In order to further improve accounts receivable collections, the Company has hired additional employees to analyze outstanding accounts receivable balances and has begun evaluating account manager performance based on the timeliness of collecting outstanding accounts receivable balances. The Company monitors turnover, aging and the collection of accounts receivable through the use of management reports which are prepared on a customer basis and evaluated by the Company's finance staff. For the three months ended March 31, 1998, the Company's operating activities used net cash of $0.6 million.

    The Company's investing activities used net cash of $1.7 million, $1.3 million and $6.4 million for the years ended December 31, 1995, 1996 and 1997, respectively. The increase for 1997 compared to 1996 reflects the $3.4 million used to fund the acquisition of the minority interest in the Company's Indian subsidiary and increased purchases of equipment to expand the Company's offshore development infrastructure. For the three months ended March 31, 1998, the Company's investing activities used net cash of $0.9 million.

    The Company's financing activities provided net cash of $1.1 million, $0.7 million and $5.7 million for the years ended December 31, 1995, 1996 and 1997, respectively. The increase for 1997 compared to 1996 resulted primarily from the increase in the intercompany balance with the Company's parent of $5.7 million, in part due to the acquisition of the minority interest in the Indian subsidiary. For the three months ended March 31, 1998, the Company's financing activities used net cash of $0.2 million.

    As of March 31, 1998, the Company had no significant third-party debt. The Company has been part of The Dun & Bradstreet Corporation's and Cognizant's cash management systems and has relied on these systems for its working capital and other financing needs. As part of these systems, the Company's cash balances were kept to a minimum. Upon consummation of this offering, the Company will settle its outstanding non-trade intercompany balance with Cognizant. As of March 31, 1998, this balance was approximately $6.5 million. This amount is subject to change based on the Company's operations between March 31, 1998 and the consummation of this offering.

    The Company anticipates capital expenditures will be approximately $3.5 million subsequent to this offering during the remainder of 1998, primarily for hardware, software and leasehold improvements to support the addition of technical professionals located in India.

    The Company believes that the proceeds from the sale of the Class A Common Stock offered by the Company hereby together with funds generated from operations will be sufficient to finance the Company's operations for at least the next 18 months. The Company's ability to expand and grow its business in accordance with its current plans, to make acquisitions and to meet its long-term capital requirements beyond this 18-month period will depend on many factors, including, but not limited to, the rate, if any, at which the Company's cash flow increases, the ability and willingness of the Company to accomplish acquisitions with its capital stock and the availability to the Company of public and private debt and equity financing. No assurance can be given that additional financing, if required, will be available or that, if available, it will be available on terms favorable to the Company. See "Use of Proceeds."

    FOREIGN CURRENCY TRANSLATION. The assets and liabilities of the Company's Canadian and European subsidiaries are translated into U.S. dollars at current exchange rates and revenues and expenses are translated at average monthly exchange rates. The resulting translation adjustments are recorded in a separate component of stockholders' equity. For the Company's Indian subsidiary, the functional currency is the U.S. dollar since its sales are made primarily in the United States, the sales price is predominantly in U.S. dollars and there is a high volume of intercompany transactions denominated in U.S. dollars between the Indian subsidiary and its U.S. affiliates. Non-monetary assets and liabilities are translated at historical exchange rates, while monetary assets and liabilities are translated at current exchange rates. A portion of the Company's costs in India are denominated in local currency and subject to exchange rate fluctuations, which has had no material adverse effect on the Company's results of operations.

EFFECTS OF INFLATION

    The Company's most significant costs are the salaries and related benefits for its programming staff and other professionals. Competition in India and the United States for professionals with advanced technical skills necessary to perform the services offered by the Company have caused wages to increase at a rate greater than the general rate of inflation. As with other IT service providers, the Company must adequately anticipate wage increases, particularly on its fixed-price contracts. There can be no assurance that the Company will be able to recover cost increases through increases in the prices that it charges for its services in the United States and elsewhere. See "Risk Factors--Extremely Competitive Market for Technical Personnel" and "--Risks Associated with Fixed-Price Projects."

RISKS ASSOCIATED WITH THE YEAR 2000

    The Company does not believe that it has any material exposure to the Year 2000 issue with respect to its own information systems. With the exception of the Company's financial accounting system, all of the Company's systems correctly define the year 2000 and subsequent years. The Company expects to install the available year 2000 compliant upgrade to its financial accounting software at the end of 1998. However, the Company might face additional exposure to the Year 2000 problem if it were to acquire a business with exposure to the Year 2000 problem. See "Risk Factors--Risks Associated with Possible Acquisitions."

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in the financial statements. It does not, however, require a specific format for the disclosure but requires the Company to display an amount representing total comprehensive income in the financial statements. The Company has implemented SFAS No. 130. The adoption of this pronouncement did not have a material effect on the Company's financial statements.

    Also in June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the manner in which public companies report information about operating segments in annual and interim financial statements. The Company will be required to implement SFAS No. 131 for the year ending December 31, 1998. The Company expects that the adoption of this pronouncement will not have a material effect on the Company's financial statements.

    In October 1997, the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position ("SOP") 97-2, "Software Revenue Recognition," which provides guidance on when and in what amounts revenue should be recognized for the licensing, selling, leasing or marketing of computer software. This statement is effective for the periods beginning after December 15, 1997. The adoption of this pronouncement did not have a material effect on the Company's financial statements.

    In February 1998, the FASB issued Statement No. 132, "Employers' Disclosures About Pension and Other Postretirement Benefits," which changes current financial statement disclosure requirements from those required under SFAS 87, Employers' Accounting for Pensions, SFAS 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and SFAS 106, Employers' Accounting for Postretirement Benefits Other than Pensions. The statement does not change the existing measurement or recognition provisions of FASB Statement Nos. 87, 88 or 106, and is effective for the fiscal years beginning after December 15, 1997. The Company is in the process of evaluating the disclosure requirements under this standard.

    In March 1998, the AICPA issued SOP 98-1, "Accounting For The Costs Of Computer Software Developed Or Obtained For Internal Use." SOP 98-1 provides guidance on costs to be capitalized and when capitalization of such costs should commence. SOP 98-1 applies to costs incurred after adoption, including costs for software projects that are in progress at the time of adoption. The Company is evaluating the impact of this SOP on its financial position and results of operations and will be required to implement SOP 98-1 for fiscal years beginning after December 15, 1998.

                                    BUSINESS

OVERVIEW

    Cognizant Technology Solutions Corporation delivers high-quality, cost-effective, full life cycle solutions to complex software development and maintenance problems through the use of a seamless on-site and offshore project team. These solutions include application development and maintenance services, Year 2000 and Eurocurrency compliance services, testing and quality assurance services and re-hosting and re-engineering services. CTS provides world-class service to its customers through an integrated business model that combines a technical and account management team located on-site at the customer location and six development centers located in India.

    The Company markets and sells its services directly through its professional staff, senior management and direct sales personnel operating out of its New York City headquarters and its regional offices, as well as through independent sales agents. Historically, the Company has provided services principally to affiliated companies and has only recently begun to provide services to third-party customers. During the period from January 1, 1997 to March 31, 1998, the Company provided services to a total of 27 customers, including ACNielsen, Aetna Canada, CSC Consulting, Cognizant, Douglas County, Nebraska, The Dun & Bradstreet Corporation, First Data Investor Services Group, Inc., GEAC, Manugistics, Inc., Northwest Airlines, Inc., the Pacific Exchange, Pilot Software and SQM.

INDUSTRY BACKGROUND

    Many companies today face increasing customer demands to improve service levels, lower costs and shorten time to market. In this competitive environment, improving IT systems is one critical way to achieve these objectives. At the same time, the pace of technology evolution has accelerated and companies are increasingly adopting emerging technologies, such as client/server architectures, data warehousing, Internet/intranet applications and object-oriented development in order to remain competitive. Although these emerging technologies offer the promise of faster, more functional and more flexible IT systems, their implementation presents major challenges and requires a large number of highly skilled individuals trained in many diverse technologies and architectures. In addition, companies also require additional technical resources to maintain their large legacy systems and to address Year 2000 and Eurocurrency compliance issues.

    Many companies have made the strategic decision to focus on their core competencies and reduce their cost structures rather than invest in the large IT staffs that are necessary to evaluate, implement and manage IT initiatives. Consequently, these companies have turned to IT service providers both to develop and implement new IT solutions and to maintain legacy systems. Industry sources estimate that the worldwide market for IT services, which includes data center management, distributed or client/server environment computing, local and wide area network operations, application development and maintenance and help desk operations, was approximately $32.0 billion in 1997 and is expected to grow at a compounded annual growth rate of 12.0% through 2001.

    As the demand for IT services has increased, the number of qualified technical professionals has not kept pace with such demand. As a result, some IT service providers have attempted to access the large talent pool in certain developing countries, such as India, which is widely acknowledged as the leader in offshore software development. Historically, IT service providers have used the offshore labor pool primarily to supplement the internal staffing needs of customers. However, evolving customer demands have led to the utilization of offshore resources for higher value-added services, such as application development and maintenance. The use of offshore personnel can offer a number of benefits, including faster delivery of new IT solutions, more flexible scheduling and lower costs. However, utilizing an offshore workforce to provide value-added services presents a number of challenges to IT service providers.

    The offshore implementation of value-added software services requires highly developed project management skills to design, develop and deploy high quality solutions in a timely and cost-effective manner. In addition, IT service providers must have the methodologies, processes and communications capabilities to successfully integrate offshore workforces with on-site personnel. Additionally, service providers utilizing offshore workforces must continually recruit and manage their workforces to deliver solutions using emerging technologies. As a result of the increasing demand for global IT services, a significant opportunity exists for IT service providers that can successfully address the challenges in utilizing an offshore talent pool.

THE CTS SOLUTION

    CTS delivers high-quality, cost-effective, full life cycle solutions to complex software development and maintenance problems through the use of a seamless on-site and offshore project team. These solutions include application development and maintenance services, Year 2000 and Eurocurrency compliance services, testing and quality assurance services and re-hosting and re-engineering services. The Company provides world-class service to its customers through an integrated business model which combines a technical and account management team located on-site at the customer location and six development centers located in India. To support this business model, the Company has recruited and trained in excess of 1,000 programmers in India and put in place a well developed facilities, technology and communications infrastructure. By basing its technical operations in India, the Company has access to a large pool of skilled, English-speaking IT professionals with which to service customers on a cost basis significantly lower than in developed countries. The main elements of the CTS solution, which the Company believes differentiate it from other IT service providers, include the following:

    ESTABLISHED AND SCALEABLE PROPRIETARY PROCESSES. To facilitate the cost-effective, on-time delivery of high-quality projects integrating an on-site and offshore team, the Company has developed proprietary methodologies encapsulated in its QVIEW software engineering process, which is available to all on-site and offshore programmers. The Company utilizes this ISO 9000 certified process to define and implement projects from the design, development and deployment stages through to ongoing application maintenance. For every project, QVIEW is used to make an extensive front-end assessment defining the scope and risks of the project and to subdivide the project into smaller phases with frequent deliverables and feedback from customers. The Company also utilizes its QVIEW process to detect, mitigate and correct quality defects and to establish appropriate contingencies for each project. In order to ensure implementation of its quality process, the Company assigns a quality facilitator to each project who reports to a centralized quality assurance and software engineering group. This group performs, on a sample basis, continuous quality audits, deliverables verifications, metrics collection and analysis, which are used to continually improve the Company's processes and methodologies. The Company's processes and methodologies have proven to be scaleable as the Company has increased its number of offshore development centers, customers and projects.

    HIGHLY SKILLED WORKFORCE. The Company has placed significant emphasis on recruiting and training its workforce of highly skilled professionals and ensuring that they are versed in the Company's processes and methodologies, particularly the QVIEW software engineering process. The Company has approximately 100 project managers and senior technical personnel on its staff, many of whom have significant work experience in the United States. The Company's project managers and senior technical personnel provide in-depth project management expertise to customers. The Company maintains programs and personnel, including an extensive campus recruiting program, to hire the best available technical professionals and to train these professionals in both legacy systems and emerging technologies, as well as the Company's software development and quality processes. The Company provides five months of combined classroom and on-the-job training to new hires and additional training each year to continually enhance the business practices, tools, technology and consulting skills of its professional staff.

    FULL RANGE OF TECHNOLOGIES. The Company has project experience and expertise across multiple architectures and technologies, including emerging technologies such as data warehousing, Internet/ intranet applications and object-oriented development. Because most of the Company's programmers are trained in multiple technologies and architectures, the Company is able to react to customers' needs and quickly redeploy programmers to new technologies. In addition, through its internal research and development activities and the continuing education of its technical personnel, the Company assures that its collective skillset keeps pace with emerging technologies. The ability to work in new technologies allows the Company to address the needs of its customers and to foster long-term relationships.

    WELL DEVELOPED INFRASTRUCTURE. The Company's extensive facilities, technology and communications infrastructure facilitates the seamless integration of its on-site and offshore workforces by permitting team members in different locations to access common project information and to work directly on customer projects. This infrastructure allows for rapid completion of projects, off-peak utilization of customers' technological resources and real-time access to project information by the on-site account manager or the customer. By using the excess capacity of a customer's existing computing facilities during off-peak hours, the Company's offshore development centers can undertake additional projects without substantial customer investment in new hardware and software. In addition, for large projects with short time frames, the Company's offshore facilities allow for parallel processing of various development phases to accelerate delivery time.

STRATEGY

    The Company's objective is to be a leading provider of full life cycle software development and maintenance services utilizing an on-site and offshore model. The Company plans to pursue the following strategies to achieve this objective:

    DEVELOP LONG-TERM CUSTOMER RELATIONSHIPS AND STRATEGIC ALLIANCES. The Company seeks to develop long-term strategic relationships with customers and business partners and to leverage these relationships into additional project opportunities. For example, the Company intends to use its Year 2000 compliance expertise to establish relationships with new customers. The Company believes that the knowledge of customers' systems gained during the performance of Year 2000 compliance services will provide a competitive advantage in securing additional software development and maintenance projects from these customers. In addition, the Company believes that through its working relationships with independent software vendors it can obtain projects from such vendors' customers due to the detailed knowledge gained by the Company in the development process.

    EXTEND SERVICE OFFERINGS AND SOLUTIONS. The Company has a team dedicated to developing new service offerings in emerging technologies and also collaborates with its customers to develop such offerings. For example, the Company has recently undertaken Eurocurrency compliance projects and is developing proprietary solutions using data warehousing and Internet/intranet technology. To facilitate the development of new solutions, the Company conducts internal research and development and promotes knowledge building and sharing across the organization. The Company believes that the continued expansion of its service offerings will reduce its reliance on any one technology initiative and foster long-term relationships with its customers.

    ENHANCE PROCESSES, METHODOLOGIES AND PRODUCTIVITY TOOLSETS. The Company is committed to improving and enhancing its proprietary QVIEW software engineering process and other methodologies and toolsets. With the rapid evolution of technology, the Company believes that continued investment in research and development is critical to its success. The Company currently is designing and developing new productivity software tools to automate testing processes and improve project estimation and risk assessment techniques. The Company continually refines its processes by utilizing groupware technology to share project experience and best practice methodologies across the organization.

    EXPAND GEOGRAPHIC PRESENCE. As the Company expands its customer base, it plans to open additional sales and marketing offices in the United States to enable it to sell to and support existing and prospective customers. In addition, the Company intends to pursue market opportunities in Europe through its recently established U.K. office.

    PURSUE SELECTIVE STRATEGIC ACQUISITIONS. The Company believes that opportunities exist in the fragmented IT services market to expand its business through selective strategic acquisitions. The Company believes that acquisition candidates may enable it to expand its geographic presence, enter new technology areas or expand capacity.

SERVICES

    CTS provides a broad range of software services, including: (i) application development; (ii) application maintenance support; (iii) Year 2000 compliance;
(iv) Eurocurrency compliance; (v) testing and quality assurance; and (vi) re-hosting and re-engineering. The Company uses its QVIEW software engineering process, its on-site and offshore delivery model and well developed facilities, technology and communications infrastructure to deliver these services. For each of these services, the Company utilizes its QVIEW proprietary processes and methodologies to define the execution and delivery of the projects.

SERVICE                                                   SUMMARY DESCRIPTION OF SERVICE OFFERINGS
--------------------------------------------------------  --------------------------------------------------------

Application Development.................................  Define requirements, write specifications and design, develop and test software.

Application Maintenance Support.........................  Support some or all of a customer's applications ensuring that systems remain operational and responsive
                                                          to changing user requirements.

Year 2000 Compliance....................................  Renovate applications to correctly process dates in the next century, including impact analysis, code
                                                          conversion, testing and implementation.

Eurocurrency Compliance.................................  Renovate applications to correctly process transactions which are denominated in Eurocurrency, as well as
                                                          existing currencies.

Testing and Quality Assurance...........................  Test source and/or binary code to verify that it conforms to specifications and compatibility
                                                          requirements.

Re-hosting and Re-engineering...........................  Modify and test applications to enable systems to function in new operating environments.

    APPLICATION DEVELOPMENT SERVICES. The Company develops new applications for IBM mainframe, client/server architectures and other emerging technology environments. The Company follows either of two alternative approaches, including (i) full life cycle application development, in which the Company assumes total start-to-finish responsibility and accountability for analysis, design, implementation and testing of systems, or (ii) cooperative development, in which the Company's employees work with a customer's in-house IT personnel to jointly analyze, design, implement and test new systems. In both cases, the Company's on-site team members work closely with the end-users of the application to develop specifications and define requirements. Detailed design, implementation and testing are generally performed offshore at the Company's six software development centers located in India. In addition, the Company maintains an on-site presence at the customer's location in order to address evolving customer needs and resulting changes to the project.

    APPLICATION MAINTENANCE SUPPORT SERVICES. The Company provides services to ensure that a customer's legacy software systems are operational and responsive to end-users' changing needs. In doing so, the Company is often able to introduce process enhancements and improve service levels to customers requesting modifications and on-going support.

    Through its on-site and offshore delivery model, the Company is able to provide a range of support services to its customers. On-site team members often provide help desk services at the customer's facility. These team members typically carry pagers in the event of an emergency service request and are often available to quickly resolve customer problems from remote locations. Routine maintenance services, including modifications, enhancements and documentation, which typically have longer turn around times, are completed offshore utilizing satellite telecommunications and the resources of the Company's software development centers.

    YEAR 2000 COMPLIANCE SERVICES. With the year 2000 approaching, computer software systems that were not designed to correctly process dates in the next century are expected to fail. Organizations rely on mission-critical software systems and must either repair the problem presented by the Year 2000 issue or replace legacy systems.

    The Company uses its proprietary Year 2000 toolset and methodology, Century Transition Services 2000, to provide a cost-effective total solution for all phases of a Year 2000 compliance project. The Century Transition Services 2000 methodology covers the entire life cycle of a Year 2000 compliance project, and is comprised of a seven step process: (i) inventory preparation; (ii) impact analysis; (iii) strategy and design; (iv) code change and data migration; (v) unit, system and acceptance testing; (vi) implementation; and (vii) post-implementation support. The Company believes that it differentiates itself from its competitors through the use of its Century Transition Services 2000.

    The Century Transition Services 2000 toolset covers a wide array of common programming languages and environments including many client/server environments. This toolset is capable of identifying Year 2000 problems in COBOL, Model 204, SAS, Mark IV, CLIST, REXX, PL/1, IBM Mainframe Assembler, TELON, JCL and other languages. In the midrange and client/server environment, the Company's toolset addresses, among other languages, C, C++, Visual Basic, PowerBuilder, Sybase, MS-Office (Word, Excel, Access), Oracle, Informix, Paradox, Clipper, FoxPro and Lotus Notes. The Company is thus able to provide complete solutions across a large portion of customers' systems.

    EUROCURRENCY COMPLIANCE SERVICES. The upcoming monetary union of the European Community presents a significant opportunity for the Company as computer systems which deal with any European denominated currency will need to be modified to handle local currency and Eurocurrency transactions. Based on the current schedule for European monetary unification, non-cash Euro transactions will start on January 1, 1999, bank notes and coins will start circulating on January 1, 2002 and national currencies will be withdrawn by July 1, 2002.

    The Company has begun to address the Eurocurrency compliance problem and has established a dedicated practice to focus on this problem. The Company believes that portions of its Year 2000 toolset and methodology can be extended to efficiently address the Eurocurrency compliance needs of customers.

    TESTING AND QUALITY ASSURANCE SERVICES. Testing and quality assurance is a critical aspect of any software development activity. The Company works with customers to better define the quality assurance processes which are in use by the customers' in-house IT departments. The Company utilizes its quality assurance expertise, based on its QVIEW software engineering process, to ensure better quality software through fundamental process improvements.

    The Company also advises certain customers, principally independent software vendors, on testing applications which may or may not have been developed by the Company. Various types of testing services such as top-down testing, bottom-up testing, black-box/white-box testing, unit testing, integration testing and system testing are provided by a large offshore team in a short time, with minimal impact on product release. Defect tracking is automated by a CTS-developed tool that ensures that all detected defects are tracked to closure.

    RE-HOSTING AND RE-ENGINEERING SERVICES. Through the Company's re-hosting and re-engineering service offerings, the Company works with customers to migrate systems based on legacy computing environments to newer, open systems-based platforms and client/server architectures. The Company's re-engineering tools automate many of the processes required to implement advanced client/server technologies, thereby substantially reducing the time and cost to perform these services. These tools enable the Company to perform source code analysis and to re-design target databases and convert certain programming languages. If necessary, the Company's software engineers also re-design and convert user interfaces.

CUSTOMERS AND REPRESENTATIVE PROJECTS

    Historically, the Company has provided services principally to affiliated companies. The Company has provided services to third-party customers only for a limited time and has generated only limited revenues from such engagements. During the period from January 1, 1997 to March 31, 1998, the Company provided services to a total of 27 customers. The Company received revenues in excess of $200,000 in 1997 from ACNielsen, Aetna Canada, CSC Consulting, Cognizant, Douglas County, Nebraska, The Dun & Bradstreet Corporation, First Data Investor Services Group, Inc., GEAC, Manugistics, Inc., Northwest Airlines, Inc., the Pacific Exchange, Pilot Software and SQM. During 1997 and the three months ended March 31, 1998, the Company's top five third-party customers accounted for 36.6% and 45.6% of revenues, respectively. During 1997 and the three months ended March 31, 1998, Cognizant and its current subsidiaries accounted for 41.8% and 36.2% of revenues, respectively. The volume of work performed for specific customers is likely to vary from year to year, and a significant customer in one year may not use the Company's services in a subsequent year. See "Risk Factors--Customer Concentration" and "--Limited Operating History With Unaffiliated Customers; Limited Third-Party Revenues To Date."

    While customer engagements vary, the following examples illustrate the types of business needs the Company has addressed:

    APPLICATION DEVELOPMENT FOR NIELSEN MEDIA RESEARCH. Nielsen Media Research, a subsidiary of Cognizant, is the leading provider of television information services, both nationally and locally, for television networks and affiliates, independent stations, syndicators, cable networks, cable systems, advertisers and advertising agencies in the United States and Canada. Nielsen Media Research contracted with the Company to develop a new media planning product called New Millennium. The product, which collects, sorts and analyzes large amounts of research data from Nielsen Media Research's database, addresses the information and planning needs of media planners such as advertising agencies, television stations and Internet advertisers. This allows media planners to optimize the allocation of media dollars across various media outlets in order to maximize the return on customers' advertising budgets.

    As part of the project, the Company provided overall project management, application design, development and testing. The Company worked closely with Nielsen Media Research to specify, design, implement and test the New Millenium product. The Company worked with Nielsen Media Research subject matter experts, end-users and internal IT staff to define the product requirements. During the design phase of the project that was conducted on-site, an offshore CTS team provided extensive prototype development support. The offshore team also performed all of the construction and testing for the product, working simultaneously with the on-site team to ensure that customer requirements were fully met.

    APPLICATION MAINTENANCE FOR AETNA LIFE INSURANCE COMPANY OF CANADA. Aetna Canada is a leading provider of individual life and disability insurance products and one of the top ten providers of employee group benefits in Canada. In early 1997, the Company was engaged by Aetna Canada to provide maintenance, enhancement and support services for Aetna Canada's Employee Benefit Services Systems. The system is comprised of several large IBM mainframe-based applications, which were developed more than ten years ago. The system tends to be highly volatile as frequent regulatory changes and user requirement changes are required to keep the system operational. Working on-site, CTS employees worked with Aetna Canada technical and application experts before returning to the CTS software development centers in India, where second level (non-emergency) support is currently being provided. In addition, a core team of CTS employees remain on-site at Aetna Canada to provide emergency and time critical maintenance, enhancement and support, as required. By outsourcing the maintenance of this system to the Company, Aetna Canada has been able to improve service levels by creating a 24-hour maintenance cycle. Aetna Canada has also benefited from the flexible staffing that the Company is able to provide to cover peak demand situations.

    RE-ENGINEERING OF DATA MANAGEMENT SYSTEM FOR IMS AMERICA. IMS America, Ltd. ("IMS America"), a subsidiary of Cognizant, is a leading provider of business information to the pharmaceutical and healthcare industries. One of IMS America's flagship products, DDD-TM-, is used by pharmaceutical manufacturers in the United States to monitor and measure product movement through the marketplace. IMS America decided in 1995 to re-engineer one of the core data management processes that supported the DDD product lines. Working with CSC Consulting, the Company designed, developed, and implemented a new data management system to accomplish these goals. Working in on-site design sessions with CSC consultants and IMS America, the Company first developed a conceptual system prototype to support the redesigned business process. An offshore team then developed a functional prototype that was tested and refined in on-site business processing simulations. Detailed design was performed primarily on-site, and construction and testing of the system was then performed offshore, with concurrent on-site coordination and integration testing. By utilizing a rules-based pattern matching engine and a three-tiered client/ server architecture, the system reduced the number of unresolved exceptions in the data management process and significantly reduced the number of days to process the data, which improved productivity and provided faster results to customers.

    YEAR 2000 COMPLIANCE FOR THE PACIFIC EXCHANGE. The Pacific Exchange is America's third most active stock exchange and third largest stock options market. The Pacific Exchange operates automated equities trading floors in San Francisco and Los Angeles, trading more than 2,600 stocks, bonds, options and warrants.

    The Pacific Exchange engaged the Company to provide Year 2000 compliance services to support the trading of long-term options with expiration dates in the next century. A significant risk existed that if the project was not completed on time, it would result in long-term options failing to trade properly on the Pacific Exchange. The Company was involved in all aspects of the Year 2000 compliance project, including impact analysis, code compliance, testing and implementation, and was able to complete the project within budget and ahead of schedule. Following the successful completion of the Year 2000 compliance of the options system, the Pacific Exchange has engaged the Company on various other Year 2000 and non-Year 2000 projects.

SALES AND MARKETING

    The Company markets and sells its services directly through its professional staff, senior management and direct sales persons operating out of its New York City headquarters and business development offices in Chicago, Toronto and London. At March 31, 1998, the Company had four direct sales persons, 20 account managers and eight independent sales agents. The sales and marketing group works with the Company's technical team as the sales process moves closer to the customer's selection of an IT service provider. The duration of the sales process varies depending on the type of service, ranging from approximately two months to over one year. The account manager or sales executive works with the technical team to define the scope, deliverables, assumptions and execution strategies for a proposed project, develop project estimates, prepare pricing and margin analyses and finalize sales proposals. Management reviews and approves the proposal, which is then presented to the prospective customer. Sales and account management personnel remain actively involved in the project through the execution phase.

    The Company focuses its marketing efforts on businesses with intensive information processing needs. The Company maintains a prospect/customer database, which is continuously updated and utilized throughout the sales cycle from prospect qualification to close. As a result of this marketing system, the Company prequalifies sales opportunities, and direct sales representatives are able to minimize the time spent on prospect qualification. The Company also generates a portion of its business through outside agents, who work on a commission basis. In this regard, account managers play an important role in developing a long-term relationship with customers. In addition, substantial emphasis is placed on customer retention and expansion of services provided to existing customers.

COMPETITION

    The IT services market includes a large number of participants, is subject to rapid change and is highly competitive. This market includes participants from a variety of market segments, including systems integration firms, contract programming companies, application software companies, the professional services groups of computer equipment companies, facilities management and outsourcing companies and "Big Six" accounting firms, as well as smaller local competitors in the various geographic markets in which the Company operates. The Company competes with, among others, Alydaar Corp., Cambridge Technology Partners, Inc., Cap Gemini America, Inc., Complete Business Solutions, Inc., Computer Horizons Corp., Computer Task Group, Inc., CSC Consulting, Information Management Resources, Inc., Infosys, Inc., IBM Global Services, Keane, Inc., Mastech Corporation, Satyam Computer Services Limited, SHL Systemhouse (a division of MCI Communications Corporation), Syntel, Inc., Tata Consultancy Services and Whittman-Hart, Inc. In certain markets in which the Company competes, such as the Year 2000 compliance market, there are no significant barriers to entry. Current and potential competitors may introduce new and more competitive services, make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their services to address the needs of customers. Many of the Company's competitors have significantly greater financial, technical and marketing resources and greater name recognition than the Company. The principal competitive factors affecting the markets for the Company's services include (i) performance and reliability, (ii) quality of technical support, training and services, (iii) responsiveness to customer needs, (iv) reputation, experience and financial stability and (v) competitive pricing of services. The Company competes by offering a well developed recruiting, training and retention model, a successful service delivery model, an excellent referral base, continual investment in process improvement and knowledge capture, and continued focus on responsiveness to customer needs, quality of services, competitive prices, project management capabilities and technical expertise. In order to be successful in the future, the Company must continue to respond promptly and effectively to technological change and competitors' innovations. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and its failure to do so would have a material adverse effect upon the Company's business, results of operations and financial condition. See "Risk Factors--Intense Competition."

INTELLECTUAL PROPERTY

    The Company's business includes the development of software applications and other deliverables including written specifications and documentation in connection with specific customer engagements. The Company's future success will depend on its ability to protect its intellectual property rights. The Company presently holds no patents or registered copyrights, and relies upon a combination of copyright and trade secret laws, non-disclosure and other contractual arrangements and various security measures to protect its intellectual property rights. India is a member of the Berne Convention, and has agreed to recognize protections on copyrights conferred under the laws of foreign countries, including the laws of the United States. The Company believes that laws, rules, regulations and treaties in effect in the United States and India are adequate to protect it from misappropriation or unauthorized use of its copyrights. However, there can be no assurance that such laws will not change and, in particular, that the laws of India will not change in ways that may prevent or restrict the transfer of software components, libraries and toolsets from India to the United States. There can be no assurance that the steps taken by the Company to protect its intellectual property rights will be adequate to deter misappropriation of any of its intellectual property, or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its rights.

    A competitor of the Company recently announced the filing with the U.S. Patent and Trademark Office of three patent applications relating to Year 2000 processes. The Company does not know the proprietary features of the processes covered by such patent applications since patent applications are not publicly available until the patents are issued. The Company has no prior relationship with this competitor. Although the Company believes that its intellectual property rights do not infringe on the intellectual property rights of such competitor or others, there can be no assurance that such claims will not be asserted against the Company in the future, that assertion of such claims will not result in litigation or that the Company would prevail in such litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms, if at all. The Company expects that the risk of infringement claims against the Company will increase if more of the Company's competitors are able to successfully obtain patents for software products and processes. Any such claims, regardless of their outcome, could result in substantial cost to the Company and divert management's attention from the Company's operations. Any infringement claim or litigation against the Company could, therefore, have a material adverse effect on the Company's business, results of operations and financial condition.

    Pursuant to the License Agreement, Cognizant has granted to the Company a non-exclusive, non-assignable, revocable license to use the "Cognizant" name and certain related trade and service marks. The License Agreement provides that, subject to Cognizant's right to revoke such license under certain circumstances, such license will remain in effect for at least ten years following this offering. The revocation of such license could have a material adverse effect on the Company's business, results of operations and financial condition. However, Cognizant has agreed to transfer all of its rights to the "Cognizant" name and related trade and service marks to the Company upon the consummation of the previously announced reorganization of Cognizant which, subject to certain conditions, is expected to be consummated by mid-1998. See "Risk Factors--Limited Protection of Intellectual Property Rights," "Company Background" and "Certain Transactions--Agreements with Cognizant."

EMPLOYEES

    At March 31, 1998, the Company employed approximately 270 persons on a full-time basis in its North American headquarters and satellite offices and on-site North American customer locations (15 of whom are United States citizens or permanent residents), approximately 30 persons on a full-time basis in its European satellite office and on-site European customer locations and approximately 870 persons on a full-time basis in its offshore software development centers in India. As of March 31, 1998, approximately 245, or 93% of the Company's employees working in the United States, were working in the H-1B, nonimmigrant work-permitted visa classification. None of the Company's employees is subject to a collective bargaining arrangement. The Company considers its relations with its employees to be good. See "Risk Factors--Exposure to Regulatory, Economic and Political Conditions in India" and "--United States Immigration Issues."

    The future success of the Company will depend to a significant extent on its ability to attract, train and retain highly skilled software development professionals, particularly project managers, software engineers and other senior technical personnel. The Company believes that in both the United States and India there is a shortage of, and significant competition for, software development professionals with the advanced technological skills necessary to perform the services offered by the Company. The Company has an active recruitment program in India and has developed a recruiting system and database that facilitates the rapid identification of skilled candidates. During the course of the year, the Company visits approximately 45 premier colleges and technical schools in India. The Company evaluates candidates based on academic performance, the results of a written aptitude test measuring problem-solving skills and a technical interview. In addition, the Company has an active lateral recruiting program. The Company believes it is one of the more attractive employers for IT graduates in India.

    Senior project managers are hired from leading consulting firms in the United States and India. The Company's senior management and substantially all of the project managers have experience working in the United States and Europe, which enhances the Company's ability to attract and retain other professionals with experience in the United States.

    The Company has also adopted a career and education management program to define the employees' objectives and career plans. Through an intensive orientation and training program, the Company introduces new employees to the QVIEW software engineering process and the Company's services. See "Risk Factors--Extremely Competitive Market for Technical Personnel" and "--United States Immigration Issues."

FACILITIES

    The Company's executive and business development office is located in New York, New York. The Company intends to relocate this office locally within the next 12 months. The Company believes that its existing facilities are adequate to support its existing operations and that, as needed, it will be able to obtain suitable additional facilities on commercially reasonable terms. The remaining lease terms on the Company's development facilities in India range up to nine years. The Company may terminate such leases, without penalty, upon 90 days' notice.

    The Company occupies the following properties, which are all leased:

                               APPROXIMATE AREA
          LOCATION               (IN SQ. FEET)                    USE                        NATURE OF OCCUPANCY
-----------------------------  -----------------  ------------------------------------  -----------------------------

Chennai, India...............         33,700      Software Development Facility         Lease expiring 12/1/06 with a
                                                                                        renewal option

Chennai, India...............         20,100      Software Development Facility         Multiple leases expiring
                                                                                        11/15/98-2/28/01
                                                                                        with renewal options

Chennai, India...............         20,000      Software Development Facility         Lease expiring 8/31/04 with a
                                                                                        renewal option

Chennai, India...............         15,500      Software Development Facility         Multiple leases expiring
                                                                                        1/31/06-4/30/06
                                                                                        with renewal options

Calcutta, India..............          9,300      Software Development Facility         Lease expiring 12/1/00 with a
                                                                                        renewal option

Calcutta, India..............          4,000      Software Development Facility         Lease expiring 3/31/01

New York, New York...........          3,800      Executive and Business Development    Lease expiring 5/31/99
                                                  Office

London, England..............            800      Business Development Office           Monthly lease

Chicago, Illinois............            400      Business Development Office           Monthly lease

Toronto, Canada..............            200      Business Development Office           Lease expiring 1/31/99

LEGAL PROCEEDINGS

    The Company is not currently a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company are as follows:

NAME                                                       AGE      POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Wijeyaraj Mahadeva...................................          46   Chairman of the Board and Chief Executive Officer

Lakshmi Narayanan....................................          45   President and Chief Operating Officer

Gordon Coburn........................................          34   Chief Financial Officer, Treasurer and Secretary

Francisco D'Souza....................................          29   Vice President, North American Operations and
                                                                    Business Development

Anthony Bellomo (2)..................................          44   Director

Paul Cosgrave (1)(2).................................          47   Director

Victoria Fash........................................          46   Director

John Klein (1)(2)....................................          56   Director

Venetia Kontogouris..................................          47   Director

--------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

    WIJEYARAJ (KUMAR) MAHADEVA was elected Chairman and Chief Executive Officer of the Company's Indian subsidiary in 1994, and led the team that established the software development and maintenance business conducted by the Company. Mr. Mahadeva was elected Vice President of the Company in 1994, and was elected President on April 17, 1996. Effective in March 1998, Mr. Mahadeva was elected Chairman and Chief Executive Officer of the Company. Mr. Mahadeva concurrently served as Chairman of The Dun & Bradstreet Corporation India and China from 1993 to 1996. Mr. Mahadeva previously served as Vice President, Corporate Strategy, at The Dun & Bradstreet Corporation from 1989 to 1993, as Director, Business Markets Group, at AT&T from 1985 to 1989, and as a management consultant at McKinsey and Company from 1978 to 1985. Mr. Mahadeva holds a Master of Business Administration degree from Harvard University and a Masters in Electrical Engineering from Cambridge University (U.K.).

    LAKSHMI NARAYANAN was elected President and Chief Operating Officer of the Company in March 1998. Mr. Narayanan joined the Indian subsidiary of the Company as Chief Technology Officer in 1994 and was elected President of such subsidiary on January 1, 1996. Prior to joining the Company, Mr. Narayanan was the regional head of Tata Consultancy Services, a large consulting and software services company in India, from 1975 to 1994. Mr. Narayanan holds a Bachelor of Science degree, a Master of Science degree and a Master of Business Administration degree from the Indian Institute of Science.

    GORDON COBURN was elected Chief Financial Officer, Treasurer and Secretary of the Company in March 1998 and Vice President of the Company in September 1996. Since 1990, Mr. Coburn has held key financial positions with Cognizant and The Dun & Bradstreet Corporation. Mr. Coburn most recently served as Senior Director--Group Finance & Operations for Cognizant from November 1996 to December 1997. Mr. Coburn holds a Bachelor of Arts degree from Wesleyan University and a Master of Business Administration degree from the Amos Tuck School at Dartmouth College.

    FRANCISCO D'SOUZA was appointed Vice President, North American Operations and Business Development of the Company in March 1998 and was appointed Director--North American Operations and Business Development on June 1, 1997. From January 1996 to June 1997, Mr. D'Souza was employed as a consultant to the Company. From February 1995 to December 1995, Mr. D'Souza was employed as Product Manager at Pilot Software. Between 1992 and 1995, Mr. D'Souza held various marketing, business development and technology management positions as a Management Associate at The Dun & Bradstreet Corporation. While working at The Dun & Bradstreet Corporation, Mr. D'Souza was part of the team that established the software development and maintenance business conducted by the Company. Mr. D'Souza holds a Bachelor of Business Administration degree from the University of East Asia and a Master of Science degree in Industrial Administration from Carnegie-Mellon University.

    ANTHONY BELLOMO was elected to the Board of Directors of the Company in March 1998. Mr. Bellomo is President of Erisco, which position he has held since 1994. Mr. Bellomo joined Erisco in 1977 and has held various positions at Erisco since that time. Mr. Bellomo holds a Bachelor of Arts degree in engineering from the Polytechnic Institute of Brooklyn.

    PAUL COSGRAVE was elected to the Board of Directors in March 1998. Mr. Cosgrave serves as President of Strategies4Success, a strategic consulting firm. From July 1994 until February 1998, he was Chairman, President and CEO of Claremont Technology Group, Inc., an information technology consulting services company. From January 1993 until June 1994, Mr. Cosgrave was Executive Vice President of Technology Solutions Company, also an information technology services company. From February 1992 until January 1993, he was President and Chief Executive Officer of AGS Computers, Inc., a subsidiary of NYNEX Corporation. From September 1982 until January 1992, he was a Partner at Andersen Consulting, LLP, a management consulting firm. Mr. Cosgrave holds a Bachelor of Science degree and a Master of Science degree from Rensselaer Polytechnic Institute.

    VICTORIA FASH was elected to the Board of Directors of the Company in December 1997. Ms. Fash was appointed Chairman and Chief Executive Officer of IMS in December 1997. She serves concurrently as Executive Vice President and Chief Financial Officer of Cognizant, a position she has held since 1996. From 1991 to 1995, she was the Vice President, Business Operations at The Dun & Bradstreet Corporation, and in 1995 was promoted to Senior Vice President, Business Strategy. Ms. Fash serves on the board of directors of Ligand Pharmaceuticals Inc. and Orion Capital Corporation. Ms. Fash holds a Bachelor of Science degree in computer science and a Master of Business Administration degree from the University of Illinois.

    JOHN KLEIN was elected to the Board of Directors in March 1998. Mr. Klein currently serves as Chief Executive Officer of MDIS Group PLC, a software development and service company, where he has been employed since June 1995. From July 1997, Mr. Klein has also served as the Chairman and Chief Executive Officer of Glovia International, a resource planning software and services company. From August 1996, Mr. Klein has also served as the Chairman of PRO IV Limited, a 4GL development tools company. From January 1993 to April 1994, Mr. Klein was the Vice President, Consumer, Process & Transportation-- Customer Business Unit, for Digital Equipment Corporation. Mr. Klein holds a Bachelor of Science degree from the U.S. Merchant Marine Academy and a Master of Business Administration degree from New York University.

    VENETIA KONTOGOURIS was elected to the Board of Directors of the Company in December 1997. Ms. Kontogouris is currently President of Cognizant Enterprises, Inc. where she has held various positions since 1989. Prior to joining Cognizant Enterprises, Ms. Kontogouris was Vice President of New Product Development for The Dun & Bradstreet Corporation. Ms. Kontogouris serves on the board of directors of e data resources, inc., T.R.A.D.E., Inc., SR Research, Inc., Internet Profiles Corporation, Vality Technology Inc., Viant Corporation and Avesta Technologies, Inc. Ms. Kontogouris holds a Bachelor of Arts degree from Northeastern University and a Master of Business Administration degree and a Master in International Relations degree from the University of Chicago.

SIGNIFICANT EMPLOYEES

    G. BALAKRISHNAN was appointed Director, Projects in July 1995 for the Company's Indian subsidiary. Prior to joining the Company, Mr. Balakrishnan worked as a Consultant for The World Bank, International Finance Corporation and International Monetary Fund in the United States from 1983 to 1995. Mr. Balakrishnan holds a Bachelor of Science degree and a Bachelor of Technology degree from the University of Madras and a Master of Business Administration degree from the University of Wisconsin, Milwaukee.

    SIDDHARTHA MUKHERJEE was appointed Director of Calcutta Operations in January 1998 for the Company's Indian subsidiary, which he joined in June 1996 as Senior Manager. Prior to joining the Company, Mr. Mukherjee served as Regional Manager in the United States and as a consultant in India for Tata Consultancy Services from May 1982 to May 1996. Mr. Mukherjee holds a Masters in Economics degree and Masters of Business Administration degree from Xavier Institute, Jamshedpur, India.

    NARESH NAGARAJAN was appointed Director of Projects in January 1998 for the Company's Indian subsidiary, which he joined in March 1994 as Senior Manager, Business Development. Prior to joining the Company, Mr. Nagarajan was Group Business Manager for Citibank's Technology Division in India from December 1990 to February 1994. Mr. Nagarajan holds a Bachelor of Mechanical Engineering degree from the University of Mysore, India and a Masters of Science in Computer Science and a degree in Business Management from Rutgers University.

    S. RENGARAJAN was appointed Director, Projects in January 1997 for the Company's Indian subsidiary, which he joined in September 1995 as Senior Manager, Projects. Prior to joining the Company, Mr. Rengarajan served as Senior Consultant in India for Tata Consultancy Services from December 1989 to August 1995. His prior experience includes seven years of independent consulting in Scandinavia. Mr. Rengarajan holds a Masters of Science in Mathematics from Madras University and a Masters of Technology in Computer Science from the Indian Institute of Technology, Madras.

    KASI SAMBASIVAM was appointed Director, Projects in January 1997 for the Company's Indian subsidiary, which he joined in January 1994 as Senior Manager, Projects. Prior to joining the Company, Mr. Sambasivam served as Deputy General Manager of Pentafour Software & Exports in India from October 1992 to December 1993. In addition, he was a consultant to IBM's Federal Sector Division in the United States from January 1991 to September 1992 and Data Processing Manager for Zambia State Insurance Corporation in Zambia from July 1987 to August 1990. Mr. Sambasivam holds a Bachelor of Engineering degree from the University of Madras.

    WILLIAM SCHULE was appointed Director of Sales of the Company in April 1997. From January 1991 to March 1997, he was a Regional Sales Manager of Syncsort, Inc., a large international manufacturer and distributor of high-performance systems software packages specializing in the mainframe, mid-range and PC marketplace. Prior to joining Synscort, Mr. Schule was a Branch Manager for Howard Systems Inc., an IT consulting firm based in New York, from April 1986 to January 1991. Mr. Schule holds a Bachelor of Arts degree from St. John's University.

    CHANDRA SEKARAN was appointed Vice President, Software Services in January 1997 of the Company's Indian subsidiary, which he joined in December 1994 as Assistant Vice President. Prior to joining the Company, Mr. Sekaran served as Regional Director in the United States and as a consultant in India for Tata Consultancy Services from May 1985 to November 1994. Mr. Sekaran holds a Bachelor of Engineering degree from Madras University and a Master of Business Administration degree from the Indian Institute of Management.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has established an Audit Committee and a Compensation Committee. The Board of Directors does not have an Executive or Nominating Committee. The selection of nominees to the Board of Directors will be made by the entire Board of Directors.

    The Audit Committee, which is comprised of Messrs. Cosgrave and Klein, is responsible for reviewing with management the financial controls and accounting and reporting activities of the Company. The Audit Committee reviews the qualifications of the Company's independent auditors, makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the scope, fees and results of any audit and reviews non-audit services and related fees.

    The Compensation Committee, which is comprised of Messrs. Bellomo, Cosgrave and Klein, is responsible for the administration of all salary and incentive compensation plans for the officers and key employees of the Company, including bonuses. The Compensation Committee also administers the Company's stock option plans and establishes the terms and conditions of all stock options granted thereunder.

DIRECTOR COMPENSATION

    Directors who are employees of the Company and its subsidiaries or Cognizant and its subsidiaries receive no cash remuneration for serving as directors. All other non-employee directors receive $2,000 for attendance at each meeting of the Board of Directors and $1,000 for attendance at each meeting of a committee of the Board of Directors. All directors who are not employees of the Company and its subsidiaries are eligible to participate in the Directors' Option Plan. Options to purchase 6,500 shares of Class A Common Stock have been granted to each of Mr. Bellomo, Ms. Fash and Ms. Kontogouris and options to purchase 15,000 shares of Class A Common Stock have been granted to each of Mr. Cosgrave and Mr. Klein under the Directors' Option Plan. See "--Stock Option Plans--Directors' Option Plan."

EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning the compensation paid by the Company in 1997 to the Company's Chief Executive Officer and each of the other executive officers of the Company (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                                                    -------------
                                                             ANNUAL COMPENSATION     SECURITIES
                                                            ----------------------   UNDERLYING        ALL OTHER
NAME AND POSITIONS                                          SALARY ($)   BONUS($)    OPTIONS(#)     COMPENSATION($)
----------------------------------------------------------  -----------  ---------  -------------  -----------------
Wijeyaraj Mahadeva(1).....................................     235,000     228,136      130,000           14,717
  Chairman of the Board and
  Chief Executive Officer
Lakshmi Narayanan(2)......................................      57,566      60,440       58,500            1,372
  President and Chief
  Operating Officer
Gordon Coburn(3)..........................................      --          --           26,000                0
  Chief Financial Officer,
  Treasurer and Secretary
Francisco D'Souza(4)......................................     120,000      35,000       32,500                0
  Vice President, North
  American Operations and
  Business Development

------------------------

(1) Mr. Mahadeva's other compensation consisted of a 401(k) plan Company matching contribution.

(2) Mr. Narayanan's other compensation consisted of the interest savings on a loan made to Mr. Narayanan by the Company in October 1997, which bears interest at 2% per annum. See "Certain Transactions--Transactions with Cognizant and Other Affiliates."

(3) Mr. Coburn was employed by Cognizant during 1997 and his responsibilities included significant activities unrelated to the Company's business as well as services provided to the Company on behalf of Cognizant. Mr. Coburn's compensation expenses for 1997 were an unallocated component of the aggregate costs allocated to the Company by Cognizant based upon assets employed by the Company in proportion to Cognizant's total assets. Mr. Coburn's 1998 compensation, including salary of $133,250, bonus target of $38,813, and $5,162 of other compensation comprised of 401(k) plan Company matching contribution, will be borne entirely by the Company.

(4) Reflects compensation received in all capacities from the Company during 1997. Mr. D'Souza worked as an independent consultant to the Company until June 1, 1997, when he became a full-time employee of the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth all individual grants of stock options during the year ended December 31, 1997 to each of the Named Executive Officers:

                                                                                              POTENTIAL REALIZABLE
                                                       INDIVIDUAL GRANTS                            VALUE AT
                                    --------------------------------------------------------     ASSUMED ANNUAL
                                     NUMBER OF                                                RATES OF STOCK PRICE
                                    SECURITIES     PERCENT OF                                   APPRECIATION FOR
                                    UNDERLYING    TOTAL OPTIONS                                      OPTION
                                      OPTIONS      GRANTED TO      EXERCISE OR                      TERM(2)
                                      GRANTED     EMPLOYEES IN     BASE PRICE    EXPIRATION   --------------------
NAME                                  (#)(1)       FISCAL YEAR       ($/SH)         DATE        5%($)     10%($)
----------------------------------  -----------  ---------------  -------------  -----------  ---------  ---------
Wijeyaraj Mahadeva................     130,000           25.0%           3.85       7/24/07     314,447    796,871
Lakshmi Narayanan.................      58,500           11.2            3.85       7/24/07     141,501    358,592
Gordon Coburn.....................      26,000            5.0            3.85       7/24/07      62,889    159,374
Francisco D'Souza.................      32,500            6.3            3.85       7/24/07      78,612    199,218

------------------------

(1) All options were granted pursuant to the Employee Option Plan at an exercise price equal to or greater than the fair market value of the Class A Common Stock on the date of grant, as determined by the Company's Board of Directors, and vest 25% a year over a four-year period. Such options expire on the tenth anniversary of the date of grant. Pursuant to the agreements described below under "--Severance and Noncompetition Agreements," such options will vest in full immediately upon a Change of Control (as defined therein).

(2) Potential realizable value is based on the assumption that the price of the Class A Common Stock appreciates from the exercise price of $3.85 per share at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten year option term. Calculated using the initial public offering price, assumed to be $12.00 per share, as a base, the potential realizable value at the assumed 5% and 10% rates of stock appreciation would be as follows: $981,076 and $2,486,238 for Mr. Mahadeva, $441,484 and $1,118,807 for Mr. Narayanan, $196,215 and $497,248 for Mr.
    Coburn and $245,269 and $621,560 for Mr. D'Souza. These values are calculated in accordance with rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation.

                         FISCAL YEAR-END OPTION VALUES

    The following table sets forth information with respect to the number and value of the outstanding options held by the Named Executive Officers at December 31, 1997:

                                                           NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                        OPTIONS AT FISCAL YEAR-END     OPTIONS AT FISCAL YEAR-END
                                                                   (#):                           ($):
NAME                                                     EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE(1)
-----------------------------------------------------  -----------------------------  ----------------------------
Wijeyaraj Mahadeva...................................             --/130,000                    --/680,000
Lakshmi Narayanan....................................              --/58,500                    --/306,000
Gordon Coburn........................................              --/26,000                    --/136,000
Francisco D'Souza....................................              --/32,500                    --/170,000

------------------------

(1) Based on the fair market value of the Common Stock as of December 31, 1997 ($9.08 per share), as determined by the Company's Board of Directors.

SEVERANCE AND NONCOMPETITION AGREEMENTS

    The Company has entered into a Severance and Noncompetition Agreement (collectively, the "Severance and Noncompetition Agreements") with each of the Named Executive Officers. The Severance and Noncompetition Agreements provide that each Named Executive Officer will receive one year's base salary and a full annual bonus upon termination of employment, other than in the case of a termination for cause. In addition, such agreements provide that all options held by the Named Executive Officers will vest in full immediately upon a Change of Control. Pursuant to such agreements, each Named Executive Officer has agreed not to engage in any competitive business in any capacity for one year following termination of employment and not to solicit any of the Company's employees to leave the Company within the one-year period following termination of employment. Finally, such agreements include customary proprietary rights assignment and confidentiality provisions. See "Risk Factors--Dependence on Key Personnel."

STOCK OPTION PLANS

EMPLOYEE OPTION PLAN

    The Company's Employee Option Plan became effective in July 1997, and was amended in March 1998. The aggregate number of shares of Class A Common Stock reserved for issuance under the Employee Option Plan is 698,750 shares, of which options to acquire 619,200 shares of Class A Common Stock are outstanding at a weighted average exercise price of $5.33 per share (assuming an exercise price of $12.00 for options which become effective at the time of this offering). Prior to this offering, no shares of Common Stock have been issued upon exercise of options granted under the Employee Option Plan.

    Options granted under the Employee Option Plan may be either (i) options intended to qualify as "incentive stock options" under Section 422 of the Code or (ii) stock options that are non-qualified for Federal income tax purposes. Options may be granted under the Employee Option Plan to key employees (but not members of the Compensation Committee or any person who serves only as a director) of the Company and its subsidiaries and Cognizant and its subsidiaries (if such persons are responsible for the management, growth and protection of the business of the Company).

    The Employee Option Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the Employee Option Plan, the Compensation Committee has the authority to interpret the provisions of the Employee Option Plan, to determine the persons to whom options will be granted, the number of shares to be covered by each option and the terms and conditions upon which an option may be granted. Options granted under the Employee Option Plan may not be granted at an exercise price less than fair market value of the underlying shares on the date of grant. Options granted under the Employee Option Plan become exercisable (i) as to 25% upon the later of the first anniversary of the grant and the consummation of this offering, (ii) as to 25% upon the later of the second anniversary of the date of grant and the consummation of this offering, (iii) as to 25% upon the later of the third anniversary of the grant and the consummation of this offering and (iv) as to 25% upon the later of the fourth anniversary of the date of grant and the consummation of this offering. Pursuant to the Severance and Noncompetition Agreements, the options held by executive officers will vest in full immediately upon a Change of Control. Furthermore, in the case of options held by certain other key employees, certain options will vest 50% upon a Change of Control (as such term is defined in the Employee Option Plan). Options granted under the Employee Option Plan expire in 10 years, are nontransferable and, with certain exceptions in the event of a death of a participant, may be exercised by the optionee only during employment. In the event of an optionee's death, disability or retirement, the unexercised portion of an option may be exercised during the shorter of the remaining stated term of the option or five years after the date of death, disability or retirement, but only to the extent such option was exercisable at the time of such termination or becomes exercisable during such later period as stated in the Employee Option Plan. In the case of a termination for any other reason, the unexercised portion of and option may be exercised for the period ending ninety days after termination, but only to the extent such option was exercisable at the time of termination. Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, accelerate the vesting of unvested options if an optionee is terminated without cause (as determined by the Compensation Committee).

DIRECTORS' OPTION PLAN

    The Directors' Option Plan became effective in December 1997 and was amended in March 1998. The aggregate number of shares of Class A Common Stock reserved for issuance under the Directors' Option Plan is 71,500 shares, of which options to acquire 49,500 shares of Class A Common Stock are outstanding at a weighted average exercise price of $11.23 per share (assuming an exercise price of $12.00 for options which become effective upon the consummation of this offering). Prior to this offering, no shares of Class A Common Stock have been issued upon exercise of options granted under the Directors' Option Plan.

    The Directors' Option Plan, which is administered by the Compensation Committee, provides for the issuance of non-qualified stock options to purchase up to 15,000 shares of Class A Common Stock in any year to any director of the Company who is not an employee of the Company or any subsidiary of the Company. Subject to the provisions of the Directors' Option Plan, the Compensation Committee has the authority to interpret the provisions of the Directors' Option Plan, to determine the persons to whom options will be granted, the number of shares to be covered by each option and the terms and conditions upon which an option may be granted. The option price for options granted under the Directors' Option Plan shall be determined by the Compensation Committee and may be granted at an exercise price greater than, less than or equal to the fair market value of the underlying shares on the date of grant. Options granted under the Directors' Option Plan become exercisable (i) as to 50% upon the later of the first anniversary of the grant and the consummation of this offering and (ii) as to 50% upon the later of the second anniversary of the date of grant and the consummation of this offering. Options granted under the Director's Option Plan expire after 10 years, are nontransferable and, with certain exceptions in the event of a death of a participant, may be exercised by the optionee only during service. In the event of an optionee's death or disability, the unexercised portion of an option immediately vests in full and may be exercised until (i) the earlier of the remaining stated term of the option or five years after the date of death with respect to a termination due to death or (ii) the earlier of the remaining stated term of the option and the longer of five years after the date of termination due to disability or one year after the date of death, in the case of a termination due to disability. In the case of a termination for any other reason, the unexercised portion of and option may be exercised for the period ending ninety days after termination, but only to the extent such option was exercisable at the time of termination.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The Company's Certificate of Incorporation and Bylaws provide that the liability of the directors for monetary damages shall be limited to the fullest extent permissible under Delaware law. This limitation of liability does not affect the availability of injunctive relief or other equitable remedies.

    The Company's Bylaws provide that the Company will indemnify its directors and officers to the fullest extent permissible under Delaware law. These indemnification provisions require the Company to indemnify such persons against certain liabilities and expenses to which they may become subject by reason of their service as a director or officer of the Company or any of its affiliated enterprises. In addition, prior to the consummation of this offering, the Company will enter into indemnification agreements with each of its directors and executive officers providing indemnification to the fullest extent permitted by applicable law and also setting forth certain procedures, including the advancement of expenses, that apply in the event of a claim for indemnification.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Bellomo serves as a member of the Compensation Committee of the Board of Directors. In March 1998, the Company granted non-qualified stock options under the Directors' Option Plan to purchase 6,500 shares of Class A Common Stock to Mr. Bellomo for an exercise price equal to the initial public offering price per share.

                              CERTAIN TRANSACTIONS

AGREEMENTS WITH COGNIZANT

    The Company and IMS America, IMS and Nielsen Media Research, operating subsidiaries of Cognizant, have entered into Master Services Agreements and, prior to the consummation of this offering, the Company and Cognizant will enter into the Intercompany Agreement, the Intercompany Services Agreement and the License Agreement, each of which will be effective upon the consummation of this offering. The material terms of these agreements are summarized below. Because the Company is controlled by Cognizant, none of these agreements results from arms'-length negotiations and, therefore, the terms thereof may be more or less favorable to the Company than those obtainable from unaffiliated third parties. Upon the consummation of the previously announced reorganization of Cognizant, the Master Services Agreements will remain in effect and the Intercompany Agreement and the Intercompany Services Agreement will be assigned by Cognizant to IMS HEALTH. See "Company Background."

    MASTER SERVICES AGREEMENTS. The Company and Cognizant's operating subsidiaries, IMS America, IMS and Nielsen Media Research, have entered into the Master Services Agreements, pursuant to which the Company will continue to provide software development and maintenance services to such operating subsidiaries. Pursuant to each Master Services Agreement, the Company and the Cognizant subsidiary issue work orders for specific projects. The Company invoices the subsidiaries monthly for services on a time-and-materials basis for Year 2000 compliance services and as provided in the applicable work order for other services. Each Master Service Agreement provides that it and any work order issued thereunder may be terminated by the Cognizant subsidiary with or without cause on 30 days' prior written notice.

    INTERCOMPANY AGREEMENT. The Intercompany Agreement provides that until Cognizant and its affiliates cease to control at least 50% of the combined voting power of the outstanding voting stock of the Company, the prior written consent of Cognizant will be required for (i) any acquisition of capital stock or assets by the Company or any of its subsidiaries or disposition of assets of the Company or any of its subsidiaries (other than transactions to which the Company and its subsidiaries are the only parties), or any series of related acquisitions or dispositions, involving gross consideration (including the assumption of indebtedness) in excess of the greater of $10.0 million and six percent of the Company's total equity market capitalization, (ii) any issuance by the Company or any subsidiary of the Company of any equity securities or rights, warrants or options to purchase such equity securities, except for equity securities issued to directors, employees and consultants pursuant to the Employee Option Plan and Directors' Option Plan and other outstanding options and equity securities issued in connection with acquisitions approved by Cognizant and (iii) the creation or incurrence by the Company or any of its subsidiaries of indebtedness for borrowed money in excess of $10.0 million, except for indebtedness incurred to finance any acquisition approved by Cognizant. Pursuant to the Intercompany Agreement, for a period of 18 months following this offering (the "Restricted Period"), the approval of a majority of the members of the Board of Directors of the Company who are not employed by or otherwise affiliated with Cognizant, the Company (other than as directors) or any of their respective affiliates (the "Independent Directors") will be required for a merger or consolidation involving the Company, a sale by the Company of all or substantially all of its assets or a liquidation, dissolution or winding up of the Company's business, in any case, for per share consideration below the initial public offering price per share, and a fairness opinion from a nationally recognized investment banking firm or the approval of at least one Independent Director will be required for any of such transactions for per share consideration at or above the initial public offering price per share. Also pursuant to the Intercompany Agreement, during the Restricted Period, subject to certain limited exceptions, Cognizant will not sell any of the shares of Common Stock owned by it on the date of this Prospectus other than pursuant to a registered public offering, pursuant to Rule 144 promulgated under the Securities Act, at a price per share equal to or greater than the initial public offering price per share or, with the approval of a majority of the Independent Directors, at a price per share below the initial public offering price per share. In addition, during the Restricted Period, Cognizant will not acquire additional shares of Common Stock, other than pursuant to a transaction involving all of the Company's outstanding Common Stock at a price per share in excess of the initial public offering price per share, with respect to which a fairness opinion from a nationally recognized investment banking firm or the approval of at least one Independent Director has been obtained. During the Restricted Period, Cognizant will not vote its shares of Common Stock (or act by written consent) to reduce the ratio of Independent Directors to be less than the ratio of two of seven directors and will not vote its shares of Common Stock (or act by written consent) to remove any Independent Director other than for cause or with the approval of the holders of a majority of the outstanding Class A Common Stock voting as a separate class.

    Pursuant to the Intercompany Agreement, the Company will grant to Cognizant certain demand and "piggyback" registration rights with respect to shares of Common Stock owned by Cognizant. Cognizant will have the right to request up to two demand registrations in each calendar year, but not more than six in any five-year period. The Company may postpone such a demand under certain circumstances. Cognizant will also have the right, which it may exercise at any time and from time to time, to include the shares of Common Stock held by it in any registration of common equity securities of the Company initiated by the Company on its own behalf or on behalf of any other stockholders of the Company. Such registration rights will be transferable by Cognizant. The Company will agree to pay all costs and expenses in connection with each such registration, except underwriting discounts and commissions applicable to the shares of Common Stock sold by Cognizant. The Intercompany Agreement contains customary terms and provisions with respect to, among other things, registration procedures and certain rights to indemnification granted by parties thereunder in connection with the registration of Common Stock on behalf of Cognizant.

    Pursuant to the Intercompany Agreement, the Company will indemnify Cognizant and its subsidiaries (other than the Company) and their respective officers, directors, employees and agents against certain losses based on, arising out of or resulting from the conduct of the Company's business and Cognizant will similarly indemnify the Company and its subsidiaries and their respective officers, directors, employees and agents against certain losses based on, arising out of or resulting from Cognizant's other businesses. In addition, Cognizant will assign to the Company certain rights to indemnification from The Dun & Bradstreet Corporation and certain of its former affiliates.

    The Intercompany Agreement may not be amended without the approval of a majority of the Independent Directors.

    INTERCOMPANY SERVICES AGREEMENT. Pursuant to the Intercompany Services Agreement, Cognizant will provide certain services to the Company, including payroll and payables processing, e-mail, tax, finance, personnel administration, real estate and risk management services, and the Company and its employees will continue to be covered by Cognizant's insurance policies and certain Cognizant employee benefit plans. The Intercompany Services Agreement's initial term will extend through December 31, 1998. Subsequent to December 31, 1998, the Intercompany Services Agreement will continue for successive one-year terms unless terminated by either party on not less than 60 days' written notice prior to the end of the initial term or any renewal term. Any change in the fees provided for under the terms of the Intercompany Services Agreement will be subject to the approval of a majority of the Independent Directors.

    LICENSE AGREEMENT. Pursuant to the License Agreement, Cognizant will grant to the Company a non-exclusive, non-transferable, revocable license to use the "Cognizant" trade name and certain other trade and service marks specifically identified in the License Agreement (collectively, the "Marks"). The License Agreement has an initial term of ten years from the consummation of this offering and renews for successive ten-year terms. Cognizant may revoke the license if the Company breaches the terms and conditions thereof. Upon revocation of such license, the Company and its subsidiaries would be required to discontinue use of the Marks and to change their names to exclude the word "Cognizant." In addition, the License Agreement will provide that the Company and its subsidiaries will not, without the prior written consent of Cognizant, take any action with respect to (i) any litigation or proceeding involving the Marks, (ii) any change in the Company's names, logos and other identifications that might reasonably be expected to adversely affect the Marks or (iii) any advertising campaigns or strategies that use the Marks or that refer to Cognizant that are inconsistent with Cognizant's guidelines and standards. In addition, Cognizant can revoke any of the Company's subsidiaries' use of the Marks if there is a change of control of any such subsidiary.

    Pursuant to the License Agreement, Cognizant will transfer all rights to the Marks to the Company upon the consummation of the previously announced reorganization of Cognizant expected to be consummated by mid-1998, subject to certain conditions. See "Company Background."

TRANSACTIONS WITH COGNIZANT AND OTHER AFFILIATES

    Prior to this offering, Cognizant and The Dun & Bradstreet Corporation provided the Company with certain administrative services, including financial planning and administration, legal, tax planning and compliance, treasury and communications, and permitted the Company to participate in Cognizant's insurance and employee benefit plans. Costs for these services were allocated to the Company based on utilization of certain specific services and, where not estimable, based upon assets employed by the Company in proportion to Cognizant's total assets. Management believes that such amounts are lower than the aggregate amounts the Company would have paid for these services had the Company obtained such services from unrelated third parties. These allocations were $185,000, $354,000 and $835,000 for the years ended December 31, 1995, 1996 and 1997, respectively, and $405,000 for the three months ended March 31, 1998.

    On January 1, 1997, the Company began subleasing office space in New York City from a subsidiary of Cognizant. The Company made lease payments to the subsidiary of $99,000 in 1997 and $26,000 in the three months ended March 31, 1998, which it believes is fair market value for the sublease.

    In November 1996, Cognizant and its subsidiaries, including the Company, were spun-off from The Dun & Bradstreet Corporation. In connection with that transaction, certain benefits were accelerated and paid to certain employees of The Dun & Bradstreet Corporation. In this regard, Mr. Mahadeva was paid an aggregate of $408,398 and restrictions on transfer were removed from 598 shares of the common stock of The Dun & Bradstreet Corporation held by Mr. Mahadeva. During 1996, Mr. Mahadeva devoted time to the Company as well as to other business conducted by The Dun & Bradstreet Corporation, as a result of which only $222,064 of the amount referred to above was expensed over a three-year period ended December 31, 1996, in the Company's financial statements. Also in November 1996, in consideration for his services to the Company, Cognizant granted Mr. Mahadeva options to purchase an aggregate of 114,900 shares of the common stock of Cognizant at an exercise price of $33.38 per share. Mr. Mahadeva has agreed to forfeit options to purchase an aggregate of 58,334 shares of Cognizant common stock upon the consummation of this offering. The balance of Mr. Mahadeva's options to purchase the common stock of Cognizant will continue to vest in consideration of Mr. Mahadeva's employment with the Company. In 1997, Cognizant paid Mr. Mahadeva an aggregate of $93,674 in connection with his relocation upon the completion of activities unrelated to the Company's business, none of which was charged to the Company.

    In November 1996, in consideration for services to Cognizant, Cognizant granted Mr. Coburn options to purchase an aggregate of 60,000 shares of the common stock of Cognizant at an exercise price of $33.38 per share. In addition, in November 1996, Mr. Coburn was granted options to purchase an aggregate of 20,000 shares of the common stock of Cognizant at an exercise price of $33.38 per share, which was equal to the fair market value at the date of grant by paying ten percent of the option exercise price as an advance payment toward such exercise. The remaining 90% is payable at exercise. Mr. Coburn's options to purchase the common stock of Cognizant will continue to vest in consideration of Mr. Coburn's employment with the Company.

    In the event that Cognizant ceases to own at least 50% of the outstanding Common Stock of the Company, Cognizant has agreed with Messrs. Mahadeva and Coburn that certain of their options to purchase the common stock of Cognizant will continue to vest, rather than cease to vest and terminate as otherwise provided in Cognizant's options.

    Certain employees of the Company, including Mr. Mahadeva and Mr. Coburn, participate in Cognizant's defined benefit pension plans. The plans are cash balance pension plans under which six percent of creditable compensation plus interest is credited to the employee's retirement account on a monthly basis. The cash balance earns monthly investment credits based on the 30-year Treasury bond yield. At the time of retirement, the vested employee's account balance is actuarially converted into an annuity. The Company's cost for these plans is included in the allocation of expense from Cognizant for employee benefits plans.

    On July 25, 1997, certain management employees of the Company and its affiliates subscribed for and subsequently purchased an aggregate of 113,750 shares of Class A Common Stock at the then estimated fair market value of $3.85 per share, including 81,250 shares for Mr. Mahadeva, 16,250 shares for Mr. Coburn, 9,750 shares for Mr. D'Souza, 3,250 shares for Ms. Fash and 3,250 shares for Ms. Kontogouris.

    On July 25, 1997, the Company granted non-qualified stock options under the Employee Option Plan to purchase an aggregate of 520,325 shares of Class A Common Stock to certain executive officers and employees of the Company for an exercise price of $3.85 per share, including options to purchase (i) 130,000 shares to Mr. Mahadeva, (ii) 58,500 shares to Mr. Narayanan, (iii) 26,000 shares to Mr. Coburn and (iv) 32,500 shares to Mr. D 'Souza. On December 31, 1997, the Company granted non-qualified stock options under the Directors' Option Plan to purchase an aggregate of 13,000 shares of Class A Common Stock to certain directors of the Company for an exercise price of $9.08 per share, including options to purchase (i) 6,500 shares to Ms. Fash and (ii) 6,500 shares to Ms. Kontogouris.

    In October 1997, the Company loaned $63,300 to Mr. Narayanan for the purchase of a residence. The loan is secured by the residence and bears interest at the rate of two percent per annum. Principal and interest on the loan is payable over a ten-year period. The loan matures in October 2007. In the event of termination of employment, Mr. Narayanan must repay the outstanding balance of the loan, plus interest at a higher rate under certain circumstances. As of March 31, 1998, the outstanding balance of the loan, including principal and accrued interest, was $61,190.

    In March 1998, the Company granted non-qualified stock options to purchase an aggregate of 48,750 shares of Class A Common Stock to Mr. Mahadeva for an exercise price of $6.92 per share.

    In March 1998, the Company granted non-qualified stock options under the Employee Option Plan to purchase an aggregate of 47,450 shares of Class A Common Stock to certain employees, including options to purchase 6,500 shares to Mr. D'Souza, effective upon consummation of this offering at an exercise price equal to the initial public offering price per share. The Company also granted non-qualified stock options under the Directors' Option Plan to purchase an aggregate of 36,500 shares of Class A Common Stock to certain directors, including options to purchase 6,500 shares to Mr. Bellomo and options to purchase 15,000 shares each to Messrs. Cosgrave and Klein, effective upon consummation of this offering at an exercise price equal to the initial public offering price per share.

    In May 1998, the Company granted non-qualified stock options under the Employee Option Plan to purchase an aggregate of 64,750 shares of Class A Common Stock to certain employees effective upon consummation of this offering at an exercise price equal to the initial public offering price per share.

    In May 1998, in connection with the resolution of certain matters between an affiliate of Cognizant and Pilot Software, Pilot Software agreed to remit $500,000 to the Company. Of such amount, $315,321 is in respect of amounts due to the Company from Pilot Software for services rendered through April 30, 1998 and $184,679 is a prepayment for services to be provided to Pilot Software by the Company after such date.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of the date of this Prospectus and as adjusted to reflect the sale of the shares offered hereby with respect to: (i) each director of the Company; (ii) each of the Named Executive Officers; (iii) the Selling Stockholder, which is the only beneficial owner of more than 5% of the Company's Common Stock; and (iv) all executive officers and directors as a group. Except as otherwise noted, the persons or entities named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, subject to community property laws where applicable. Except as otherwise indicated, the street address of each beneficial owner is c/o Cognizant Technology Solutions Corporation, 1700 Broadway, New York, New York 10019. See "Risk Factors--Control By Principal Stockholder; Benefits of Offering to Cognizant" and "Use of Proceeds."

                                       SHARES OF COMMON STOCK BENEFICIALLY    SHARES OF    SHARES OF COMMON STOCK BENEFICIALLY
                                                                               COMMON
                                         OWNED PRIOR TO THE OFFERING(1)         STOCK          OWNED AFTER THE OFFERING(1)
                                      -------------------------------------  TO BE SOLD   -------------------------------------
                                      NUMBER OF      % OF         VOTING         IN       NUMBER OF      % OF         VOTING
NAME                                   SHARES     OUTSTANDING      POWER      OFFERING     SHARES     OUTSTANDING      POWER
------------------------------------  ---------  -------------  -----------  -----------  ---------  -------------  -----------
Wijeyaraj Mahadeva..................     81,250          1.3%            *           --      81,250            *             *
Lakshmi Narayanan...................         --           --            --           --          --           --            --
Gordon Coburn.......................     16,250            *             *           --      16,250            *             *
Francisco D'Souza...................      9,750            *             *           --       9,750            *             *
Anthony Bellomo (2).................         --           --            --           --          --           --            --
Paul Cosgrave.......................         --           --            --           --          --           --            --
Victoria Fash (2)...................      3,250            *             *           --       3,250            *             *
John Klein..........................         --           --            --           --          --           --            --
Venetia Kontogouris (2).............      3,250            *             *           --       3,250            *             *
All executive officers and directors
 as a group (9 persons).............    113,750          1.7%            *           --     113,750            *             *
Cognizant Corporation (3)...........  6,500,000         98.3%         99.8%     417,000   6,083,000         66.7          95.3
  200 Nyala Farms
  Westport, CT 06880

------------------------

*   Less than one percent.

(1) Applicable percentage of ownership is based on 6,613,750 shares of Common Stock outstanding as of the date of this Prospectus and 9,113,750 shares upon consummation of this offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable.

(2) Mr. Bellomo, a director of the Company, is the President of Erisco, a subsidiary of Cognizant. Ms. Fash, a director of the Company, is Executive Vice President and Chief Financial Officer of Cognizant. Ms. Kontogouris, a director of the Company, is President of Cognizant Enterprises, Inc., a subsidiary of Cognizant. None of the shares indicated as owned by Mr. Bellomo, Ms. Fash and Ms. Kontogouris include shares owned by Cognizant. Mr. Bellomo, Ms. Fash and Ms. Kontogouris disclaim beneficial ownership of the shares owned by Cognizant within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934.

(3) If the Underwriters' over-allotment option is exercised in full, Cognizant will beneficially own 5,645,500 shares of Class B Common Stock after this offering, which will represent 61.9% of the outstanding Common Stock and 94.2% of the combined voting power of the outstanding Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

    The Company's authorized capital stock consists of 130,000,000 shares consisting of (i) 100,000,000 shares of Class A Common Stock, par value $.01 per share, (ii) 15,000,000 shares of Class B Common Stock, par value $.01 per share, and (iii) 15,000,000 shares of Preferred Stock, par value $.10 per share. As of the date of this Prospectus, the Company had issued and outstanding 530,750 shares of Class A Common Stock, 6,083,000 shares of Class B Common Stock and had granted options to purchase 717,450 shares of Class A Common Stock at a weighted average exercise price of $5.84 per share (assuming an exercise price of $12.00 per share for options which become effective at the time of this offering). No shares of preferred stock have been designated or issued. The following description of the capital stock of the Company is a summary and is qualified in its entirety by the provisions of the Company's Certificate of Incorporation and the Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

    The holders of Class A Common Stock and Class B Common Stock generally have identical rights except that holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted on by stockholders. The holders of Common Stock are not entitled to cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any Preferred Stock. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock would be entitled to share ratably in all assets remaining after payment of liabilities subject to prior distribution rights and payment of any distributions owing to holders of shares of Preferred Stock then outstanding, if any. Holders of the shares of Common Stock have no preemptive rights, and the shares of Common Stock are not subject to further calls or assessment by the Company. There are no redemption or sinking fund provisions applicable to the shares of Common Stock.

    Holders of Class A Common Stock and Class B Common Stock will share in an equal amount per share in any dividend declared by the Board of Directors, subject to any preferential rights of any outstanding Preferred Stock. Dividends consisting of shares of Class A Common Stock and Class B Common Stock may be paid only as follows: (i) shares of Class A Common Stock may be paid only to holders of Class A Common Stock and shares of Class B Common Stock may be paid only to holders of Class B Common Stock and (ii) shares shall be paid proportionally with respect to each outstanding share of Class A Common Stock and Class B Common Stock.

    While Cognizant does not have a current intention of effecting a Tax-Free Spin-Off (as hereinafter defined), Cognizant will continually evaluate its ownership of the Class B Common Stock of the Company and there can be no assurances whether Cognizant will effect a Tax-Free Spin-Off in the future. Each outstanding share of Class B Common Stock is convertible at the holder's option into one share of Class A Common Stock at any time prior to a Tax-Free Spin-Off. If a Tax-Free Spin-Off occurs, the stockholders of Cognizant will receive Class B Common Stock, which will continue to have ten votes per share. Thereafter, shares of Class B Common Stock shall convert upon transfer to Class A Common Stock but shall no longer be convertible into shares of Class A Common Stock at the option of the holder thereof. Additionally, each share of Class B Common Stock shall automatically convert into one share of Class A Common Stock if at any time the number of outstanding shares of Class B Common Stock represents less than 35% of the economic ownership represented by the aggregate number of shares of Common Stock then outstanding.

    Except as provided below, any shares of Class B Common Stock transferred to a person other than Cognizant or any of its subsidiaries or successors (including IMS HEALTH) shall automatically convert to shares of Class A Common Stock upon such disposition. Shares of Class B Common Stock transferred to stockholders of Cognizant in a transaction intended to be on a tax-free basis (a "Tax-Free Spin-Off") under the Code shall not convert to shares of Class A Common Stock upon the occurrence of such Tax-Free Spin-Off.

    Following a Tax-Free Spin-Off, shares of Class B Common Stock shall convert upon transfer to Class A Common Stock; provided, however, that shares of Class B Common Stock shall automatically convert into shares of Class A Common stock on the fifth anniversary of the Tax-Free Spin-Off, unless prior to such Tax-Free Spin-Off, Cognizant delivers to the Company written advice of counsel reasonably satisfactory to the Company to the effect that (i) such conversion could adversely affect the ability of Cognizant to obtain a favorable ruling from the Internal Revenue Service that the distribution would be a Tax-Free Spin-Off or
(ii) the Internal Revenue Service has adopted a general non-ruling policy on tax-free spinoffs and that such conversion could adversely affect the status of the transaction as a Tax-Free Spin-Off. If such written advice is received, approval of such conversation shall be submitted to a vote of the holders of the Common Stock as soon as practicable after the fifth anniversary of the Tax-Free Spin-Off, unless Cognizant delivers to the Company written advice of counsel reasonably satisfactory to the Company prior to such anniversary that such vote could adversely affect the status of the distribution as a Tax-Free Spin-Off, including the ability to obtain a favorable ruling from the Internal Revenue Service. If such written advice is delivered, such vote shall not be held. Approval of such conversion will require the affirmative vote of the holders of a majority of the shares of both Class A Common Stock and Class B Common Stock present and voting, voting together as a single class, with each share entitled to one vote for such purpose. No assurance can be given that such conversion would be consummated. The foregoing requirements are intended to ensure that tax-free treatment of a Tax-Free Spin-Off is preserved should the Internal Revenue Service challenge such automatic conversion as violating the 80% vote requirement currently required by the Code for a Tax-Free Spin-Off. See "Risk Factors--Control by Principal Stockholder; Benefits of Offering to Cognizant."

PREFERRED STOCK

    The Company's Certificate of Incorporation authorizes the issuance of preferred stock with such designations, rights and preferences as may be determined from time to time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, compliance, voting or other rights that could adversely affect the voting power or other rights of the holders of Common Stock. Pursuant to the Intercompany Agreement, Cognizant's consent would be required to issue any preferred stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. No shares of preferred stock are issued or outstanding and the Company has no present plans to issue any shares of preferred stock. See "Risk Factors--Certain Anti-Takeover Provisions."

CERTAIN PROVISIONS OF DELAWARE LAW

    Section 203 of the DGCL prohibits, with certain exceptions, a Delaware corporation from engaging in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an "interested stockholder" for a period of three years from the date that such person became an interested stockholder. This makes a takeover of a company more difficult and may have the effect of diminishing the possibility of certain types of "front-end loaded" acquisitions of a company or other unsolicited attempts to acquire a company. This may further have the effect of preventing changes in the Board of Directors of a company and it is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests. See "Risk Factors--Certain Anti-Takeover Provisions."

LISTING

    The Company has applied to have the Class A Common Stock approved for quotation on the Nasdaq National Market under the trading symbol "CTSH."

TRANSFER AGENT AND REGISTRAR

    The transfer agent for the Company's Class A Common Stock is Continental Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for the capital stock of the Company.

    Upon consummation of this offering, the Company will have outstanding 9,113,750 shares of Common Stock and will have granted options for the purchase of 717,450 shares of Class A Common Stock at a weighted average exercise price of $5.84 per share (assuming an exercise price of $12.00 for options which become effective at the time of this offering). Of such options granted, none are exercisable as of, or within 60 days of, March 1, 1998. Of the 9,113,750 shares of Common Stock outstanding upon consummation of this offering, the 2,917,000 shares of Class A Common Stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act (which sales would be subject to certain limitations and restrictions described below). The remaining 6,196,750 outstanding shares of Common Stock may be sold only if registered or pursuant to an exemption from registration such as Rule 144 or 144(k) promulgated under the Securities Act. The holders of all remaining 6,196,750 shares of Common Stock have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, or agree to dispose of, any shares of Class A Common Stock until 180 days after the date of this Prospectus without prior written consent of BancAmerica Robertson Stephens. See "Underwriting." BancAmerica Robertson Stephens in its sole discretion at any time and without notice may release for sale in the public market all or any portion of the shares subject to the lock-up agreements. In addition, pursuant to the Intercompany Agreement, Cognizant's ability to sell its shares of Common Stock will be restricted for a period of 18 months following the consummation of this offering. See "Certain Transactions."

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned shares for a least one year (including the holding period of any prior owner except an affiliate) is entitled to sell in "brokers' transactions" or to market makers, within any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Class A Common Stock then outstanding (approximately 91,000 shares immediately after this offering); or (ii) the average weekly trading volume in the Class A Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. Under Rule 701 under the Securities Act, persons who purchase shares upon exercise of options granted prior to this offering are entitled to sell such shares 90 days after this offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the volume limitation or notice filing provisions of Rule 144.

    The Company is unable to estimate accurately the number of "restricted" shares that will be sold under Rule 144 since this will depend in part on the market price for the Class A Common Stock, the personal circumstances of the seller and other factors. See "Risk Factors--Shares Eligible for Future Sale."

    After the completion of this offering, the Company intends to file Registration Statements on Form S-8 under the Securities Act to register an aggregate of 819,000 shares of Class A Common Stock reserved for issuance under the Employee Option Plan and Directors' Option Plan and other options outstanding as of the date of this Prospectus. Of the 717,450 options outstanding on the date of this Prospectus, 351,750 are subject to the lock-up agreements described above and 300,700 of the remaining 365,700 options will not become exercisable before December 31, 1998.

                                  UNDERWRITING

    The Underwriters named below, acting through their representatives, BancAmerica Robertson Stephens, Cowen & Company and Adams, Harkness & Hill, Inc. (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Selling Stockholder the number of shares of Class A Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                                                         NUMBER
UNDERWRITER                                                                                            OF SHARES
-----------------------------------------------------------------------------------------------------  ----------
BancAmerica Robertson Stephens.......................................................................
Cowen & Company......................................................................................
Adams, Harkness & Hill, Inc..........................................................................

                                                                                                       ----------
        Total........................................................................................   2,917,000
                                                                                                       ----------
                                                                                                       ----------

    The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Class A Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to
certain dealers at such price less a concession of not more than $         per
share, of which $         per share may be reallowed to other dealers. After the
initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

    The Selling Stockholder has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase an aggregate of up to an additional 437,550 shares of Class A Common Stock at the same price per share as the Company and the Selling Stockholder receive for the 2,917,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Class A Common Stock to be purchased by it shown in the above table represents as a percentage of the 2,917,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 2,917,000 shares are being sold. The Selling Stockholder will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Class A Common Stock offered hereby.

    The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Stockholder against certain civil liabilities, including liabilities under the Securities Act and liability arising from breaches of representations and warranties contained in the Underwriting Agreement or the inaccuracy of certain information set forth herein that was provided by the Underwriters.

    Cognizant and the executive officers, directors and stockholders of the Company have agreed with the Representatives that, until 180 days from the effective date of the Registration Statement of which this Prospectus is a part, subject to certain limited exceptions, they will not, directly or indirectly, offer, sell, contract to sell, grant any option to purchase, pledge, or otherwise dispose of or transfer, any shares of Class A Common Stock, or any securities convertible into or exchangeable for, or any rights to purchase or acquire, shares of Class A Common Stock, now owned or hereafter acquired by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of BancAmerica Robertson Stephens. BancAmerica Robertson Stephens may, in its sole discretion and without notice, release all or any portion of the securities subject to the lock-up agreements. In addition, the Company has agreed that, until 180 days from the date of this Prospectus, the Company will not, without the prior written consent of BancAmerica Robertson Stephens, subject to certain exceptions, sell or otherwise dispose of any shares of Class A Common Stock, any options or warrants to purchase any shares of Class A Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Class A Common Stock other than the Company's sale of shares in this offering, the issuance of Common Stock upon the exercise of outstanding options or the Company's grant of options and issuance of stock under the Employee Option Plans and the Directors' Option Plan. See "Shares Eligible for Future Sale."

    The Representatives have advised the Company and the Selling Stockholder that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

    Certain persons participating in this offering may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Class A Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase for the purpose of pegging, fixing or maintaining the price of the Class A Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with this offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with this offering when shares of Class A Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected, where permitted, on the Nasdaq National Market or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

    The Underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares of Class A Common Stock offered hereby for employees of the Company and Cognizant, including executive officers, and certain individuals who have expressed an interest in purchasing shares of Class A Common Stock in this offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as other shares offered hereby.

    Prior to this offering, there has been no public market for the capital stock of the Company. Consequently, the initial public offering price for the Class A Common Stock will be determined through negotiations among the Company, the Selling Stockholder and the Representatives. The material factors to be considered in such negotiations are prevailing market and economic conditions, certain financial information of the Company for recent periods, the market valuations of other companies engaged in activities similar to those of the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. There can be no assurance that an active or orderly trading market will develop for the Class A Common Stock or that the Class A Common Stock will trade in the public market subsequent to this offering at or above the initial trading price. See "Risk Factors--No Prior Public Market for Common Stock; Possible Volatility of Stock Price."

                                 LEGAL MATTERS

    The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company and the Selling Stockholder by O'Sullivan Graev & Karabell, LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

    The Consolidated Financial Statements and schedule included in this Prospectus and elsewhere in the Registration Statement have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part) on Form S-1 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the shares of Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other documents are not necessarily complete, and with respect to each such contract or other document filed as an exhibit to the Registration Statement reference is made to the exhibit, and each such statement is qualified in all respects by such reference. For further information regarding the Company and the Class A Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

    The Registration Statement, including the exhibits and schedules forming a part thereof, filed by the Company with the Commission can be inspected and copies obtained from the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N. W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site (http:\\www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants.....................................................         F-2
Consolidated Statements of Financial Position as of December 31, 1996 and 1997 and
  March 31, 1998 (unaudited)..........................................................         F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1995, 1996 and 1997 and the Three Months Ended March 31, 1997 and 1998
  (unaudited).........................................................................         F-4
Consolidated Statements of Stockholders' Equity for the Years Ended
  December 31, 1995, 1996 and 1997 and the Three Months Ended March 31, 1998
  (unaudited).........................................................................         F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1995, 1996 and 1997 and the Three Months Ended March 31, 1997 and 1998
  (unaudited).........................................................................         F-6
Notes to Consolidated Financial Statements............................................         F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders and Board of Directors of Cognizant Technology Solutions
Corporation:

    We have audited the accompanying consolidated statements of financial position of Cognizant Technology Solutions Corporation as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the periods ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted the audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cognizant Technology Solutions Corporation as of December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the periods ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.


New York, New York
March 24, 1998, except as to
Note 7A which is as of
June 12, 1998.

                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                       (in thousands, except par values)

                                                                                   AT DECEMBER 31,     AT MARCH 31,
                                                                                 --------------------  ------------
                                                                                   1996       1997         1998
                                                                                 ---------  ---------  ------------
                                                                                                       (UNAUDITED)
                                               ASSETS
Current assets
Cash and cash equivalents......................................................  $   1,810  $   2,715   $    2,197
Trade accounts receivable, net.................................................      1,548      4,733        5,770
Trade accounts receivable--related party.......................................      1,161      2,670        1,993
Other current assets...........................................................        186        778        2,287
                                                                                 ---------  ---------  ------------
      Total current assets.....................................................      4,705     10,896       12,247
Property and equipment, net....................................................      2,711      4,453        5,080
Goodwill, net..................................................................         --      2,147        2,068
Other assets...................................................................        411        802           57
                                                                                 ---------  ---------  ------------
      Total assets.............................................................  $   7,827  $  18,298   $   19,452
                                                                                 ---------  ---------  ------------
                                                                                 ---------  ---------  ------------

                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable...............................................................  $     701  $   1,543   $    1,295
Accrued and other liabilities..................................................      1,223      3,659        4,030
                                                                                 ---------  ---------  ------------
      Total current liabilities................................................      1,924      5,202        5,325
                                                                                 ---------  ---------  ------------
Deferred income taxes..........................................................        940      2,593        3,019
Due to related party...........................................................        976      6,646        6,474
Minority interest..............................................................      1,181         --           --
                                                                                 ---------  ---------  ------------
      Total liabilities........................................................      5,021     14,441       14,818
                                                                                 ---------  ---------  ------------

Commitments and contingencies

Mandatorily redeemable common stock (114 shares issued and outstanding)........         --        438          438

Stockholders' equity:
Preferred stock, $.10 par value, 15,000 shares authorized, none issued
  and outstanding..............................................................         --         --           --
Class A common stock, $.01 par value, 100,000 shares authorized, 417 shares
  issued and outstanding at December 31, 1996 and 1997 and at March 31, 1998...          4          4            4
Class B common stock, $.01 par value, 15,000 shares authorized, 6,083 issued
  and outstanding at December 31, 1996 and 1997 and at March 31, 1998..........         61         61           61
Additional paid-in capital.....................................................      1,833      1,420        1,482
Retained earnings..............................................................        908      1,936        2,648
Cumulative translation adjustment..............................................         --         (2)           1
                                                                                 ---------  ---------  ------------
      Total stockholders' equity...............................................      2,806      3,419        4,196
                                                                                 ---------  ---------  ------------
        Total liabilities and stockholders' equity.............................  $   7,827  $  18,298   $   19,452
                                                                                 ---------  ---------  ------------
                                                                                 ---------  ---------  ------------

   The accompanying notes are an integral part of the consolidated financial statements.

                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (in thousands, except per share data)

                                                                                                 THREE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,           MARCH 31,
                                                               -------------------------------  --------------------
                                                                 1995       1996       1997       1997       1998
                                                               ---------  ---------  ---------  ---------  ---------
                                                                                                    (UNAUDITED)
Revenues.....................................................  $     298  $   2,775  $  13,898  $   2,138  $   6,529
Revenues-related party.......................................      6,877      9,257     10,846      2,118      3,709
                                                               ---------  ---------  ---------  ---------  ---------
        Total revenues.......................................      7,175     12,032     24,744      4,256     10,238

Cost of revenues.............................................      3,567      6,020     14,359      2,407      5,929
                                                               ---------  ---------  ---------  ---------  ---------
Gross profit.................................................      3,608      6,012     10,385      1,849      4,309
Selling, general and administrative expense..................      2,213      3,727      6,898      1,403      2,705
Depreciation and amortization expense........................        376        819      1,358        281        480
                                                               ---------  ---------  ---------  ---------  ---------
Income from operations.......................................      1,019      1,466      2,129        165      1,124

Other income:
Interest income..............................................          7          8         25          1         31
Other income, net............................................         44          1         --         --        (17)
                                                               ---------  ---------  ---------  ---------  ---------
        Total other income...................................         51          9         25          1         14
                                                               ---------  ---------  ---------  ---------  ---------

Income before provision for income taxes.....................      1,070      1,475      2,154        166      1,138
Provision for income taxes...................................       (247)      (341)      (581)       (19)      (426)
Minority interest............................................       (362)      (492)      (545)      (104)        --
                                                               ---------  ---------  ---------  ---------  ---------
Net income...................................................  $     461  $     642  $   1,028  $      44  $     712
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------

Net income per share, basic..................................  $    0.07  $    0.10  $    0.16  $    0.01  $    0.11
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------
Net income per share, diluted................................  $    0.07  $    0.10  $    0.16  $    0.01  $    0.10
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------

Weighted average number of common shares outstanding.........      6,500      6,500      6,547      6,500      6,614
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------
Weighted average number of common shares and stock options
  outstanding................................................      6,500      6,500      6,605      6,500      6,818
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------

   The accompanying notes are an integral part of the consolidated financial statements.

                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (in thousands)

                                         CLASS A                    CLASS B
                                       COMMON STOCK               COMMON STOCK        ADDITIONAL    RETAINED     CUMULATIVE
                                --------------------------  ------------------------    PAID-IN     EARNINGS/    TRANSLATION
                                  SHARES        AMOUNT        SHARES       AMOUNT       CAPITAL     (DEFICIT)    ADJUSTMENT
                                -----------  -------------  -----------  -----------  -----------  -----------  -------------
Balance, December 31, 1994....         417     $       4         6,083    $      61    $     538    $    (195)    $      --
Net transfers (to) from
related party.................          --            --            --           --          897           --            --
Net income....................          --            --            --           --           --          461            --
                                                      --
                                       ---                       -----          ---   -----------  -----------        -----
Balance, December 31, 1995....         417             4         6,083           61        1,435          266            --
Net transfers (to) from
related party.................          --            --            --           --          398           --            --
Net income....................          --            --            --           --           --          642            --
                                                      --
                                       ---                       -----          ---   -----------  -----------        -----
Balance, December 31, 1996....         417             4         6,083           61        1,833          908            --
Net transfers (to) from
related party.................          --            --            --           --         (413)          --            --
Translation adjustment........          --            --            --           --           --           --            (2)
Net income....................          --            --            --           --           --        1,028            --
                                                      --
                                       ---                       -----          ---   -----------  -----------        -----
Balance, December 31, 1997....         417             4         6,083           61        1,420        1,936            (2)
Net transfers (to) from
related party (unaudited).....          --            --            --           --           62           --            --
Translation adjustment
(unaudited)...................          --            --            --           --           --           --             3
Net income (unaudited)........          --            --            --           --           --          712            --
                                                      --
                                       ---                       -----          ---   -----------  -----------        -----
Balance, March 31,
1998 (unaudited)..............         417     $       4         6,083    $      61    $   1,482    $   2,648     $       1
                                                      --
                                                      --
                                       ---                       -----          ---   -----------  -----------        -----
                                       ---                       -----          ---   -----------  -----------        -----


                                  TOTAL
                                ---------
Balance, December 31, 1994....  $     408
Net transfers (to) from
related party.................        897
Net income....................        461

                                ---------
Balance, December 31, 1995....      1,766
Net transfers (to) from
related party.................        398
Net income....................        642

                                ---------
Balance, December 31, 1996....      2,806
Net transfers (to) from
related party.................       (413)
Translation adjustment........         (2)
Net income....................      1,028

                                ---------
Balance, December 31, 1997....      3,419
Net transfers (to) from
related party (unaudited).....         62
Translation adjustment
(unaudited)...................          3
Net income (unaudited)........        712

                                ---------
Balance, March 31,
1998 (unaudited)..............  $   4,196

                                ---------
                                ---------

   The accompanying notes are an integral part of the consolidated financial statements.

                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (in thousands)

                                                                                             THREE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,           MARCH 31,
                                                           -------------------------------  --------------------
                                                             1995       1996       1997       1997       1998
                                                           ---------  ---------  ---------  ---------  ---------
                                                                                                (UNAUDITED)
Cash flows from operating activities:
Net income...............................................  $     461  $     642  $   1,028  $      44  $     712
Adjustments to reconcile net income to net cash provided
  by
  operating activities:
  Depreciation and amortization..........................        376        819      1,358        281        480
  Provision for doubtful accounts........................         --         --        239         --        (62)
  Deferred income taxes..................................        397        518      1,170        112        426
  Minority interest......................................        362        492        545        104         --
Changes in assets and liabilities:
Accounts receivable......................................     (1,646)      (440)    (4,933)       (34)    (1,269)
Other current assets.....................................       (150)        37       (591)      (689)      (538)
Other assets.............................................        (99)      (199)      (390)       410        747
Accounts payable.........................................        832       (474)       842      1,013       (249)
Accrued and other liabilities............................        515        487      2,386       (415)       371
                                                           ---------  ---------  ---------  ---------  ---------
Net cash provided by operating activities................      1,048      1,882      1,654        826        618
                                                           ---------  ---------  ---------  ---------  ---------

Cash flows from investing activities:
Purchases of property and equipment......................     (1,737)    (1,329)    (3,025)      (207)      (906)
Payment for acquisition of minority interest in
  subsidiary.............................................         --         --     (3,418)        --         --
                                                           ---------  ---------  ---------  ---------  ---------
Net cash used in investing activities....................     (1,737)    (1,329)    (6,443)      (207)      (906)
                                                           ---------  ---------  ---------  ---------  ---------

Cash flows from financing activities:
Proceeds from issued shares/contributed capital..........      1,088        397         25        (53)       (58)
Proceeds to (from) related party.........................        (28)       315      5,669       (209)      (172)
                                                           ---------  ---------  ---------  ---------  ---------
Net cash (used in) or provided from financing
  activities.............................................      1,060        712      5,694       (262)      (230)
                                                           ---------  ---------  ---------  ---------  ---------
Net increase in cash and cash equivalents................        371      1,265        905        357       (518)
Cash and cash equivalents, at beginning of year..........        174        545      1,810      1,810      2,715
                                                           ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents, at end of year................  $     545  $   1,810  $   2,715  $   2,167  $   2,197
                                                           ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------

Supplemental information:
Cash paid for income taxes during the year...............  $      --  $      32  $     158  $      --  $       2
                                                           ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------

   The accompanying notes are an integral part of the consolidated financial statements.

                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (in thousands, except share and per share data)

1. BASIS OF PRESENTATION

    Cognizant Technology Solutions Corporation (the "Company") is currently owned 98% by Cognizant Corporation ("Cognizant") and 2% by certain employees and directors of the Company. Prior to the reorganization of The Dun & Bradstreet Corporation on November 1, 1996, the Company was a wholly owned and controlled subsidiary of The Dun & Bradstreet Corporation, the former parent of Cognizant.

    The Company is principally engaged in the software development and maintenance services business with operations and subsidiaries in India, the United Kingdom, Canada and the United States. It delivers services to customers, principally in the United States, through an on-site and offshore project team. These services include application development and maintenance services, Year 2000 and Eurocurrency compliance services, testing and quality assurance services and re-hosting and re-engineering services.

    The Company is a Delaware corporation originally organized in 1988. The Company's software development and maintenance services business began operations in 1994. Since its organization, the Company held stock in various companies engaged in unrelated businesses. As part of the reorganization of The Dun & Bradstreet Corporation, these unrelated businesses have been spun-off from the Company. The results of the Company for all years presented reflect the Company's software development and maintenance services business, as all other entities were in dissimilar businesses, historically had been managed and financed autonomously and had no common facilities or costs. Pursuant to the Intercompany Agreement between Cognizant and the Company and the assignment of certain indemnification rights of Cognizant to the Company, there are no material financial commitments, guarantees or contingent liabilities of the Company to the unrelated businesses.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements reflect the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as if it were a separate entity for all periods presented. The Dun & Bradstreet Corporation and Cognizant provided the Company with certain administrative services, including financial planning and administration, legal, tax planning and compliance, treasury and communications services and permitted the Company to participate in their respective insurance and employee benefit plans. These services and costs were allocated to the Company based on utilization of certain specific services and, where not estimable, based upon total assets employed by the Company in proportion to Cognizant's total assets. Management believes these allocations are reasonable.

    UNAUDITED INTERIM FINANCIAL INFORMATION. The accompanying interim consolidated balance sheet as of March 31, 1998 and the consolidated statements of operations and cash flows for the three months ended March 31, 1997 and 1998 together with the related disclosures and amounts set forth in the notes are unaudited but include all adjustments, consisting of only normal recurring adjustments, which the Company considers necessary to present fairly, in all material respects, the consolidated financial position, the consolidated results of operations and cash flows for the three months ended March 31, 1997 and 1998. Results for the three months ended March 31, 1997 and 1998 are not necessarily indicative of results for the entire year.

    CASH AND CASH EQUIVALENTS. Cash and cash equivalents primarily include time and demand deposits in the Company's operating bank accounts. The Company considers all highly liquid instruments with an initial maturity of three months or less to be cash equivalents.

                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

                (in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    OTHER ASSETS. Other assets include approximately $104 in costs incurred in connection with the contemplated public offering that have been deferred as of March 31, 1998. These costs will be offset against additional paid-in capital upon the consummation of the offering.

    PROPERTY AND EQUIPMENT. Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated on the straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement. Maintenance and repairs are expensed as incurred, while renewals and betterments are capitalized.

    GOODWILL. Goodwill represents the excess of the purchase price of the former minority interest in the Company's Indian subsidiary over the fair values of amounts assigned to the incremental net assets acquired. Amortization expense is recorded using the straight-line method over a period of seven years. Accumulated amortization was $76 and $154 as of December 31, 1997 and March 31, 1998, respectively.

    At each balance sheet date, the Company reviews the recoverability of goodwill by comparing the unamortized balance to the related anticipated undiscounted future cash flows from operating activities.

    REVENUE RECOGNITION. The Company's services are entered into on either a time-and-materials or fixed-price basis. Revenues related to time-and-material contracts are recognized as the service is performed. Revenues related to fixed-price contracts are recognized as the service is performed using the percentage-of-completion method of accounting, under which the sales value of performance, including earnings thereon, is recognized on the basis of the percentage that each contract's cost to date bears to the total estimated cost. Fixed price contracts are cancellable subject to a specified notice period. All services provided by the Company through the date of cancellation are due and payable under the contract terms. The Company issues invoices related to fixed price contracts based upon achievement of milestones during a project. Estimates are subject to adjustment as a project progresses to reflect changes in expected completion costs or dates. The cumulative impact of any revision in estimates is reflected in the financial reporting period in which the change in estimate becomes known and any anticipated losses on contracts are recognized immediately. A reserve for warranty provisions under such contracts, which generally exist for ninety days past contract completion, is estimated and accrued during the contract period.

    UNBILLED ACCOUNTS RECEIVABLE. Unbilled accounts receivable represent revenues on contracts to be billed, in subsequent periods, as per the terms of the contracts.

    FOREIGN CURRENCY TRANSLATION. The assets and liabilities of the Company's Canadian and European subsidiaries are translated into U.S. dollars at current exchange rates and revenues and expenses are translated at average monthly exchange rates. The resulting translation adjustments are recorded in a separate component of stockholders' equity. For the Company's Indian subsidiary ("CTS India"), the functional currency is the U.S. dollar, since its sales are made primarily in the United States, the sales price is predominantly in U.S. dollars and there is a high volume of intercompany transactions denominated in U.S. dollars between CTS India and its U.S. affiliates. Non-monetary assets and liabilities are translated at historical exchange rates, while monetary assets and liabilities are translated at current exchange rates. The resulting gain
(loss) is included in other income. Such gain (loss) was $44 in 1995, not material in 1997 and 1996 and $(17) for the three months ended March 31, 1998.

                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

                (in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RISKS AND UNCERTAINTIES. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. The most significant estimates relate to the allowance for doubtful accounts, reserve for warranties, depreciation of fixed assets and the recognition of revenue and profits based on the percentage of completion method. Actual results could vary from the estimates and assumptions used in the preparation of the accompanying financial statements.

    All of the Company's software development centers, including a substantial majority of its employees and assets, are located in India. As a result, the Company may be subject to certain risks associated with international operations, including risks associated with foreign currency exchange rate fluctuations and risks associated with the application and imposition of protective legislation and regulations relating to import and export or otherwise resulting from foreign policy or the variability of foreign economic conditions. To date, the Company has not engaged in any hedging transactions to mitigate its risks relating to exchange rate fluctuations. Additional risks associated with international operations include difficulties in enforcing intellectual property rights, the burdens of complying with a wide variety of foreign laws, potentially adverse tax consequences, tariffs, quotas and other barriers.

    A significant portion of the Company's current engagements are for the Company's Year 2000 compliance projects. An unanticipated decline in the demand for Year 2000 compliance services would have a material adverse effect on the Company's business, results of operations and financial condition.

    The Company believes that demand for Year 2000 compliance services will diminish after the year 2000, as many solutions are implemented and tested. A core element of the Company's strategy is to use the business relationships and the knowledge of its customers' computer systems obtained in providing Year 2000 services to generate additional projects from these customers. There can be no assurance that the Company will be successful in generating demand for other services from its Year 2000 customers.

    Many of the Company's engagements involve projects that are critical to the operations of its customers' businesses and provide benefits that are difficult to quantify. Any failure in a customer's computer system could result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. Although the Company attempts to contractually limit its liability for damages arising from negligent acts, errors, mistakes or omissions in rendering its software development and maintenance services, there can be no assurance that the limitations of liability set forth in its contracts will be enforceable in all instances or will otherwise protect the Company from liability for damages. Although the Company has general liability insurance coverage, including coverage for errors or omissions, there can be no assurance that such coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against the Company that exceed available insurance coverage or changes in the Company's insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, would have a material adverse effect on the Company's business, results of operations and financial condition.

    NET INCOME PER SHARE. In 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," which replaces the presentation of primary net income (loss) per

                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

                (in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) share ("EPS") and fully diluted EPS with a presentation of basic EPS and diluted EPS, respectively. Basic EPS excludes dilution and is computed by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding for the period. Similar to fully diluted EPS, diluted EPS includes all dilutive potential common stock in the weighted average shares outstanding.

    Included in diluted net income per share are potentially dilutive common shares relating to options of 57,130 for the year ended December 31, 1997.

    CONCENTRATION OF CREDIT RISK. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains its cash and cash equivalents with high credit quality financial institutions.

    INCOME TAXES. The Company has been included in the federal and certain state income tax returns of Cognizant and The Dun & Bradstreet Corporation. The provision for income taxes in the Company's consolidated financial statements has been calculated on a separate company basis. Income tax benefits realized by the Company and utilized by Cognizant or The Dun & Bradstreet Corporation are included in stockholders' equity. The Company will no longer be included in the consolidated return of Cognizant, and will be required to file separate income tax returns, upon the consummation of the Company's initial public offering.

    The Company provides for income taxes utilizing the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. If it is determined that it is more likely than not that future tax benefits associated with a deferred tax asset will not be realized, a valuation allowance will be provided. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date.

    CTS India is an export oriented company that is entitled to claim a tax holiday for a period of five years from April 1996 through March 2001 in respect to its export profits. Under the Indian Income Tax Act of 1961, all of the earnings of the Company's Indian subsidiary are currently exempt from Indian Income Tax as profits are attributable to export operations. However, since management intends to repatriate all accumulated earnings from India to the United States, the Company has provided deferred U.S. income taxes on all undistributed earnings.

    STOCK-BASED COMPENSATION. With respect to stock options granted to employees, SFAS No. 123 "Accounting for Stock-Based Compensation" permits companies to continue using the accounting method promulgated by the Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees," to measure compensation or to adopt the fair value based method prescribed by SFAS No. 123. If the APB 25 method is continued, pro forma footnote disclosures are required as if SFAS No. 123 accounting provisions were followed. Management has determined not to adopt the SFAS No. 123's accounting recognition provisions, but has included the required pro forma disclosures.

    RECENTLY ISSUED ACCOUNTING STANDARDS. In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive

                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

                (in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Income." SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in the financial statements. It does not, however, require a specific format for the disclosure but requires the Company to display an amount representing total comprehensive income in the financial statements. The Company has implemented SFAS No. 130. The adoption of this pronouncement did not have a material effect of the Company's financial statements.

    Also in June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the manner in which public companies report information about operating segments in annual and interim financial statements. The Company will be required to implement SFAS No. 131 for the year ending December 31, 1998. The Company expects that the adoption of this pronouncement will not have a material effect on the Company's financial statements.

    In October 1997, the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position ("SOP") 97-2, "Software Revenue Recognition," which provides guidance on when and in what amounts revenue should be recognized for the licensing, selling, leasing or marketing of computer software. This statement is effective for the periods beginning after December 15, 1997. The adoption of this pronouncement did not have a material effect on the Company's financial statements.

    In February 1998, the FASB issued Statement No. 132, "Employers' Disclosure About Pensions and Other Postretirement Benefits," which changes current financial statement disclosure requirements from those required under SFAS 87, Employers' Accounting for Pensions, SFAS 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and SFAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. The statement does not change the existing measurement or recognition provisions of FASB Statement Nos. 87, 88 or 106, and is effective for the fiscal years beginning after December 15, 1997. The Company is in the process of evaluating the disclosure requirements under this standard.

    In March 1998, the AICPA issued SOP 98-1, "Accounting For The Costs Of Computer Software Developed Or Obtained For Internal Use." SOP 98-1 provides guidance on costs to be capitalized and when capitalization of such costs should commence. SOP 98-1 applies to costs incurred after adoption, including costs for software projects that are in progress at the time of adoption. The Company is evaluating the impact of this SOP on its financial position and results of operations and will be required to implement SOP 98-1 for fiscal years beginning after December 15, 1998.

                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

                (in thousands, except share and per share data)

3. SUPPLEMENTAL FINANCIAL DATA

TRADE ACCOUNTS RECEIVABLE

    Accounts receivable consist of the following:

                                                               DECEMBER 31,       MARCH 31
                                                           --------------------  -----------
                                                             1996       1997        1998
                                                           ---------  ---------  -----------
                                                                                 (UNAUDITED)
Trade accounts receivable -- net of allowance of $239 as
  of December 31, 1997 and $177 as of March 31, 1998.....  $   1,545  $   4,523   $   7,678
Unbilled receivables.....................................          3        210          85
                                                           ---------  ---------  -----------
                                                           $   1,548  $   4,733   $   7,763
                                                           ---------  ---------  -----------
                                                           ---------  ---------  -----------

PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                  ESTIMATED       DECEMBER 31
                                                 USEFUL LIFE  --------------------    MARCH 31
                                                   (YEARS)      1996       1997        1998
                                                 -----------  ---------  ---------  -----------
                                                                                    (UNAUDITED)
Computer equipment and purchased software......       3       $   2,204  $   4,196   $   4,303
Furniture and equipment........................     5 - 9         1,114      1,700       1,893
Leasehold improvements.........................    various          653      1,099       1,504
                                                              ---------  ---------  -----------
Accumulated depreciation and amortization......                  (1,260)    (2,542)     (2,620)
                                                              ---------  ---------  -----------
                                                              $   2,711  $   4,453   $   5,080
                                                              ---------  ---------  -----------
                                                              ---------  ---------  -----------

ACCRUED EXPENSES AND OTHER LIABILITIES

    Accrued expenses and other current liabilities consist of the following:

                                                       DECEMBER 31,       MARCH 31,
                                                   --------------------
                                                     1996       1997        1998
                                                   ---------  ---------  -----------
                                                                         (UNAUDITED)
Accrued bonuses and commissions..................  $     582  $   2,003   $   1,332
Accrued vacation.................................        203        415         415
Other............................................        438      1,241       2,283
                                                   ---------  ---------  -----------
                                                   $   1,223  $   3,659   $   4,030
                                                   ---------  ---------  -----------
                                                   ---------  ---------  -----------

4. ACQUISITION OF MINORITY INTEREST

    On July 3, 1997, the Company signed a memorandum of understanding to purchase the 24.0% minority interest in CTS India from a third party. On October 31, 1997, the Company paid $3,468 to the

                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

                (in thousands, except share and per share data)

4. ACQUISITION OF MINORITY INTEREST (CONTINUED) minority shareholder increasing the Company's ownership in CTS India from 76.0% to 100.0%. The Company accounted for the acquisition of the minority interest using the purchase method. The incremental assets acquired have been recorded at their fair value at the date of acquisition. The excess of purchase price over the fair value of the incremental net assets acquired has been recorded as goodwill and is being amortized on a straight-line basis over a seven year period. The following is a summary of the purchase price allocation for the acquisition of the minority interest:

Fair value of assets................................................  $   1,727
Deferred taxes......................................................       (482)
Goodwill............................................................      2,223
                                                                      ---------
Total purchase price................................................  $   3,468
                                                                      ---------
                                                                      ---------

    The results of operations of CTS India have been included in the Company's operations since the acquisition date. Had the acquisition of the minority interest taken place on January 1, 1996 or 1997, the results of operations would not have reflected minority interest expense in each year and would have reflected amortization of the related goodwill of $317 for 1996 and 1997.

5. EMPLOYEE BENEFITS

    Beginning in 1997, certain U.S. employees of the Company were eligible to participate in Cognizant's 401(k) plan. The Company matches up to 50% of the eligible employee's contribution. The amount charged to expense for the matching contribution was $15 for the year ended December 31, 1997 and $7 for the three months ended March 31, 1998.

    Certain of the Company's employees participate in Cognizant's defined benefit pension plan. The costs allocated to the Company and recognized as postretirement benefit costs and related liabilities were not material to the Company's results of operations or financial position for the years presented.

    CTS India maintains an employee benefit plan that covers substantially all India-based employees. The employees' provident fund, pension and family pension plans are statutory defined contribution retirement benefit plans. Under the plans, employees contribute up to ten percent of their base compensation, which is matched by an equal contribution by CTS India. Contribution expense recognized was $31, $73 and $128 for the years ended December 31, 1995, 1996 and 1997, respectively.

    CTS India also maintains a statutory gratuity plan that is a statutory postemployment benefit plan providing defined lump sum benefits. CTS India makes annual contributions to an employees' gratuity fund established with a government-owned insurance corporation to fund a portion of the estimated obligation. The Company estimates its obligation based upon employee salary and projected turnover rates. Expense recognized by the Company was $31, $60 and $94 for the years ended December 31, 1995, 1996 and 1997, respectively.

                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

                (in thousands, except share and per share data)

6. INCOME TAXES

    Income (loss) before provision for income taxes consisted of the following for years ended December 31:

                                                                    1995       1996       1997
                                                                  ---------  ---------  ---------
U.S.............................................................  $    (451) $    (611) $  (1,812)
Non-U.S.........................................................      1,521      2,086      3,966
                                                                  ---------  ---------  ---------
Total...........................................................  $   1,070  $   1,475  $   2,154
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

    The provision (benefit) for income taxes consists of the following for the years ended December 31,

                                                                       1995       1996       1997
                                                                     ---------  ---------  ---------
U.S. Federal and state:
  Current..........................................................  $    (150) $    (177) $    (607)
  Deferred.........................................................        397        518      1,178
                                                                     ---------  ---------  ---------
    Total U.S. Federal and state...................................        247        341        571
                                                                     ---------  ---------  ---------
Non-U.S.:
  Current..........................................................         --         --         18
  Deferred.........................................................         --         --         (8)
                                                                     ---------  ---------  ---------
    Total non-U.S..................................................         --         --         10
                                                                     ---------  ---------  ---------
    Total..........................................................  $     247  $     341  $     581
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

    The following table sets forth the significant differences between the U.S. federal statutory taxes and the Company's provision for income taxes for consolidated financial statement purposes:

                                                                        1995       1996       1997
                                                                      ---------  ---------  ---------
Tax expense at statutory rate.......................................  $     364  $     502  $     732
Goodwill............................................................         --         --         26
Effect of minority interest on foreign earnings.....................       (123)      (168)      (185)
Other...............................................................          6          7          8
                                                                      ---------  ---------  ---------
    Total taxes.....................................................  $     247  $     341  $     581
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------

    The Company's deferred tax assets (liabilities) are comprised of the following at December 31:

                                                                               1996       1997
                                                                             ---------  ---------
Deferred tax assets:.......................................................  $      --  $       8
                                                                             ---------  ---------
    Total deferred tax assets..............................................  $      --  $       8
                                                                             ---------  ---------
Deferred tax liabilities:
    Undistributed Indian income............................................       (940)    (2,601)
                                                                             ---------  ---------
    Total deferred tax liabilities.........................................       (940)    (2,601)
                                                                             ---------  ---------
Net deferred tax liability.................................................  $    (940) $  (2,593)
                                                                             ---------  ---------
                                                                             ---------  ---------

                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

                (in thousands, except share and per share data)

6. INCOME TAXES (CONTINUED)
    CTS India is an export oriented company that is entitled to claim a tax holiday for a period of five years from April 1996 through March 2001 in respect to its export profits. Under the Indian Income Tax Act of 1961, all of the Company's earnings are currently exempt from Indian Income Tax as profits are attributable to export operations. However, since management intends to repatriate all earnings from India to the United States, the Company has provided deferred U.S. income taxes on all undistributed earnings. The Company has determined that the income taxes recorded by the Company would not be materially different in the absence of the current tax exemption and, therefore, the tax exemption had no material effect on earnings per share.

7. CAPITAL STOCK


    A. COMMON STOCK. On June 12, 1998, the Company amended and restated its certificate of incorporation to authorize 100,000,000 shares of Class A common stock, par value $.01 per share, 15,000,000 shares of Class B common stock, par value $.01 per share, and 15,000,000 shares of preferred stock, par value $.10 per share, and effected a 0.65 for one reverse stock split. All applicable shares and per share amounts in the accompanying financial statements have been retroactively adjusted to reflect this recapitalization. Holders of Class A common stock have one vote per share and holders of Class B common stock have ten votes per share. Holders of Class B common stock are entitled to convert their shares into Class A common stock at any time on a share for share basis. No preferred stock has been issued.



    B. REDEEMABLE COMMON STOCK. On July 25, 1997, certain management employees of the Company and its affiliates subscribed and subsequently purchased Common Stock under the "Key Employees Restricted Stock Purchase Plan." These shares were purchased by the employees at the then estimated fair market value of $3.85 per share. Holders of the stock may put, at any time, to the Company their shares at the lower of the purchase price or the share price based on a valuation of the Company at the time of the put. Upon the consummation of a public offering, this put right would terminate. The Company has recorded the value of the purchased stock outside the equity section. When all redemption conditions are removed, such stock will be reclassified to common stock.


8. EMPLOYEE STOCK OPTIONS PLANS

    In July 1997, the Company adopted the Key Employees' Stock Option Plan (the "Employee Option Plan"). Under the Employee Option Plan, the Company may grant non-qualified stock options which become exercisable on April 2006, with certain acceleration provisions of the vesting period to 25.0% per year over four years from the grant date should an initial public offering or change in control occur. The number of shares authorized for issuance under the Employee Option Plan is 747,500 of which 520,325 options were granted as of December 31, 1997. These options give certain employees the right to purchase the Company's Common Stock at an exercise price at least equal to the fair value of the stock at the date of the grant. In July 1997, the exercise price was equal to the fair value of the Company Stock, determined by the Board of Directors based upon the purchase price of the minority interest in the Company's Indian subsidiary, as well as an independent valuation. Effective prior to the consummation of the Company's initial public offering, the number of shares authorized for issuance under the Employee Option Plan will be reduced to 698,750 from 747,500. In March and May 1998, the Company granted options to purchase an aggregate of 112,200 shares under the Employee Option Plan to certain employees effective upon the

                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

                (in thousands, except share and per share data)

8. EMPLOYEE STOCK OPTIONS PLANS (CONTINUED) consummation of the Company's initial public offering at an exercise price equal to the initial public offering price per share.

    In December 1997, the Company adopted the 1997 Non-Employee Directors' Stock Option Plan (the "Directors Option Plan"). Under the Directors Option Plan, the Company granted non-qualified stock options to certain directors which become exercisable in April 2006, with certain acceleration provisions of the vesting period to 50.0% per year over two years from the grant date should an initial public offering or change in control occur. The number of shares authorized for issuance under the Directors Option Plan is 32,500. On December 31, 1997, 19,500 options were granted under the Directors Option Plan and are outstanding. Effective prior to the consummation of the Company's initial public offering, the number of shares authorized for issuance under the Directors Option Plan was increased to 71,500 from 32,500 shares. In March 1998, the Company granted options to purchase an aggregate of 36,500 shares under the Directors Option Plan to certain directors effective upon the consummation of the Company's initial public offering at an exercise price equal to the initial public offering price per share.

    In March 1998, the Company granted non-qualified stock options to purchase an aggregate of 48,750 shares to the Company's Chairman and Chief Executive Officer at an exercise price of $6.92 per share.

    A summary of the Company's stock option activity, and related information is as follows:

                                                                                    YEAR ENDED DECEMBER 31, 1997
                                                                                    ----------------------------
                                                                                               WEIGHTED AVERAGE
                                                                                     SHARES     EXERCISE PRICE
                                                                                    ---------  -----------------
Outstanding at beginning of year..................................................         --             --

  Granted, Employee Option Plan...................................................    520,325      $    3.85
  Granted, Directors Option Plan..................................................     19,500           9.08
  Exercised.......................................................................         --             --
  Canceled........................................................................         --             --
                                                                                    ---------          -----

Outstanding -- end of year........................................................    539,825           4.04

Exercisable -- end of year........................................................         --             --

    The following summarizes information about the Company's stock options outstanding and exercisable by price range at December 31, 1997:

             AVERAGE REMAINING
  NUMBER        CONTRACTUAL                          NUMBER
OUTSTANDING    LIFE IN YEARS    EXERCISE PRICE     EXERCISABLE
-----------  -----------------  ---------------  ---------------
520,325...        8.6 years        $    3.85           --
19,500....        9.0 years        $    9.08           --
-----------
   539,825

    No compensation cost was recognized by the Company under APB 25 for 1995, 1996 or 1997.

    Had compensation cost for the Company's stock-based compensation plans, as well as Cognizant options held by certain executive officers (Note 9), been determined based on the fair value at the grant

                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

                (in thousands, except share and per share data)

8. EMPLOYEE STOCK OPTIONS PLANS (CONTINUED) dates for awards under those plans, consistent with the method prescribed by SFAS No. 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                                                                  DECEMBER 31,
                                                                                         -------------------------------
                                                                                           1995       1996       1997
                                                                                         ---------  ---------  ---------
Net income
  As reported..........................................................................  $     461  $     642  $   1,028
  Pro forma............................................................................  $     461  $     608  $     778

As reported
  Net income per share, basic..........................................................  $    0.07  $    0.10  $    0.16
  Net income per share, diluted........................................................  $    0.07  $    0.10  $    0.16

Pro forma
  Net income per share, basic..........................................................  $    0.07  $    0.09  $    0.12
  Net income per share, diluted........................................................  $    0.07  $    0.09  $    0.12

    The pro forma disclosures shown above are not representative of the effects on net income and earnings per share in future years.

    For purposes of pro forma disclosures only, the fair value for all Company options was estimated at the date of grant using the Black-Scholes option model with the following weighted average assumptions in 1997: risk-free interest rate of 6.3%, expected dividend yield of 0.0%, expected volatility of 40.0% and expected life of 8.7 years. The weighted-average fair value of the Company's options granted was $2.38 during 1997. The assumptions used in 1996 and 1997 for Cognizant stock options were: risk-free interest rate of 5.9%, expected dividend yield of 0.3%, expected volatility of 25.0% and expected life of 4.5 years. The weighted averge fair value of Cognizant stock options granted to certain executive officers in 1996 and 1997 was $9.76 and $13.12, respectively.

9. TRANSACTIONS WITH AFFILIATES

    BACKGROUND. The Company began its software development and maintenance services business in early 1994 as an in-house technology development center for The Dun & Bradstreet Corporation and its operating units. These operating units principally included A.C.Nielsen, Dun & Bradstreet Information Services, Dun & Bradstreet Software, Erisco, Inc. ("Erisco"), IMS International, Inc. ("IMS"), NCH Promotional Services, Inc. ("NCH Promotional Services"), Nielsen Media Research, Inc. ("Nielsen Media Research"), The Reuben H. Donnelley Corporation ("RHDonnelley"), Pilot Software, Inc. ("Pilot Software") and Sales Technologies, Inc. ("Sales Technologies"), and a majority interest in Gartner Group, Inc. ("Gartner Group"). In November 1996, the Company, Erisco, IMS, Nielsen Media Research, Pilot Software, Sales Technologies and certain other entities, plus a majority interest in Gartner Group, were spun-off from The Dun & Bradstreet Corporation to form Cognizant, the parent of the Company. At that time, ACNielsen was separately spun-off from The Dun & Bradstreet Corporation and Dun & Bradstreet Software was sold to GEAC Software. In 1997, Cognizant sold Pilot Software to a third party.

                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

                (in thousands, except share and per share data)

9. TRANSACTIONS WITH AFFILIATES (CONTINUED)
    REVENUES. In 1995, the Company recognized related party revenues totaling $6,877 including revenues from A.C.Nielsen, Dun & Bradstreet Information Services, Dun & Bradstreet Software, NCH Promotional Services, Erisco, IMS, Nielsen Media Research and Pilot Software.

    In 1996, the Company recognized related party revenues totaling $9,257 including revenues from A.C.Nielsen, Dun & Bradstreet Information Services, Dun & Bradstreet Software and NCH Promotional Services through November 1, 1996 (the effective date of the spin-off of Cognizant from The Dun & Bradstreet Corporation) and revenues from Erisco, IMS, Nielsen Media Research and Pilot Software are included as related party revenues for the full year.

    In 1997, the Company recognized related party revenues totaling $10,846 including revenues from Erisco, IMS, Nielsen Media Research, Sales Technologies, Pilot Software and Gartner Group for the full year.

    In the three months ended March 31, 1998, the Company recognized related party revenues totaling $3,709, including revenues from IMS, Nielsen Media Research, Sales Technologies and Gartner Group.

    SERVICES. The Company and certain operating subsidiaries of Cognizant have entered into Master Services Agreements pursuant to which the Company provides IT services to such subsidiaries.

    Cognizant and The Dun & Bradstreet Corporation provided the Company with certain administrative services, including financial planning and administration, legal, tax planning and compliance, treasury and communications, and permitted the Company to participate in Cognizant's insurance and employee benefit plans. Costs for these services were allocated to the Company based on utilization of certain specific services and, where not estimable, based upon assets employed by the Company in proportion to Cognizant's total assets. Management believes that these allocations are reasonable. These allocations were $185, $354, and $835 for the years ended December 31, 1995, 1996 and 1997, respectively, and $405 for the three months ended March 31, 1998.

    The Company has financed the acquisition of the minority interest and its operations through the expansion and contraction of intercompany balances with Cognizant. No interest has been charged on these transactions.

    Such transactions in 1995, 1996 and 1997 and the three months ended March 31, 1998 are as follows:

                                                                                        THREE MONTHS
                                                                                            ENDED
                                                        1995       1996       1997     MARCH 31, 1998
                                                      ---------  ---------  ---------  ---------------
                                                                                         (UNAUDITED)
Loans and advances, net.............................  $     (28) $     315  $   2,251     $    (172)
Purchase of minority interest.......................         --         --      3,418            --
                                                            ---  ---------  ---------         -----
Proceeds (to) from related party....................  $     (28) $     315  $   5,669     $    (172)
                                                            ---  ---------  ---------         -----
                                                            ---  ---------  ---------         -----

    LEASES. Beginning January 1, 1997 through May 31, 1999, the Company began subleasing office space from a subsidiary of Cognizant. The Company made annual lease payments to the subsidiary of $99 in 1997 and $26 in the three months ended March 31, 1998.

                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

                (in thousands, except share and per share data)

9. TRANSACTIONS WITH AFFILIATES (CONTINUED)
    PENSION PLANS. Certain employees of the Company participate in Cognizant's defined benefit pension plans. The plans are cash balance pension plans under which six percent of creditable compensation plus interest is credited to the employee's retirement account on a monthly basis. The cash balance earns monthly investment credits based on the 30-year Treasury bond yield. At the time of retirement, the vested employee's account balance is actuarially converted into an annuity. The Company's cost for these plans is included in the allocation of expense from Cognizant for employee benefits plans.

    COGNIZANT STOCK OPTIONS. In November 1996, in consideration for services to the Company, Cognizant granted an executive officer and director of the Company options to purchase an aggregate of 114,900 shares of the common stock of Cognizant at an exercise price of $33.38 per share. Such executive officer and director has agreed to forfeit options to purchase 58,334 shares of Cognizant common stock upon the consummation of the Company's initial public offering.

    In November 1996, Cognizant granted an executive officer options to purchase an aggregate of 60,000 shares of the common stock of Cognizant at an exercise price of $33.38 per share. In addition, in November 1996, such executive officer was granted options to purchase an aggregate of 20,000 shares of the common stock of Cognizant at an exercise price of $33.38 per share, which was equal to the fair market value at the grant date, by paying ten percent of the option exercise price as an advance payment toward such exercise. The unvested portion of such advance payment in refundable under certain conditions. The remaining 90 percent is payable at exercise.

    LOAN. In October 1997, the Company loaned $63 to an executive officer. The loan bears interest at the rate of two percent per annum.

10. COMMITMENTS

    The Company leases office space under operating leases which expire at various dates through year 2004. Certain leases contain renewal provisions and generally require the Company to pay utilities, insurance, taxes, and other operating expenses. The remaining lease terms on the Company's development facilities in India range from two to nine years. These leases contain a one-sided right for the Company to terminate its occupancy, without penalty, with ninety days notification. Future minimum rental payments under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 1997 are as follows:

1998................................................................  $     283
1999................................................................         45
                                                                      ---------
Total minimum lease payments........................................  $     328
                                                                      ---------
                                                                      ---------

    Included in the above figures are future rental payments to a related party of $105 in 1998 and $44 in 1999.

    Rental expense totaled $141, $241 and $509 for years ended December 31, 1995, 1996 and 1997, respectively and $181 for the three months ended March 31, 1998.

    At December 31, 1997, the Company had a letter of credit in the amount of $725 for the purchase of a mainframe computer. Subsequent to year end, the letter of credit was paid.

                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

                (in thousands, except share and per share data)

11. SEGMENT INFORMATION

    Information about the Company's operations and total assets in North America, Europe and Asia is presented as follows:

                                                                                       THREE
                                                                                      MONTHS
                                                                                    ENDED MARCH
                                                     1995       1996       1997      31, 1998
                                                   ---------  ---------  ---------  -----------
                                                                                    (UNAUDITED)
REVENUES
North America....................................  $   5,737  $   9,641  $  21,217   $   8,544
Europe...........................................      1,438      2,114      3,177       1,610
Asia.............................................         --        277        350          84
                                                   ---------  ---------  ---------  -----------
Consolidated.....................................  $   7,175  $  12,032  $  24,744   $  10,238
                                                   ---------  ---------  ---------  -----------
                                                   ---------  ---------  ---------  -----------
OPERATING INCOME
North America....................................  $     838  $   1,128  $   1,685   $   3,596
Europe...........................................        181        303        400         678
Asia.............................................         --         35         44          35
                                                   ---------  ---------  ---------  -----------
Consolidated.....................................  $   1,019  $   1,466  $   2,129   $   4,309
                                                   ---------  ---------  ---------  -----------
                                                   ---------  ---------  ---------  -----------
IDENTIFIABLE ASSETS
North America....................................  $   2,114  $   3,110  $   9,930   $  10,551
Europe...........................................         --         --         60       1,702
Asia.............................................      3,337      4,717      8,308       7,199
                                                   ---------  ---------  ---------  -----------
Consolidated.....................................  $   5,451  $   7,827  $  18,298   $  19,452
                                                   ---------  ---------  ---------  -----------
                                                   ---------  ---------  ---------  -----------

    The Company, operating globally, provides software development and maintenance services for medium and large businesses. North American operations consist primarily of software development and maintenance services in the United States and Canada. European operations consist primarily of software development and maintenance services principally in the United Kingdom and Germany. Asian operations consist primarily of software development and maintenance services principally in India.

    In the three months ended March 31, 1998, sales to one related party customer accounted for 36.2% of revenue and two third-party customers accounted for 26.6% of revenue. In 1997, sales to one related party customer accounted for 43.8% of revenues and one third party customer accounted for 13.9% of revenues. In 1996 one related party customer accounted for 76.9% of revenues. In 1995 one related party customer accounted for 95.8% of revenues.

12. CONTINGENCIES

    The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the outcome of such claims and legal actions, if decided adversely, will not have a material adverse effect on the Company's business, financial condition and results of operations.

                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

                (in thousands, except share and per share data)

13. SUBSEQUENT EVENTS

    AFFILIATED AGREEMENTS. Subsequent to December 31, 1997, the Company has agreed to enter into various agreements with Cognizant effective upon the Company's initial public offering. The agreements will include an Intercompany Services Agreement for services provided by Cognizant such as payroll and payables processing, tax, finance, personnel administration, real estate and risk management services, a License Agreement to use the "Cognizant" trade name and an Intercompany Agreement.

    REORGANIZATION OF COGNIZANT. On January 15, 1998, Cognizant announced that it would, subject to certain conditions, reorganize itself, by splitting the Nielsen Media Research business from the rest of its businesses, creating two publicly traded companies, IMS Health Corporation ("IMS HEALTH") and Nielsen Media Research. Subject to certain conditions, including obtaining a ruling on the reorganization from the IRS, and final Cognizant board approval, Cognizant expects the reorganization to be consummated in mid-1998. The shares of the Company held by Cognizant will be held by IMS HEALTH following the reorganization and all services previously provided to the Company by Cognizant will be provided by IMS HEALTH. Following the reorganization, Nielsen Media Research will no longer be affiliated with the Company.

    PUBLIC OFFERING. On April 8, 1998, the Company filed a Registration Statement on Form S-1. The Company intends to use a portion of the net proceeds to repay the amount due to Cognizant.

    SUPPLEMENTAL NET INCOME PER SHARE (UNAUDITED)

                                                                                          THREE MONTHS
                                                                 DECEMBER 31, 1997    ENDED MARCH 31, 1998
                                                                -------------------  -----------------------
    Supplemental net income per share, basic and diluted......       $    0.14              $    0.10
                                                                         -----                  -----
                                                                         -----                  -----

    Supplemental net income per share is presented to reflect the impact on net income per share when proceeds from 539,500 shares of common stock from the offering are used to repay amounts due to Cognizant. The supplemental basic shares of 7,101,229 and diluted shares of 7,144,025 as of December 31, 1997 were computed by adding 539,500 shares of Class A common stock offered by the Company hereby to the 6,547,396 basic weighted average shares outstanding and to the 6,604,525 diluted weighted average shares outstanding as of December 31, 1997. The supplemental basic shares of 7,153,250 and diluted shares of 7,357,896 as of March 31, 1998 were computed by adding 539,500 shares of Class A Common Stock offered by the Company hereby to 6,613,750 basic weighted average shares outstanding and to the 6,818,396 diluted weighted average shares outstanding as of March 31, 1998.

                                     [LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee...............  $  12,865
National Association of Securities Dealers, Inc. fee..............      4,861
Nasdaq National Market listing fee................................     53,750
Accountants' fees and expenses....................................    210,000
Legal fees and expenses...........................................    275,000
Blue Sky fees and expenses........................................     10,000
Transfer Agent's fees and expenses................................      5,000
Printing and engraving expenses...................................    135,000
Miscellaneous.....................................................    138,524
                                                                    ---------
    Total expenses................................................  $ 845,000
                                                                    ---------
                                                                    ---------

    The Company will bear all of the foregoing fees and expenses. The Selling Stockholder will not bear any of the foregoing fees and expenses.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Delaware General Corporation Law and the Company's Certificate of Incorporation and Bylaws limit the monetary liability of directors to the Company and to its stockholders and provide for indemnification of the Company's officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. The Company also intends to enter into indemnification agreements with directors and officers that provide for the maximum indemnification allowed by law. Reference is made to the Company's Certificate of Incorporation, Bylaws and form of Indemnification Agreement for Officers and Directors filed as Exhibits 3.1, 3.2 and 10.1 hereto, respectively.

    Cognizant Corporation has an insurance policy which insures the directors and officers of Cognizant and its subsidiaries, including the Company, against certain liabilities which might be incurred in connection with the performance of their duties.

    The Underwriting Agreement filed as Exhibit 1.1 hereto also contains certain provisions pursuant to which certain officers, directors and controlling persons of the Company may be entitled to be indemnified by the underwriters named therein.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    During the past three years, the Registrant has issued the securities set forth below which were not registered under the Securities Act:

         1. On July 25, 1997, the Company sold 16,250 shares of Class A Common Stock to Mr. Coburn for a purchase price of $3.85 per share.

         2. On July 25, 1997, the Company sold 9,750 shares of Class A Common Stock to Mr. D'Souza for a purchase price of $3.85 per share.

         3. On July 25, 1997, the Company sold 3,250 shares of Class A Common Stock to Ms. Fash for a purchase price of $3.85 per share.

         4. On July 25, 1997, the Company sold 3,250 shares of Class A Common Stock to Ms. Kontogouris for a purchase price of $3.85 per share.

         5. On July 25, 1997, the Company sold 81,250 shares of Class A Common Stock to Mr. Mahadeva for a purchase price of $3.85 per share.

         6. On July 25, 1997, the Company granted non-qualified stock options to purchase 26,000 shares of Class A Common Stock to Mr. Coburn at an exercise price of $3.85 per share.

         7. On July 25, 1997, the Company granted non-qualified stock options to purchase 32,500 shares of Class A Common Stock to Mr. D'Souza at an exercise price of $3.85 per share.

         8. On July 25, 1997, the Company granted non-qualified stock options to purchase 130,000 shares of Class A Common Stock to Mr. Mahadeva at an exercise price of $3.85 per share.

         9. On July 25, 1997, the Company granted non-qualified stock options to purchase 58,500 shares of Class A Common Stock to Mr. Narayanan at an exercise price of $3.85 per share.

        10. On July 25, 1997, the Company granted non-qualified stock options to purchase an aggregate of 273,325 shares of Class A Common Stock to various key employees of the Company at an exercise price of $3.85 per share.

        11. On December 31, 1997, the Company granted non-qualified stock options to purchase 6,500 shares of Class A Common Stock to a former director, who was a key employee of a subsidiary of Cognizant, at an exercise price of $9.08 per share.

        12. On December 31, 1997, the Company granted non-qualified stock options to purchase 6,500 shares of Class A Common Stock to Ms. Fash at an exercise price of $9.08 per share.

        13. On December 31, 1997, the Company granted non-qualified stock options to purchase 6,500 shares of Class A Common Stock to Ms. Kontogouris at an exercise price of $9.08 per share.

        14. In March 1998, the Company granted non-qualified stock options to purchase 48,750 shares of Class A Common Stock to Mr. Mahadeva for an exercise price of $6.92 per share.

        15. In March 1998, the Company granted non-qualified stock options to purchase an aggregate of 47,450 shares of Class A Common Stock to certain key employees to be effective upon consummation of this offering at an exercise price equal to the initial public offering price per share, including options to purchase 6,500 shares to Mr. D'Souza.

        16. In March 1998, the Company granted non-qualified stock options to purchase 6,500 shares of Class A Common Stock to Mr. Bellomo and options to purchase 15,000 shares of Class A Common Stock to each of Messrs. Cosgrave and Klein to be effective upon consummation of this offering at an exercise price equal to the initial public offering price per share.

        17. In May 1998, the Company granted non-qualified stock options under the Employee Option Plan to purchase an aggregate of 64,750 shares of Class A Common Stock to certain key employees effective upon consummation of this offering at an exercise price equal to the initial public offering price per share.

    The sales and issuances of the shares of Common Stock and options to purchase Common Stock discussed above were exempt from registration by virtue of
Section 4(2) of the Securities Act of 1933 and Rule 701 promulgated thereunder.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS:


EXHIBIT
NUMBER                                DESCRIPTION
------ --------------------------------------------------------------------------
  1.1** Form of Underwriting Agreement.

  2.1** Share Purchase Agreement between the Company and Satyam Computer Services
         Limited.

  3.1** Amended and Restated Certificate of Incorporation of the Registrant.

  3.2** Bylaws of the Registrant.

  5.1** Opinion of O'Sullivan Graev & Karabell, LLP, counsel to the Registrant, as to the legality of the shares being registered.

 10.1** Form of Indemnification Agreement for Directors and Officers.

 10.2** Amended and Restated Cognizant Technology Solutions Key Employees' Stock
         Option Plan.

 10.3** Amended and Restated Cognizant Technology Solutions Non-Employee
         Directors' Stock Option Plan.

 10.4** Option Agreement between the Company and Wijeyaraj Mahadeva.

 10.5** Form of Master Services Agreement between the Company and each of I.M.S.
         International, Inc., IMS America, Ltd. and Nielsen Media Research, Inc.

 10.6** License Agreement between the Company and Cognizant Corporation.

 10.7** Intercompany Agreement between the Company and Cognizant Corporation.

 10.8** Intercompany Services Agreement between the Company and Cognizant
         Corporation.

 10.9** Form of Severance and Noncompetition Agreement between the Company and each of its Executive Officers.

 21.1** List of Subsidiaries.

 23.1* Consent of Coopers & Lybrand L.L.P.

 23.2** Consent of O'Sullivan Graev & Karabell, LLP (included in Exhibit 5.1).

 24.1** Powers of Attorney.

 27.1** Financial Data Schedule.


------------------------

*   Filed herewith.

**  Previously filed.

    (B) FINANCIAL STATEMENT SCHEDULE


                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Cognizant Technology Solutions
Corporation:

    Our report on the consolidated financial statements of Cognizant Technology Solutions Corporation as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, has been included in this Form S-1 of Cognizant Technology Solutions Corporation. In connection with our audits of such consolidated financial statements, we have also audited the related financial statement schedule.

    In our opinion, the consolidated financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          Coopers & Lybrand L.L.P.


New York, New York
March 24, 1998, except as to
Note 7A which is as of June 12, 1998.


                                                             COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
                                                           SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                                     FOR THE YEAR ENDED DECEMBER 31, 1995, 1996 AND 1997 AND THE
                                                                  THREE MONTHS ENDED MARCH 31, 1998
                                                   ---------------------------------------------------------------
                                                   BALANCE BEGINNING  ADDITIONS CHARGED               BALANCE END
DESCRIPTION                                            OF PERIOD         TO EXPENSE      DEDUCTIONS    OF PERIOD
-------------------------------------------------  -----------------  -----------------  -----------  ------------
                                                                           (IN THOUSANDS)

ALLOWANCE FOR DOUBTFUL ACCOUNTS:

For the Year Ended December 31, 1995.............      $      --          $      --       $      --    $       --
                                                         -------            -------      -----------  ------------
                                                         -------            -------      -----------  ------------

For the Year Ended December 31, 1996.............      $      --          $      --       $      --    $       --
                                                         -------            -------      -----------  ------------
                                                         -------            -------      -----------  ------------

For the Year Ended December 31, 1997.............      $      --          $     239       $      --    $      239
                                                         -------            -------      -----------  ------------
                                                         -------            -------      -----------  ------------

For the Three Months Ended March 31, 1998
  (unaudited)....................................      $     239          $      --       $     (62)   $      177
                                                         -------            -------      -----------  ------------
                                                         -------            -------      -----------  ------------

ITEM 17.  UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The Registrant hereby undertakes that:

        (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

        (ii) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 18th day of June, 1998.


                                COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

                                By:            /s/ WIJEYARAJ MAHADEVA
                                     -----------------------------------------
                                                 Wijeyaraj Mahadeva
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed on this 18th day of June, 1998, by the persons listed below.


          SIGNATURE                       TITLE
------------------------------  --------------------------
                                Chairman and Chief
    /s/ WIJEYARAJ MAHADEVA        Executive Officer
------------------------------    (principal executive
      Wijeyaraj Mahadeva          officer) and Director

                                Chief Financial Officer,
      /s/ GORDON COBURN           Treasurer and Secretary
------------------------------    (principal financial and
        Gordon Coburn             accounting officer)
              *
------------------------------  Director
       Anthony Bellomo

              *
------------------------------  Director
       Paul J. Cosgrave

              *
------------------------------  Director
       Victoria R. Fash

              *
------------------------------  Director
        John E. Klein

              *
------------------------------  Director
     Venetia Kontogouris

*By                     /s/ GORDON COBURN
           -------------------------------------------
                         Attorney-in-Fact